Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This report contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of the Annual Report of Bank of America Corporation and its subsidiaries (the Corporation) should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this report as well as those discussed under Item 1A. “Risk Factors.” The statements are representative only as of the date they are made, and the Corporation undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: changes in general economic conditions and economic conditions in the geographic regions and industries in which the Corporation operates which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense; changes in the interest rate environment which may reduce interest margins and impact funding sources; changes in foreign exchange rates; adverse movements and volatility in debt and equity capital markets; changes in market rates and prices which may adversely impact the value of financial products including securities, loans, deposits, debt and derivative financial instruments, and other similar financial instruments; political conditions and related actions by the United States abroad which may adversely affect the Corporation’s businesses and economic conditions as a whole; liabilities resulting from litigation and regulatory investigations, including costs, expenses, settlements and judgments; changes in domestic or foreign tax laws, rules and regulations as well as court, Internal Revenue Service or other governmental agencies’ interpretations thereof; various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System (FRB), the Office of the Comptroller of the Currency (OCC), the Federal Deposit Insurance Corporation (FDIC), state regulators and the Financial Services Authority (FSA); changes in accounting standards, rules and interpretations; competition with other local, regional and international banks, thrifts, credit unions and other nonbank financial institutions; ability to grow core businesses; ability to develop and introduce new banking-related products, services and enhancements, and gain market acceptance of such products; mergers and acquisitions and their integration into the Corporation; decisions to downsize, sell or close units or otherwise change the business mix of the Corporation; and management’s ability to manage these and other risks.

The Corporation, headquartered in Charlotte, North Carolina, operates in 30 states, the District of Columbia and 44 foreign countries. The Corporation provides a diversified range of banking and nonbanking financial services and products domestically and internationally through three business segments: Global Consumer and Small Business Banking, Global Corporate and Investment Banking, and Global Wealth and Investment Management.

At December 31, 2006, the Corporation had $1.5 trillion in assets and approximately 203,000 full-time equivalent employees. Notes to Consolidated Financial Statements referred to in Management’s Discussion and Analysis of Financial Condition and Results of Operations are incorporated by reference into Management’s Discussion and Analysis of Financial Condition and Results of Operations. Certain prior period amounts have been reclassified to conform to current period presentation.

Recent Events

In January 2007, the Board of Directors (the Board) authorized a stock repurchase program of up to 200 million shares of the Corporation’s common stock at an aggregate cost not to exceed $14.0 billion to be completed within a period of 12 to 18 months. In April 2006, the Board authorized a stock repurchase program of up to 200 million shares of the Corporation’s common stock at an aggregate cost not to exceed $12.0 billion to be completed within a period of 12 to 18 months, of which the lesser of approximately $4.9 billion, or 63.1 million shares, remains available for repurchase under the program at December 31, 2006.

In January 2007, the Board declared a regular quarterly cash dividend on common stock of $0.56 per share, payable on March 23, 2007 to common shareholders of record on March 2, 2007. In October 2006, the Board declared a regular quarterly cash dividend on common stock of $0.56 per share which was paid on December 22, 2006 to common shareholders of record on December 1, 2006. In July 2006, the Board increased the quarterly cash dividend on common stock 12 percent from $0.50 to $0.56 per share.

In December 2006, the Corporation completed the sale of its retail and commercial business in Hong Kong and Macau (Asia Commercial Banking business) to China Construction Bank (CCB) for $1.25 billion. The sale resulted in a $165 million gain (pre-tax) that was recorded in Other Income.

In November 2006, the Corporation announced a definitive agreement to acquire U.S. Trust Corporation (U.S. Trust) for $3.3 billion in cash. U.S. Trust is one of the largest and most respected U.S. firms which focuses exclusively on managing wealth for high net-worth and ultra high net-worth individuals and families. The acquisition will significantly increase the size and capabilities of the Corporation’s wealth business and position it as one of the largest financial services companies managing private wealth in the U.S. The transaction is expected to close in the third quarter of 2007.

In November 2006, the Corporation issued 81,000 shares of Bank of America Corporation Floating Rate Non-Cumulative Preferred Stock, Series E with a par value of $0.01 per share for $2.0 billion. In September 2006, the Corporation issued 33,000 shares of Bank of America Corporation 6.204% Non-Cumulative Preferred Stock, Series D with a par value of $0.01 per share for $825 million. In July 2006, the Corporation redeemed its 700,000 shares, or $175 million, of Fixed/Adjustable Rate Cumulative Preferred Stock and redeemed its 382,450 shares, or $96 million, of 6.75% Perpetual Preferred Stock. Both classes were redeemed at their stated value of $250 per share, plus accrued and unpaid dividends.

In September 2006, the Corporation completed the sale of its Brazilian operations in exchange for approximately $1.9 billion in equity of Banco Itaú Holding Financeira S.A. (Banco Itaú), Brazil’s second largest nongovernment-owned banking company. The sale resulted in a $720 million gain (pre-tax) that was recorded in Other Income. In August 2006, we announced a definitive agreement to sell our operations in Chile and Uruguay for stock in Banco Itaú and other consideration totaling approximately $615 million. These transactions, as well as the previously announced sale of our operations in Argentina, are expected to close in early 2007.

MBNA Merger Overview

The Corporation acquired 100 percent of the outstanding stock of MBNA Corporation (MBNA) on January 1, 2006, for $34.6 billion. In connection therewith 1,260 million shares of MBNA common stock were exchanged for 631 million shares of the Corporation’s common stock. Prior to the MBNA merger, this represented approximately 16 percent of the Corporation’s outstanding common stock. MBNA shareholders also received cash of $5.2 billion. The MBNA merger was a tax-free merger for the Corporation. The acquisition expands the Corporation’s customer base and its opportunity to deepen customer relationships across the full breadth of the Corporation by delivering innovative deposit, lending and investment products and services to MBNA’s customer base. Additionally, the acquisition allows the Corporation to significantly increase its affinity relationships through MBNA’s credit card operations and sell these credit cards through our delivery channels (including the retail branch network). MBNA’s results of operations were included in the Corporation’s results beginning January 1, 2006. The purchase price has been allocated to the assets acquired and the liabilities assumed based on their fair values at the MBNA merger date. For more information related to the MBNA merger, see Note 2 of the Corporation’s Consolidated Financial Statements.

Economic Overview

In 2006, the U.S. economic performance was healthy as real Gross Domestic Product grew an estimated annualized 3.4 percent. Consumer spending remained resilient despite significant declines in housing and mortgage refinancing activities. Global economies recorded another solid year of growth, led by robust expansion in Asia. Importantly, Germany and Japan maintained their economic momentum as the U.S. weathered a soft patch in growth. The FRB concluded two consecutive years of rate hikes in June, raising its rate to 5.25 percent, as increases remained on hold in the second half of the year. The yield curve remained inverted for much of the second half of the year, reflecting the FRB’s rate increases, its inflation-fighting credibility, and rising foreign capital inflows. In response to the rate hikes and removal of monetary accommodation, housing sales and construction fell sharply, median house prices flattened after surging for a half decade, and mortgage refinancing activity fell sharply. However, business investment remained strong, and solid increases in nonresidential construction partially offset the declines in housing. Consumer spending, buoyed by rising personal incomes, relative low interest rates and record-breaking wealth, continued to grow, ending the year on a strong note. Dramatic declines in oil and energy prices in August through October sharply reduced inflation, while core measures of inflation, excluding the volatile energy and food components, rose through September. Core inflation drifted modestly lower through year end, but remained above the two percent upper bound of the FRB’s comfort range. With the exception of housing, automobiles and related industries sustained healthy product demand and modest pricing power provided businesses record profits. In this environment, businesses continued to hire, and the unemployment rate receded to 4.5 percent, well below its historic average.

Performance Overview

Net Income reached $21.1 billion, or $4.59 per diluted common share in 2006, increases of 28 percent and 14 percent from $16.5 billion, or $4.04 per diluted common share in 2005.

Table 1

Business Segment Total Revenue and Net Income

	Total Revenue		Net Income
(Dollars in millions)	2006	2005	2006	2005
Global Consumer and Small Business Banking (1)	$45,461	$28,899	$11,520	$7,213
Global Corporate and Investment Banking	20,595	19,369	5,832	5,733
Global Wealth and Investment Management	7,359	6,874	2,198	2,081
All Other (1)	832	1,781	1,583	1,438
Total FTE basis (2)	74,247	56,923	21,133	16,465
FTE adjustment (2)	(1,224)	(832)	—	—
Total Consolidated	$73,023	$56,091	$21,133	$16,465

(1)

Global Consumer and Small Business Banking is presented on a managed basis. The corresponding securitization offset is recorded in All Other to present the consolidated results of the Corporation on a held basis. For more information see Business Segment Operations beginning on page 15.

(2)	Total revenue for the business segments and All Other is on a fully taxable-equivalent (FTE) basis. For more information on a FTE basis, see Supplemental Financial Data beginning on page 12.

Global Consumer and Small Business Banking (Managed Basis)

Net Income increased $4.3 billion, or 60 percent, to $11.5 billion and managed Total Revenue increased $16.6 billion, or 57 percent, to $45.5 billion in 2006 compared to 2005. These increases were driven by higher Net Interest Income and Noninterest Income. Net Interest Income increased primarily due to the MBNA merger and organic growth which increased Average Loans and Leases. Noninterest Income increased primarily due to the MBNA merger which resulted in higher managed Card Income driven by increases in interchange income, cash advance and late fees. These increases were partially offset by higher Noninterest Expense and Managed Credit Impact, primarily driven by the addition of MBNA. For more information on Global Consumer and Small Business Banking, see page 16.

Global Corporate and Investment Banking

Net Income increased $99 million, or two percent, to $5.8 billion in 2006 compared to 2005. Total Revenue increased $1.2 billion, or six percent, to $20.6 billion in 2006 compared to 2005, driven primarily by higher Trading Account Profits and Investment Banking Income. Offsetting these increases was the impact of ALM activities and spread compression in the loan portfolios which adversely impacted Net Interest Income. In addition, Net Income in 2006 was impacted by an increase in Noninterest Expense. For more information on Global Corporate and Investment Banking, see page 21.

Global Wealth and Investment Management

Net Income increased $117 million, or six percent, to $2.2 billion in 2006 compared to 2005. The increase was due to higher Total Revenue of $485 million, or seven percent, primarily as a result of an increase in Investment and Brokerage Services partially offset by an increase in Noninterest Expense of $277 million, or eight percent, driven by higher personnel-related costs.

Total assets under management increased $60.6 billion to $542.9 billion at December 31, 2006 compared to December 31, 2005. For more information on Global Wealth and Investment Management, see page 25.

All Other

Net Income increased $145 million to $1.6 billion in 2006 compared to 2005. Excluding our securitization offset as discussed in Note 20, Total Revenue increased $2.0 billion as a result of higher Net Interest Income of $1.1 billion and Noninterest Income of $919 million. These increases were partially offset by lower Gains (Losses) on Sales of Debt Securities of $(475) million in 2006 compared to $969 million in 2005. For more information on All Other, see page 28.

Financial Highlights

Net Interest Income

Net Interest Income on a FTE basis increased $4.2 billion to $35.8 billion in 2006 compared to 2005. The primary drivers of the increase were the impact of the MBNA merger (volumes and spreads), consumer and commercial loan growth, and increases in the benefits from asset and liability management (ALM) activities including higher portfolio balances (primarily residential mortgages) and the impact of changes in spreads across all product categories. These increases were partially offset by a lower contribution from market-based earning assets and the higher costs associated with higher levels of wholesale funding. The net interest yield on a FTE basis decreased two basis points (bps) to 2.82 percent in 2006 due primarily to an increase in lower yielding market-based earning assets and loan spreads that continued to tighten due to the flat to inverted yield curve. These decreases were partially offset by widening of spreads on core deposits. For more information on Net Interest Income on a FTE basis, see Tables I and II beginning on page 76.

Noninterest Income

Table 2

Noninterest Income

(Dollars in millions)	2006	2005
Card income	$14,293	$5,753
Service charges	8,224	7,704
Investment and brokerage services	4,456	4,184
Investment banking income	2,317	1,856
Equity investment gains	3,189	2,212
Trading account profits	3,166	1,763
Mortgage banking income	541	805
Other income	2,246	1,077
Total noninterest income	$38,432	$25,354

Noninterest Income increased $13.1 billion to $38.4 billion in 2006 compared to 2005, due primarily to the following:

•	Card Income on a held basis increased $8.5 billion primarily due to the addition of MBNA resulting in higher excess servicing income, cash advance fees, interchange income and late fees.

•	Service Charges grew $520 million due to increased non-sufficient funds fees and overdraft charges, account service charges, and ATM fees resulting from new account growth and increased account usage.

•	Investment and Brokerage Services increased $272 million primarily reflecting higher levels of assets under management.

•	Investment Banking Income increased $461 million due to higher market activity and continued strength in debt underwriting.

•

Equity Investment Gains increased $977 million primarily due to favorable market conditions driven by liquidity in the capital markets as well as a $341 million gain recorded on the liquidation of a strategic European investment.

•	Trading Account Profits increased $1.4 billion due to a favorable market environment, and benefits from previous investments in personnel and trading infrastructure.

•

Mortgage Banking Income decreased $264 million primarily due to weaker production income driven by margin compression, which negatively impacted the pricing of loans, and a decision to retain a larger portion of mortgage production.

•

Other Income increased $1.2 billion primarily related to the $720 million (pre-tax) gain on the sale of our Brazilian operations and the $165 million (pre-tax) gain on the sale of our Asia Commercial Banking business.

Provision for Credit Losses

The Provision for Credit Losses increased $996 million to $5.0 billion in 2006 compared to 2005. Provision expense rose due to increases from the addition of MBNA, reduced benefits from releases of commercial reserves and lower commercial recoveries. These increases were partially offset by lower bankruptcy-related credit costs on the domestic consumer credit card portfolio.

For more information on credit quality, see Credit Risk Management beginning on page 41.

Gains (Losses) on Sales of Debt Securities

Gains (Losses) on Sales of Debt Securities were $(443) million in 2006 compared to $1.1 billion in 2005. The decrease was primarily due to a loss on the sale of mortgage-backed securities in 2006 compared to gains recorded in 2005. For more information on Gains (Losses) on Sales of Debt Securities, see “Interest Rate Risk Management – Securities” beginning on page 65.

Noninterest Expense

Table 3

Noninterest Expense

(Dollars in millions)	2006	2005
Personnel	$18,211	$15,054
Occupancy	2,826	2,588
Equipment	1,329	1,199
Marketing	2,336	1,255
Professional fees	1,078	930
Amortization of intangibles	1,755	809
Data processing	1,732	1,487
Telecommunications	945	827
Other general operating	4,580	4,120
Merger and restructuring charges	805	412
Total noninterest expense	$35,597	$28,681

Noninterest Expense increased $6.9 billion to $35.6 billion in 2006 compared to 2005, primarily due to the MBNA merger, increased Personnel expense related to higher performance-based compensation and higher Marketing expense related to consumer banking initiatives. Amortization of Intangibles expense was higher due to increases in purchased credit card relationships, affinity relationships, core deposit intangibles and other intangibles, including trademarks.

Income Tax Expense

Income Tax Expense was $10.8 billion in 2006 compared to $8.0 billion in 2005, resulting in an effective tax rate of 33.9 percent in 2006 and 32.7 percent in 2005. The increase in the effective tax rate was primarily due to the charge to Income Tax Expense arising from the change in tax legislation discussed below, the one-time benefit recorded during 2005 related to the repatriation of certain foreign earnings and the January 1, 2006 addition of MBNA. For more information on Income Tax Expense, see Note 18 of the Consolidated Financial Statements.

During the second quarter of 2006, the President signed into law the Tax Increase Prevention and Reconciliation Act of 2005 (TIPRA). Among other things, TIPRA repealed certain provisions of prior law relating to transactions entered into under the extraterritorial income and foreign sales corporation regimes. The TIPRA repeal results in an increase in the U.S. taxes expected to be paid on certain portions of the income earned from such transactions after December 31, 2006. Accounting for the change in law resulted in the recognition of a $175 million charge to Income Tax Expense in 2006.

Balance Sheet Analysis

Table 4

Selected Balance Sheet Data

	December 31		Average Balance
(Dollars in millions)	2006	2005	2006	2005
Assets
Federal funds sold and securities purchased under agreements to resell	$135,478	$149,785	$175,334	$169,132
Trading account assets	153,052	131,707	145,321	133,502
Debt securities	192,846	221,603	225,219	219,843
Loans and leases, net of allowance for loan and lease losses	697,474	565,746	643,259	528,793
All other assets	280,887	222,962	277,548	218,622
Total assets	$1,459,737	$1,291,803	$1,466,681	$1,269,892
Liabilities
Deposits	$693,497	$634,670	$672,995	$632,432
Federal funds purchased and securities sold under agreements to repurchase	217,527	240,655	286,903	230,751
Trading account liabilities	67,670	50,890	64,689	57,689
Commercial paper and other short-term borrowings	141,300	116,269	124,229	95,657
Long-term debt	146,000	100,848	130,124	97,709
All other liabilities	58,471	46,938	57,278	55,793
Total liabilities	1,324,465	1,190,270	1,336,218	1,170,031
Shareholders’ equity	135,272	101,533	130,463	99,861
Total liabilities and shareholders’ equity	$1,459,737	$1,291,803	$1,466,681	$1,269,892

At December 31, 2006, Total Assets were $1.5 trillion, an increase of $167.9 billion, or 13 percent, from December 31, 2005. Average Total Assets in 2006 increased $196.8 billion, or 15 percent, from 2005. Growth in period end and average Total Assets was primarily attributable to the MBNA merger, which had $83.3 billion of Total Assets on January 1, 2006. The increase in Loans and Leases was also attributable to organic growth. In addition, market-based earning assets increased $42.2 billion and $46.9 billion on a period end and average basis due to continued growth and build out in the Capital Markets and Advisory Services business within Global Corporate and Investment Banking.

At December 31, 2006, Total Liabilities were $1.3 trillion, an increase of $134.2 billion, or 11 percent, from December 31, 2005. Average Total Liabilities in 2006 increased $166.2 billion, or 14 percent, from 2005. Growth in period end and average Total Liabilities was primarily attributable to increases in Deposits and Long-term Debt, due to the assumption of liabilities in connection with the MBNA merger and the net issuances of Long-term Debt. Funding requirements related to the support of growth in assets, including the financing needs of our trading business, resulted in increases in certain other funding categories.

Period end and average Shareholders’ Equity increased primarily from the issuance of stock related to the MBNA merger.

Federal Funds Sold and Securities Purchased under Agreements to Resell

The Federal Funds Sold and Securities Purchased under Agreements to Resell average balance increased $6.2 billion, or four percent, in 2006 compared to the prior year. The increase was from activities in the trading businesses, primarily in interest rate and equity products, as a result of expanded activities related to a variety of client needs.

Trading Account Assets

Trading Account Assets consist primarily of fixed income securities (including government and corporate debt), equity and convertible instruments. The average balance increased $11.8 billion to $145.3 billion in 2006, which was due to growth in client-driven market-making activities in interest rate, credit and equity products. For additional information, see Market Risk Management beginning on page 60.

Debt Securities

Available-for-sale (AFS) Debt Securities include fixed income securities such as mortgage-backed securities, foreign debt, asset-backed securities, municipal debt, U.S. Government agencies and corporate debt. We use the AFS portfolio primarily to manage interest rate risk and liquidity risk and to take advantage of market conditions that create more economically attractive returns on these investments. The average balance in the securities portfolio increased $5.4 billion from 2005 primarily due to the increase in the AFS portfolio in the first half of the year partially offset by the sale of mortgage-backed securities of $43.7 billion in the third quarter of 2006. For additional information, see Market Risk Management beginning on page 60.

Loans and Leases, Net of Allowance for Loan and Lease Losses

Average Loans and Leases, net of Allowance for Loan and Lease Losses, was $643.3 billion in 2006, an increase of 22 percent from 2005. The consumer loan and lease portfolio increased $83.9 billion primarily due to higher retained mortgage production and the MBNA merger. The commercial loan and lease portfolio increased $31.3 billion due to organic growth and the MBNA merger, including the business card portfolio. For a more detailed discussion of the loan portfolio and the allowance for credit losses, see Credit Risk Management beginning on page 41, and Notes 6 and 7 of the Consolidated Financial Statements.

Deposits

Average Deposits increased $40.6 billion to $673.0 billion in 2006 compared to 2005 due to a $24.2 billion increase in average foreign interest-bearing deposits and a $14.0 billion increase in average domestic interest-bearing deposits primarily due to the assumption of liabilities in connection with the MBNA merger. We categorize our deposits as core or market-based deposits. Core deposits are generally customer-based and represent a stable, low-cost funding source that usually react more slowly to interest rate changes than market-based deposits. Core deposits include savings, NOW and money market accounts, consumer CDs and IRAs, and noninterest-bearing deposits. Core deposits exclude negotiable CDs, public funds, other domestic time deposits and foreign interest-bearing deposits. Average core deposits increased $11.0 billion to $574.6 billion in 2006, a two percent increase from the prior year. The increase was distributed between consumer CDs and noninterest-bearing deposits partially offset by decreases in NOW and money market deposits, and savings. The increase in consumer CDs was impacted by the shift of deposit balances from NOW and money market deposits and savings to consumer CDs as a result of the favorable rates offered on consumer CDs. Average market-based deposit funding increased $29.6 billion to $98.4 billion in 2006 compared to 2005 due to increases of $24.2 billion in foreign interest-bearing deposits and $5.3 billion in negotiable CDs, public funds and other time deposits related to funding of growth in core and market-based assets.

Federal Funds Purchased and Securities Sold under Agreements to Repurchase

The Federal Funds Purchased and Securities Sold under Agreements to Repurchase average balance increased $56.2 billion to $286.9 billion in 2006 as a result of expanded trading activities within interest rate and equity products related to client activities.

Trading Account Liabilities

Trading Account Liabilities consist primarily of short positions in fixed income securities (including government and corporate debt), equity and convertible instruments. The average balance increased $7.0 billion to $64.7 billion in 2006, which was due to growth in client-driven market-making activities in equity products, partially offset by a reduction in interest rate products. For additional information, see Market Risk Management beginning on page 60.

Commercial Paper and Other Short-term Borrowings

Commercial Paper and Other Short-term Borrowings provide a funding source to supplement Deposits in our ALM strategy. The average balance increased $28.6 billion to $124.2 billion in 2006, mainly due to the increase in Federal Home Loan Bank advances to fund core asset growth, primarily in the ALM portfolio.

Long-term Debt

Period end and average Long-term Debt increased $45.2 billion and $32.4 billion. The increase resulted from the funding of core asset growth, the addition of MBNA and the issuance of subordinated debt to support Tier 2 capital. For additional information, see Note 12 of the Consolidated Financial Statements.

Shareholders’ Equity

Period end and average Shareholders’ Equity increased $33.7 billion and $30.6 billion primarily due to the issuance of stock related to the MBNA merger. This increase along with Net Income and issuances of Preferred Stock, was partially offset by cash dividends, net share repurchases of Common Stock and redemption of Preferred Stock.

Table 5

Five Year Summary of Selected Financial Data

(Dollars in millions, except per share information)	2006	2005	2004	2003	2002
Income statement
Net interest income	$34,591	$30,737	$27,960	$20,505	$20,117
Noninterest income	38,432	25,354	21,005	17,329	14,874
Total revenue	73,023	56,091	48,965	37,834	34,991
Provision for credit losses	5,010	4,014	2,769	2,839	3,697
Gains (losses) on sales of debt securities	(443)	1,084	1,724	941	630
Noninterest expense	35,597	28,681	27,012	20,155	18,445
Income before income taxes	31,973	24,480	20,908	15,781	13,479
Income tax expense	10,840	8,015	6,961	5,019	3,926
Net income	21,133	16,465	13,947	10,762	9,553
Average common shares issued and outstanding (in thousands)	4,526,637	4,008,688	3,758,507	2,973,407	3,040,085
Average diluted common shares issued and outstanding (in thousands)	4,595,896	4,068,140	3,823,943	3,030,356	3,130,935
Performance ratios
Return on average assets	1.44%	1.30%	1.34%	1.44%	1.46%
Return on average common shareholders’ equity	16.27	16.51	16.47	21.50	19.96
Total ending equity to total ending assets	9.27	7.86	9.03	6.76	7.92
Total average equity to total average assets	8.90	7.86	8.12	6.69	7.33
Dividend payout	45.66	46.61	46.31	39.76	38.79
Per common share data
Earnings	$4.66	$4.10	$3.71	$3.62	$3.14
Diluted earnings	4.59	4.04	3.64	3.55	3.05
Dividends paid	2.12	1.90	1.70	1.44	1.22
Book value	29.70	25.32	24.70	16.86	17.04
Average balance sheet
Total loans and leases	$652,417	$537,218	$472,617	$356,220	$336,820
Total assets	1,466,681	1,269,892	1,044,631	749,104	653,732
Total deposits	672,995	632,432	551,559	406,233	371,479
Long-term debt	130,124	97,709	92,303	67,077	65,550
Common shareholders’ equity	129,773	99,590	84,584	50,035	47,837
Total shareholders’ equity	130,463	99,861	84,815	50,091	47,898
Asset Quality
Allowance for credit losses	$9,413	$8,440	$9,028	$6,579	$6,851
Nonperforming assets	1,856	1,603	2,455	3,021	5,262
Allowance for loan and lease losses as a percentage of total loans and leases outstanding	1.28%	1.40%	1.65%	1.66%	1.85%
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases	505	532	390	215	126
Net charge-offs	$4,539	$4,562	$3,113	$3,106	$3,697
Net charge-offs as a percentage of average loans and leases	0.70%	0.85%	0.66%	0.87%	1.10%
Nonperforming loans and leases as a percentage of total loans and leases outstanding	0.25	0.26	0.42	0.77	1.47
Nonperforming assets as a percentage of total loans, leases, and foreclosed properties	0.26	0.28	0.47	0.81	1.53
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs	1.99	1.76	2.77	1.98	1.72
Capital ratios (period end)
Risk-based capital:
Tier 1	8.64%	8.25%	8.20%	8.02%	8.41%
Total	11.88	11.08	11.73	12.05	12.63
Tier 1 Leverage	6.36	5.91	5.89	5.86	6.44
Market capitalization	$238,021	$184,586	$190,147	$115,926	$104,418
Market price per share of common stock
Closing	$53.39	$46.15	$46.99	$40.22	$34.79
High closing	54.90	47.08	47.44	41.77	38.45
Low closing	43.09	41.57	38.96	32.82	27.08

Supplemental Financial Data

Table 6 provides a reconciliation of the supplemental financial data mentioned below with financial measures defined by accounting principles generally accepted in the United States (GAAP). Other companies may define or calculate supplemental financial data differently.

Operating Basis Presentation

In managing our business, we may at times look at performance excluding certain nonrecurring items. For example, as an alternative to Net Income, we view results on an operating basis, which represents Net Income excluding Merger and Restructuring Charges. The operating basis of presentation is not defined by GAAP. We believe that the exclusion of Merger and Restructuring Charges, which represent events outside our normal operations, provides a meaningful year-to-year comparison and is more reflective of normalized operations.

Net Interest Income—FTE Basis

In addition, we view Net Interest Income and related ratios and analysis (i.e., efficiency ratio, net interest yield and operating leverage) on a FTE basis. Although this is a non-GAAP measure, we believe managing the business with Net Interest Income on a FTE basis provides a more accurate picture of the interest margin for comparative purposes. To derive the FTE basis, Net Interest Income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in Income Tax Expense. For purposes of this calculation, we use the federal statutory tax rate of 35 percent. This measure ensures comparability of Net Interest Income arising from taxable and tax-exempt sources.

Performance Measures

As mentioned above, certain performance measures including the efficiency ratio, net interest yield and operating leverage utilize Net Interest Income (and thus Total Revenue) on a FTE basis. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield evaluates how many basis points we are earning over the cost of funds. Operating leverage measures the total percentage revenue growth minus the total percentage expense growth for the corresponding period. During our annual integrated planning process, we set operating leverage and efficiency targets for the Corporation and each line of business. We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation. Targets vary by year and by business, and are based on a variety of factors including maturity of the business, investment appetite, competitive environment, market factors, and other items (e.g., risk appetite). The aforementioned performance measures and ratios, earnings per common share (EPS), return on average assets, and dividend payout ratio, as well as those measures discussed more fully below, are presented in Table 6.

Return on Average Common Shareholders’ Equity, Return on Average Tangible Shareholders’ Equity and Shareholder Value Added

We also evaluate our business based upon return on average common shareholders’ equity (ROE), return on average tangible shareholders’ equity (ROTE), and shareholder value added (SVA) measures. ROE, ROTE and SVA utilize non-GAAP allocation methodologies. ROE measures the earnings contribution of a unit as a percentage of the Shareholders’ Equity allocated to that unit. ROTE measures the earnings contribution of the Corporation as a percentage of Shareholders’ Equity reduced by Goodwill. SVA is defined as cash basis earnings on an operating basis less a charge for the use of capital. These measures are used to evaluate our use of equity (i.e., capital) at the individual unit level and are integral components in the analytics for resource allocation. We believe using SVA as a performance measure places specific focus on whether incremental investments generate returns in excess of the costs of capital associated with those investments. In addition, profitability, relationship, and investment models all use ROE and SVA as key measures to support our overall growth goal.

Table 6

Supplemental Financial Data and Reconciliations to GAAP Financial Measures

(Dollars in millions, except per share information)	2006	2005	2004		2003		2002
Operating basis (1)
Operating earnings	$21,640	$16,740	$14,358		$10,762		$9,553
Operating earnings per common share	4.78	4.17	3.82		3.62		3.14
Diluted operating earnings per common share	4.70	4.11	3.75		3.55		3.05
Shareholder value added	9,121	6,594	5,718		5,475		4,509
Return on average assets	1.48%	1.32%	1.37%		1.44%		1.46%
Return on average common shareholders’ equity	16.66	16.79	16.96		21.50		19.96
Return on average tangible shareholders’ equity	33.59	30.70	29.79		27.84		26.01
Operating efficiency ratio (FTE basis)	46.86	49.66	53.13		52.38		51.84
Dividend payout ratio	44.59	45.84	44.98		39.76		38.79
Operating leverage	7.25	7.48	(1.85)		(1.12)		n/a
FTE basis data
Net interest income	$35,815	$31,569	$28,677		$21,149		$20,705
Total revenue	74,247	56,923	49,682		38,478		35,579
Net interest yield	2.82%	2.84%	3.17%		3.26%		3.63%
Efficiency ratio	47.94	50.38	54.37		52.38		51.84
Reconciliation of net income to operating earnings
Net income	$21,133	$16,465	$13,947		$10,762		$9,553
Merger and restructuring charges	805	412	618		—		—
Related income tax benefit	(298)	(137)	(207)		—		—
Operating earnings	$21,640	$16,740	$14,358		$10,762		$9,553
Reconciliation of average shareholders’ equity to average tangible shareholders’ equity
Average shareholders’ equity	$130,463	$99,861	$84,815		$50,091		$47,898
Average goodwill	(66,040)	(45,331)	(36,612)		(11,440)		(11,171)
Average tangible shareholders’ equity	$64,423	$54,530	$48,203		$38,651		$36,727
Reconciliation of EPS to operating EPS
Earnings per common share	$4.66	$4.10	$3.71		$3.62		$3.14
Effect of merger and restructuring charges, net of tax benefit	0.12	0.07	0.11		—		—
Operating earnings per common share	$4.78	$4.17	$3.82		$3.62		$3.14
Reconciliation of diluted EPS to diluted operating EPS
Diluted earnings per common share	$4.59	$4.04	$3.64		$3.55		$3.05
Effect of merger and restructuring charges, net of tax benefit	0.11	0.07	0.11		—		—
Diluted operating earnings per common share	$4.70	$4.11	$3.75		$3.55		$3.05
Reconciliation of net income to shareholder value added
Net income	$21,133	$16,465	$13,947		$10,762		$9,553
Amortization of intangibles	1,755	809	664		217		218
Merger and restructuring charges, net of tax benefit	507	275	411		—		—
Cash basis earnings on an operating basis	23,395	17,549	15,022		10,979		9,771
Capital charge	(14,274)	(10,955)	(9,304)		(5,504)		(5,262)
Shareholder value added	$9,121	$6,594	$5,718		$5,475		$4,509
Reconciliation of return on average assets to operating return on average assets
Return on average assets	1.44%	1.30%	1.34%		1.44%		1.46%
Effect of merger and restructuring charges, net of tax benefit	0.04	0.02	0.03		—		—
Operating return on average assets	1.48%	1.32%	1.37%		1.44%		1.46%
Reconciliation of return on average common shareholders’ equity to operating return on average common shareholders’ equity
Return on average common shareholders’ equity	16.27%	16.51%	16.47%		21.50%		19.96%
Effect of merger and restructuring charges, net of tax benefit	0.39	0.28	0.49		—		—
Operating return on average common shareholders’ equity	16.66%	16.79%	16.96%		21.50%		19.96%
Reconciliation of return on average tangible shareholders’ equity to operating return on average tangible shareholders’ equity
Return on average tangible shareholders’ equity	32.80%	30.19%	28.93%		27.84%		26.01%
Effect of merger and restructuring charges, net of tax benefit	0.79	0.51	0.86		—		—
Operating return on average tangible shareholders’ equity	33.59%	30.70%	29.79%		27.84%		26.01%
Reconciliation of efficiency ratio to operating efficiency ratio (FTE basis)
Efficiency ratio	47.94%	50.38%	54.37%		52.38%		51.84%
Effect of merger and restructuring charges	(1.08)	(0.72)	(1.24)		—		—
Operating efficiency ratio	46.86%	49.66%	53.13%		52.38%		51.84%
Reconciliation of dividend payout ratio to operating dividend payout ratio
Dividend payout ratio	45.66%	46.61%	46.31%		39.76%		38.79%
Effect of merger and restructuring charges, net of tax benefit	(1.07)	(0.77)	(1.33)		—		—
Operating dividend payout ratio	44.59%	45.84%	44.98%		39.76%		38.79%
Reconciliation of operating leverage to operating basis operating leverage
Operating leverage	6.32%	8.40%	(4.91	) %	(1.12	) %	n/a
Effect of merger and restructuring charges	0.93	(0.92)	3.06		—		n/a
Operating leverage	7.25%	7.48%	(1.85	) %	(1.12	) %	n/a

(1)	Operating basis excludes Merger and Restructuring Charges which were $805 million, $412 million, and $618 million in 2006, 2005, and 2004.

n/a = not available

Core Net Interest Income – Managed Basis

In managing our business, we review core net interest income – managed basis, which adjusts reported Net Interest Income on a FTE basis for the impact of market-based activities and certain securitizations, net of retained securities. As discussed in the Global Corporate and Investment Banking business segment section beginning on page 21, we evaluate our market-based results and strategies on a total market-based revenue approach by combining Net Interest Income and Noninterest Income for the Capital Markets and Advisory Services business. We also adjust for loans that we originated and sold into certain securitizations. These securitizations include off-balance sheet Loans and Leases, specifically those loans in revolving securitizations and other securitizations where servicing is retained by the Corporation (e.g., credit card and home equity lines). Noninterest Income, rather than Net Interest Income and Provision for Credit Losses, is recorded for assets that have been securitized as we are compensated for servicing the securitized assets and record servicing income and gains or losses on securitizations, where appropriate. We believe the use of this non-GAAP presentation provides additional clarity in assessing the results of the Corporation. An analysis of core net interest income – managed basis, core average earning assets – managed basis and core net interest yield on earning assets – managed basis, which adjusts for the impact of these two non-core items from reported Net Interest Income on a FTE basis, is shown below.

Table 7

Core Net Interest Income – Managed Basis

(Dollars in millions)	2006	2005	2004
Net interest income
As reported (FTE basis)	$35,815	$31,569	$28,677
Impact of market-based net interest income (1)	(1,656)	(1,951)	(2,613)
Core net interest income	34,159	29,618	26,064
Impact of securitizations (2)	7,045	323	1,040
Core net interest income – managed basis	$41,204	$29,941	$27,104
Average earning assets
As reported	$1,269,144	$1,111,994	$905,273
Impact of market-based earning assets (1)	(369,220)	(322,296)	(246,756)
Core average earning assets	899,924	789,698	658,517
Impact of securitizations	98,152	9,033	13,591
Core average earning assets – managed basis	$998,076	$798,731	$672,108
Net interest yield contribution
As reported (FTE basis)	2.82%	2.84%	3.17%
Impact of market-based activities	0.98	0.91	0.79
Core net interest yield on earning assets	3.80	3.75	3.96
Impact of securitizations	0.33	—	0.07
Core net interest yield on earning assets – managed basis	4.13%	3.75%	4.03%

(1)	Represents amounts from the Capital Markets and Advisory Services business within Global Corporate and Investment Banking.
(2)	Represents the impact of securitizations utilizing actual bond costs. This is different from the segment view which utilizes funds transfer pricing methodologies.

Core net interest income on a managed basis increased $11.3 billion. This increase was primarily driven by the impact of the MBNA merger (volumes and spreads), consumer (primarily home equity) and commercial loan growth, and increases in the benefits from ALM activities, including increased portfolio balances (primarily residential mortgages) and the impact of changes in spreads across all product categories. Partially offsetting these increases was the higher costs associated with higher levels of wholesale funding.

On a managed basis, core average earning assets increased $199.3 billion primarily due to the impact of the MBNA merger, higher levels of consumer and commercial loans from organic growth and higher ALM levels (primarily residential mortgages).

Core net interest yield on a managed basis increased 38 bps as a result of the impact of the MBNA merger (volumes and spreads) and core deposit spread widening, partially offset by loan spread compression due to the flat to inverted yield curve and increased costs associated with higher levels of wholesale funding.

Business Segment Operations

Segment Description

The Corporation reports the results of its operations through three business segments: Global Consumer and Small Business Banking, Global Corporate and Investment Banking, and Global Wealth and Investment Management, with the remaining operations recorded in All Other. Certain prior period amounts have been reclassified to conform to current period presentation. For more information on the Corporation’s basis of presentation, selected financial information for the business segments and reconciliations to consolidated Total Revenue and Net Income amounts, see Note 20 of the Consolidated Financial Statements.

Basis of Presentation

We prepare and evaluate segment results using certain non-GAAP methodologies and performance measures, many of which are discussed in Supplemental Financial Data beginning on page 12. We begin by evaluating the operating results of the businesses which by definition excludes Merger and Restructuring Charges. The segment results also reflect certain revenue and expense methodologies which are utilized to determine operating income. The Net Interest Income of the businesses includes the results of a funds transfer pricing process that matches assets and liabilities with similar interest rate sensitivity and maturity characteristics.

The management accounting reporting process derives segment and business results by utilizing allocation methodologies for revenue, expense and capital. The Net Income derived for the businesses are dependent upon revenue and cost allocations using an activity-based costing model, funds transfer pricing, and other methodologies and assumptions management believes are appropriate to reflect the results of the business.

The Corporation’s ALM activities maintain an overall interest rate risk management strategy that incorporates the use of interest rate contracts to manage fluctuations in earnings that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity so that movements in interest rates do not significantly adversely affect Net Interest Income. The results of the business segments will fluctuate based on the performance of corporate ALM activities. Some ALM activities are recorded in the businesses (i.e., Deposits) such as external product pricing decisions, including deposit pricing strategies, as well as the effects of our internal funds transfer pricing process and other ALM actions such as portfolio positioning. The net effects of other ALM activities are reported in each of the Corporation’s segments under ALM/Other. In addition, any residual effect of the funds transfer pricing process is retained in All Other.

Certain expenses not directly attributable to a specific business segment are allocated to the segments based on pre-determined means. The most significant of these expenses include data processing costs, item processing costs and certain centralized or shared functions. Data processing costs are allocated to the segments based on equipment usage. Item processing costs are allocated to the segments based on the volume of items processed for each segment. The costs of certain centralized or shared functions are allocated based on methodologies which reflect utilization.

Equity is allocated to business segments and related businesses using a risk-adjusted methodology incorporating each unit’s credit, market, interest rate and operational risk components. The nature of these risks is discussed further beginning on page 34. ROE is calculated by dividing Net Income by average allocated equity. SVA is defined as cash basis earnings on an operating basis less a charge for the use of capital (i.e., equity). Cash basis earnings on an operating basis is defined as Net Income adjusted to exclude Merger and Restructuring Charges and Amortization of Intangibles. The charge for capital is calculated by multiplying 11 percent (management’s estimate of the shareholders’ minimum required rate of return on capital invested) by average total common shareholders’ equity at the corporate level and by average allocated equity at the business segment level. Average equity is allocated to the business segments and related businesses and is impacted by the portion of goodwill that is specifically assigned to the businesses and the unallocated portion of goodwill that resides in ALM/Other. Management reviews the estimate of the rate used to calculate the capital charge annually. The Capital Asset Pricing Model is used to estimate our cost of capital.

Global Consumer and Small Business Banking (Managed Basis)

	2006
(Dollars in millions)	Total (1)	Deposits	Card Services (1)	Consumer Real Estate (2)	ALM/Other
Net interest income (3)	$28,244	$9,405	$16,402	$2,005	$432
Noninterest income
Card income	9,788	1,911	7,877	—	—
Service charges	5,343	5,341	(2)	4	—
Mortgage banking income	877	—	—	877	—
All other income	1,209	—	893	43	273
Total noninterest income	17,217	7,252	8,768	924	273
Total revenue	45,461	16,657	25,170	2,929	705

Managed credit impact	8,534	165	8,089	63	217
Gains (losses) on sales of debt securities	(2)	—	—	—	(2)
Noninterest expense	18,683	8,693	7,914	1,728	348
Income before income taxes	18,242	7,799	9,167	1,138	138
Income tax expense (3)	6,722	2,874	3,378	420	50
Net income	$11,520	$4,925	$5,789	$718	$88

Shareholder value added	$6,023	$3,668	$1,992	$368	$(5)
Net interest yield (3)	8.29%	2.94%	8.54%	2.21%	n/m
Return on average equity	18.08	33.84	12.84	22.50	n/m
Efficiency ratio (3)	41.10	52.19	31.44	58.97	n/m
Period end—total assets (4)	$398,286	$339,561	$237,753	$101,024	n/m

	2005
(Dollars in millions)	Total (1)	Deposits	Card Services (1)	Consumer Real Estate (2)	ALM/Other
Net interest income (3)	$17,585	$8,372	$5,538	$2,027	$1,648
Noninterest income
Card income	4,973	1,561	3,410	—	2
Service charges	4,996	4,993	—	3	—
Mortgage banking income	1,012	—	—	1,012	—
All other income	333	—	56	21	256
Total noninterest income	11,314	6,554	3,466	1,036	258
Total revenue	28,899	14,926	9,004	3,063	1,906

Managed credit impact	4,677	98	4,433	58	88
Gains (losses) on sales of debt securities	(2)	—	—	—	(2)
Noninterest expense	12,967	8,079	2,968	1,705	215
Income before income taxes	11,253	6,749	1,603	1,300	1,601
Income tax expense (3)	4,040	2,423	575	467	575
Net income	$7,213	$4,326	$1,028	$833	$1,026
Shareholder value added	$4,502	$3,050	$—	$545	$907
Net interest yield (3)	5.77%	2.80%	9.05%	2.38%	n/m
Return on average equity	24.29	29.57	9.08	31.49	n/m
Efficiency ratio (3)	44.87	54.13	32.96	55.66	n/m
Period end - total assets (4)	$336,021	$321,883	$68,321	$93,584	n/m
(1)	Global Consumer and Small Business Banking, specifically Card Services, is presented on a managed basis.
(2)	Global Consumer and Small Business Banking combined the former Mortgage and Home Equity businesses into Consumer Real Estate.
(3)	Fully taxable-equivalent basis
(4)	Total Assets include asset allocations to match liabilities (i.e., deposits).

n/m = not meaningful

	December 31		Average Balance
(Dollars in millions)	2006	2005	2006	2005
Total loans and leases (1)	$307,687	$153,898	$288,250	$149,080
Total earning assets (1, 2)	339,578	307,518	340,741	304,629
Total assets (1, 2)	398,286	336,021	394,793	331,546
Total deposits	329,245	310,858	332,325	310,850
Allocated equity	60,859	36,834	63,708	29,651
(1)	Presented on a managed basis.
(2)	Total earning assets and Total Assets include asset allocations to match liabilities (i.e., deposits).

The strategy of Global Consumer and Small Business Banking is to attract, retain and deepen customer relationships. We achieve this strategy through our ability to offer a wide range of products and services through a franchise that stretches coast to coast through 30 states and the District of Columbia. With the recent merger with MBNA, we also provide credit card products to customers in Canada, Ireland, Spain and the United Kingdom. In the U.S., we serve more than 55 million consumer and small business relationships utilizing our network of 5,747 banking centers, 17,079 domestic branded ATMs, and telephone and Internet channels. Within Global Consumer and Small Business Banking, there are three primary businesses: Deposits, Card Services and Consumer Real Estate. In addition, ALM/Other includes the results of ALM activities and other consumer-related businesses (e.g., insurance). Global Consumer and Small Business Banking, specifically Card Services, is presented on a managed basis. For a reconciliation of managed Global Consumer and Small Business Banking to held Global Consumer and Small Business Banking, see Note 20 of the Consolidated Financial Statements.

Net Income increased $4.3 billion, or 60 percent, to $11.5 billion and Net Interest Income increased $10.7 billion, or 61 percent, in 2006 compared to 2005. These increases were primarily due to the MBNA merger and organic growth which increased Average Loans and Leases.

Noninterest Income increased $5.9 billion, or 52 percent, mainly due to increases of $4.8 billion in managed Card Income, $876 million in all other income and $347 million in Service Charges. Managed Card Income was higher mainly due to increases in interchange income, cash advance and late fees primarily due to the impact of the MBNA merger. All other income increased primarily as a result of the MBNA merger. Service Charges increased due to new account growth and increased usage.

The Managed Credit Impact increased $3.9 billion, or 82 percent, to $8.5 billion in 2006 compared to 2005 primarily resulting from a $3.7 billion increase in Card Services mainly driven by the MBNA merger. For further discussion of this increase in the Managed Credit Impact related to Card Services, see the Card Services discussion beginning on page 18.

Noninterest Expense increased $5.7 billion, or 44 percent, in 2006 compared to 2005. The primary driver of the increase was the MBNA merger, which increased most expense items including Personnel, Marketing and Amortization of Intangibles. Amortization of Intangibles expense was higher due to increases in purchased credit card relationships, affinity relationships, core deposit intangibles and other intangibles, including trademarks related to the MBNA merger.

Deposits

Deposits provides a comprehensive range of products to consumers and small businesses. Our products include traditional savings accounts, money market savings accounts, CDs and IRAs, and regular and interest-checking accounts. Debit card results are also included in Deposits.

Deposit products provide a relatively stable source of funding and liquidity. We earn net interest spread revenues from investing this liquidity in earning assets through client facing lending activity and our ALM activities. The revenue is attributed to the deposit products using our funds transfer pricing process which takes into account the interest rates and maturity characteristics of the deposits. Deposits also generate various account fees such as non-sufficient fund fees, overdraft charges and account service fees while debit cards generate interchange fees. Interchange fees are volume based and paid by merchants to have the debit transactions processed.

We added approximately 2.4 million net new retail checking accounts and 1.2 million net new retail savings accounts during 2006. These additions resulted from continued improvement in sales and service results in the Banking Center Channel, the introduction of products such as Keep the ChangeTM as well as eCommerce accessibility and customer referrals.

The Corporation migrates qualifying affluent customers, and their related deposit balances and associated Net Interest Income from the Global Consumer and Small Business Banking segment to Global Wealth and Investment Management.

Net Income increased $599 million, or 14 percent, in 2006 compared to 2005. The increase in Net Income was driven by an increase in Total Revenue of $1.7 billion, or 12 percent, compared to 2005. Driving this growth was an increase of $1.0 billion, or 12 percent, in Net Interest Income resulting from higher average deposit levels and an increase in deposit spreads. Average deposits increased $21.6 billion, or seven percent, compared to 2005, primarily due to the MBNA merger. Deposit spreads increased 13 bps to 2.94 percent, compared to 2005 as we effectively managed pricing in a rising interest rate environment. The increase in deposits was partially offset by the migration of deposit balances to Global Wealth and Investment Management. Noninterest Income increased $698 million, or 11 percent, driven by higher debit card interchange income and higher Service Charges. The increase in debit card interchange income was primarily due to a higher number of active debit cards, increased usage, and continued improvements in penetration (i.e., increase in the number of existing account holders with debit cards) and activation rates. Service Charges were higher due to increased non-sufficient funds fees and overdraft charges, account service charges and ATM fees resulting from new account growth and increased usage.

Total Noninterest Expense increased $614 million, or eight percent, in 2006 compared to 2005, primarily driven by costs associated with increased account volume.

Card Services

Card Services, which excludes the results of debit cards (included in Deposits), provides a broad offering of products, including U.S. Consumer and Business Card, Unsecured Lending, Merchant Services and International Card Businesses. As a result of the MBNA merger, we offer a variety of co-branded and affinity credit card products and have become the leading issuer of credit cards through endorsed marketing. Prior to the merger with MBNA, Card Services included U.S. Consumer Card, U.S. Business Card, and Merchant Services.

Global Consumer and Small Business Banking results, specifically Card Services, are presented on a managed basis, which is consistent with the way that management as well as analysts evaluate the results of Global Consumer and Small Business Banking. Managed basis assumes that loans that have been securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. Loan securitization is an alternative funding vehicle that is used by the Corporation to diversify funding sources. Loan securitization removes loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet qualified special purpose entity which is excluded from the Corporation’s consolidated financial statements in accordance with GAAP.

Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. Net Income increased $4.8 billion to $5.8 billion, for 2006 compared to 2005 due to revenue growth, partially offset by increases in Noninterest Expense and Managed Credit Impact. Net Interest Income increased $10.9 billion to $16.4 billion in 2006 compared to 2005. This increase was driven by the addition of MBNA and organic growth which contributed to an increase in total average loans and leases. Noninterest Income increased $5.3 billion to $8.8 billion in 2006 compared to 2005, largely resulting from the MBNA merger and organic growth including increases in interchange income, cash advance and late fees.

Managed Credit Impact increased $3.7 billion to $8.1 billion. This increase was primarily driven by the addition of the MBNA portfolio and seasoning of the business card portfolio, partially offset by reduced credit-related costs on the domestic consumer credit card portfolio. On the domestic consumer credit card portfolio lower bankruptcy losses resulting from bankruptcy reform and the absence of the $210 million provision recorded in 2005 to establish reserves for changes in credit card minimum payment requirements were partially offset by seasoning of the portfolio.

Noninterest expense increased $4.9 billion to $7.9 billion compared to 2005 primarily driven by the MBNA merger which increased most expense items including Personnel, Marketing and Amortization of Intangibles.

Key Statistics

(Dollars in millions)	2006	2005
Card Services (1)
Average—loans and leases:
Managed	$191,494	$61,123
Held	95,256	56,072
Period end—loans and leases:
Managed	203,397	63,634
Held	101,532	61,397
Managed net losses (2):
Amount	7,234	4,193
Percent	3.78%	6.86%

Credit Card (3)
Average—loans and leases:
Managed	$163,409	$59,048
Held	72,979	53,997
Period end—loans and leases:
Managed	170,489	60,785
Held	72,194	58,548
Managed net losses (2):
Amount	6,375	4,086
Percent	3.90%	6.92%
(1)

Beginning with the first quarter of 2006, Card Services includes U.S. Consumer and Business Card, Unsecured Lending, Merchant Services and International Card Businesses. Prior to January 1, 2006, Card Services included U.S. Consumer Card, U.S. Business Card, and Merchant Services.

(2)

Pursuant to American Institute of Certified Public Accountants (AICPA) Statement of Position No. 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (SOP 03-3) the Corporation decreased Managed net losses for Card Services and credit card $288 million or 15 bps and $152 million or 9 bps. For more information, refer to the discussion of SOP 03-3 in the Consumer Portfolio Credit Risk Management section beginning on page 41.

(3)	Includes U.S. Consumer Card and Foreign Credit Card. Does not include Business Card.

Card Services managed net losses increased $3.0 billion to $7.2 billion or 3.78 percent of average Card Services outstandings in 2006 compared to $4.2 billion, or 6.86 percent in 2005, primarily driven by the addition of the MBNA portfolio and portfolio seasoning, partially offset by lower bankruptcy-related losses. The 308 bps decrease in the managed net losses ratio for Card Services was driven by lower managed net losses resulting from bankruptcy reform and the beneficial impact of the higher credit quality of the MBNA portfolio compared to the legacy Bank of America portfolio. We expect losses to trend towards more normalized levels in 2007.

Card Services managed average loans and leases increased $130.4 billion to $191.5 billion for 2006 compared to 2005. The increase was driven by the acquisition of MBNA and organic growth.

Credit card managed net losses increased $2.3 billion to $6.4 billion, or 3.90 percent of average credit card outstandings, for 2006 compared to $4.1 billion, or 6.92 percent for 2005, primarily driven by the addition of the MBNA portfolio and portfolio seasoning, partially offset by lower bankruptcy-related losses as a result of bankruptcy reform. The 302 bps decrease in the managed net loss ratio was driven by lower bankruptcy-related losses and the beneficial impact of the higher credit quality of the MBNA portfolio compared to the legacy Bank of America portfolio.

Credit card managed average loans and leases increased $104.4 billion to $163.4 billion compared to 2005. The increase was driven by the acquisition of MBNA and organic growth.

In connection with MasterCard’s initial public offering on May 24, 2006, the Corporation’s previous investment in MasterCard was exchanged for new restricted shares. The Corporation recognized a net pre-tax gain of approximately $36 million in all other income relating to the shares that were required to be redeemed by MasterCard for cash and no gain was recorded associated with the unredeemed shares. For shares acquired as part of the MBNA merger, a purchase accounting adjustment of $71 million was recorded as a reduction of Goodwill to record the fair value of both the redeemed and unredeemed MasterCard shares. At December 31, 2006, the Corporation had approximately 3.5 million restricted shares of MasterCard that are accounted for at cost.

Consumer Real Estate

Consumer Real Estate generates revenue by providing an extensive line of consumer real estate products and services to customers nationwide. Consumer Real Estate products are available to our customers through a retail network of personal bankers located in 5,747 banking centers, sales account executives in nearly 200 locations and through a sales force offering our customers direct telephone and online access to our products. Additionally, we serve our customers through a partnership with more than 6,500 mortgage brokers in all 50 states. Consumer Real Estate products include fixed and adjustable rate loans for home purchase and refinancing needs, lines of credit and home equity loans. To manage this portfolio, mortgage products are either sold into the secondary mortgage market to investors, while retaining the Bank of America customer relationships, or are held on our balance sheet for ALM purposes. Consumer Real Estate is not impacted by the Corporation’s mortgage production retention decisions as Consumer Real Estate is compensated for the decision on a management accounting basis with a corresponding offset in All Other.

The consumer real estate business includes the origination, fulfillment, sale and servicing of first mortgage loan and home equity products. Servicing activities primarily include collecting cash for principal, interest and escrow payments from borrowers, and accounting for and remitting principal and interest payments to investors and escrow payments to third parties. Servicing income includes ancillary income derived in connection with these activities such as late fees.

Within Global Consumer and Small Business Banking, Consumer Real Estate first mortgage production increased $742 million to $76.9 billion and home equity production increased $9.7 billion to $65.6 billion in 2006 compared to 2005.

Net Income for Consumer Real Estate decreased $115 million, or 14 percent, for 2006, due to a decrease in Total Revenue of $134 million to $2.9 billion. The decline in Total Revenue was due to a decrease of $135 million in Mortgage Banking Income and a decrease of $22 million in Net Interest Income. The decline in Mortgage Banking Income was primarily due to margin compression which negatively impacted the pricing of loans. This was partially offset by the favorable performance of the Mortgage Servicing Rights (MSRs) net of the derivatives used to economically hedge changes in the fair values of the MSRs. The reduction in Net Interest Income was primarily driven by the impact of spread compression partially offset by account growth and larger line sizes resulting from enhanced product offerings in the expanding home equity market.

The Consumer Real Estate servicing portfolio includes loans serviced for others and originated and retained residential mortgages. The servicing portfolio at December 31, 2006 was $419.5 billion, $51.1 billion higher than December 31, 2005, primarily driven by production and lower prepayment rates. Included in this amount was $229.9 billion of loans serviced for others.

At December 31, 2006, the consumer MSR balance was $2.9 billion, an increase of $211 million, or eight percent, from December 31, 2005. This value represented 125 bps of the related unpaid principal balance, an increase of 3 bps from December 31, 2005. For additional information, see Note 8 of the Consolidated Financial Statements.

ALM/Other

ALM/Other is comprised primarily of the allocation of a portion of the Corporation’s Net Interest Income from ALM activities and the results of other consumer-related businesses (e.g., insurance).

Net Income decreased $938 million for 2006 compared to 2005. The decrease was primarily a result of a lower contribution from ALM activities.

Global Corporate and Investment Banking

	2006
(Dollars in millions)	Total	Business Lending	Capital Markets and Advisory Services	Treasury Services	ALM/ Other
Net interest income (1)	$9,830	$4,560	$1,656	$3,833	$(219)
Noninterest income
Service charges	2,648	500	120	2,026	2
Investment and brokerage services	942	15	893	33	1
Investment banking income	2,476	—	2,476	—	—
Trading account profits	2,966	54	2,822	52	38
All other income	1,733	509	394	750	80
Total noninterest income	10,765	1,078	6,705	2,861	121
Total revenue	20,595	5,638	8,361	6,694	(98)

Provision for credit losses	10	3	14	(3)	(4)
Gains (losses) on sales of debt securities	34	13	22	—	(1)
Noninterest expense	11,361	2,097	5,778	3,289	197
Income before income taxes	9,258	3,551	2,591	3,408	(292)
Income tax expense (1)	3,426	1,315	959	1,261	(109)
Net income	$5,832	$2,236	$1,632	$2,147	$(183)

Shareholder value added	$1,463	$640	$424	$1,396	$(997)
Net interest yield (1)	1.61%	1.98%	n/m	2.76%	n/m
Return on average equity	14.16	14.36	14.78%	29.95	n/m
Efficiency ratio (1)	55.17	37.23	69.11	49.10	n/m
Period end—total assets (2)	$683,239	$244,770	$384,326	$169,036	n/m

	2005
(Dollars in millions)	Total	Business Lending	Capital Markets and Advisory Services	Treasury Services	ALM/ Other
Net interest income (1)	$10,332	$4,784	$1,951	$3,472	$125
Noninterest income
Service charges	2,481	474	111	1,895	1
Investment and brokerage services	954	17	909	28	—
Investment banking income	1,891	—	1,891	—	—
Trading account profits	1,737	(28)	1,704	67	(6)
All other income	1,974	768	334	691	181
Total noninterest income	9,037	1,231	4,949	2,681	176
Total revenue	19,369	6,015	6,900	6,153	301

Provision for credit losses	24	67	(27)	(4)	(12)
Gains on sales of debt securities	117	62	55	—	—
Noninterest expense	10,440	1,970	4,994	3,167	309
Income before income taxes	9,022	4,040	1,988	2,990	4
Income tax expense (1)	3,289	1,447	708	1,076	58
Net income	$5,733	$2,593	$1,280	$1,914	$(54)
Shareholder value added	$1,425	$1,029	$163	$1,208	$(975)
Net interest yield (1)	1.94%	2.34%	n/m	2.40%	n/m
Return on average equity	14.08	16.90	12.53%	28.20	n/m
Efficiency ratio (1)	53.90	32.75	72.38	51.47	n/m
Period end—total assets (2)	$614,432	$226,471	$338,386	$173,367	n/m
(1)	Fully taxable-equivalent basis
(2)	Total Assets include asset allocations to match liabilities (i.e., deposits).
n/m	= not meaningful

	December 31		Average Balance
(Dollars in millions)	2006	2005	2006	2005
Total loans and leases	$242,674	$220,766	$232,504	$203,772
Total trading-related assets	309,097	289,237	336,860	312,722
Total market-based earning assets (1)	347,624	305,450	369,220	322,296
Total earning assets (2)	599,300	535,393	608,981	533,939
Total assets (2)	683,239	614,432	689,799	616,018
Total deposits	211,979	186,549	194,891	179,490
Allocated equity	39,407	43,324	41,174	40,720
(1)	Total market-based earning assets represents earning assets from the Capital Markets and Advisory Services business.
(2)	Total earning assets and Total Assets include asset allocations to match liabilities (i.e., deposits).

Global Corporate and Investment Banking provides a wide range of financial services to both our issuer and investor clients that range from business banking clients to large international corporate and institutional investor clients using a strategy to deliver value-added financial products and advisory solutions. Global Corporate and Investment Banking’s products and services are delivered from three primary businesses: Business Lending, Capital Markets and Advisory Services, and Treasury Services, and are provided to our clients through a global team of client relationship managers and product partners. In addition, ALM/Other includes the results of ALM activities and other Global Corporate and Investment Banking activities. Our clients are supported through offices in 23 countries that are divided into four distinct geographic regions: U.S. and Canada; Asia; Europe, Middle East, and Africa; and Latin America. For more information on our foreign operations, see Foreign Portfolio beginning on page 53.

Net Income increased $99 million, or two percent, to $5.8 billion in 2006 compared to 2005. Total Revenue increased $1.2 billion, or six percent, to $20.6 billion in 2006 compared to 2005, driven primarily by higher Trading Account Profits and Investment Banking Income, partially offset by declines in Net Interest Income.

Although Global Corporate and Investment Banking experienced overall growth in Average Loans and Leases of $28.7 billion, or 14 percent, and an increase in Average Deposits of $15.4 billion, or nine percent, Net Interest Income declined primarily due to the impact of ALM activities and spread compression in the loan portfolio. This decline was partially offset by wider spreads in our Treasury Services deposit base as we effectively managed pricing in a rising interest rate environment.

Noninterest Income increased $1.7 billion, or 19 percent, in 2006. The increase in Noninterest Income was driven largely by the increase in Trading Account Profits and Investment Banking Income. The increases in Trading Account Profits and Investment Banking Income were driven by continued strength in debt underwriting, sales and trading, and a favorable market environment.

Provision for Credit Losses decreased $14 million to $10 million in 2006 compared to 2005. The change in the Provision for Credit Losses was primarily due to benefits in 2006 from reduction in commercial reserves as a stable economic environment throughout 2006 drove sustained favorable commercial credit market conditions. This decrease was partially offset by the absence in 2006 of benefits from the release of reserves related to reduced uncertainties associated with the FleetBoston Financial Corporation (FleetBoston) credit integration as well as lower commercial recoveries in 2006.

Noninterest Expense increased $921 million, or nine percent, mainly due to higher Personnel expense, including performance-based incentive compensation primarily in Capital Markets and Advisory Services, and Other General Operating costs.

Business Lending

Business Lending provides a wide range of lending-related products and services to our clients through client relationship teams along with various product partners. Products include commercial and corporate bank loans and commitment facilities which cover our business banking clients, middle market commercial clients and our large multinational corporate clients. Real estate lending products are issued primarily to public and private developers, homebuilders and commercial real estate firms. Leasing and asset-based lending products offer our clients innovative financing solutions. Products also include indirect consumer loans which allow us to offer financing through automotive, marine, motorcycle and recreational vehicle dealerships across the U.S. Business Lending also contains the results for the economic hedging of our risk to certain credit counterparties utilizing various risk mitigation tools such as Credit Default Swaps (CDS) and may also include the results of other products to help reduce hedging costs.

Net Income decreased $357 million, or 14 percent, primarily due to decreases in Net Interest Income and Noninterest Income, combined with an increase in Noninterest Expense. These items were partially offset by a decrease in the Provision for Credit Losses. The decrease in Net Interest Income of $224 million, or five percent, was driven by the impact of lower spreads on all loan products which were partially offset by loan growth. Average Loans and Leases increased 12 percent primarily due to growth in the commercial and indirect consumer loan portfolio. The decrease in Noninterest Income was due to an increase in credit mitigation costs as spreads continued to tighten and lower equity gains in all other income. Provision for Credit Losses was $3 million in 2006 compared to $67 million in 2005. The low level of Provision for Credit Losses in 2006 was driven by benefits in 2006 from reductions in commercial reserves as a stable economic environment throughout 2006 drove sustained favorable commercial credit market conditions. These benefits were in part offset by lower commercial recoveries in 2006. Benefits from the release of reserves related to reduced uncertainties associated with the FleetBoston credit integration contributed to the low level of Provision for Credit Losses in 2005. The increase in Noninterest Expense was primarily driven by increased expenses associated with Personnel, technology, and Professional Fees.

Capital Markets and Advisory Services

Capital Markets and Advisory Services provides products, advisory services and financing globally to our institutional investor clients in support of their investing and trading activities. We also work with our commercial and corporate issuer clients to provide debt and equity underwriting and distribution capabilities, merger-related advisory services and risk management solutions using interest rate, equity, credit and commodity derivatives, foreign exchange, fixed income and mortgage-related products. In support of these activities, the business may take positions in these products and participate in market-making activities dealing in government securities, equity and equity-linked securities, high-grade and high-yield corporate debt securities, commercial paper, and mortgage-backed and asset-backed securities. Underwriting debt and equity, securities research and certain market-based activities are executed through Banc of America Securities, LLC which is a primary dealer in the U.S. and several other countries. Capital Markets and Advisory Services also includes the results of Banc of America Specialist.

Capital Markets and Advisory Services market-based revenue includes Net Interest Income, Noninterest Income, including equity income, and Gains (Losses) on Sales of Debt Securities. We evaluate our trading results and strategies based on market-based revenue. The following table presents further detail regarding market-based revenue. Sales and trading revenue is segregated into fixed income from liquid products (primarily interest rate and commodity derivatives, foreign exchange contracts and public finance), credit products (primarily investment and noninvestment grade corporate debt obligations and credit derivatives), structured products (primarily commercial mortgage-backed securities, residential mortgage-backed securities, and collateralized debt obligations), and equity income from equity-linked derivatives and cash equity activity.

(Dollars in millions)	2006	2005
Investment banking income
Advisory fees	$338	$295
Debt underwriting	1,822	1,323
Equity underwriting	316	273
Total investment banking income	2,476	1,891
Sales and trading (1)
Fixed income:
Liquid products	2,067	2,014
Credit products	820	634
Structured products	1,449	1,032
Total fixed income	4,336	3,680
Equity income	1,571	1,384
Total sales and trading	5,907	5,064
Total Capital Markets and Advisory Services market-based revenue (1)	$8,383	$6,955
(1)	Includes Gains on Sales of Debt Securities of $22 million and $55 million for 2006 and 2005.

Net Income increased $352 million, or 28 percent, and market-based revenue increased $1.4 billion, or 21 percent. The increase in market-based revenue was driven primarily by increased sales and trading fixed income activity of $656 million, or 18 percent, due to a favorable market environment as well as benefits from previous investments in personnel and trading infrastructure. Market-based revenue also benefited from an increase in Investment Banking Income of $585 million, or 31 percent, primarily driven by increased market activity and continued strength in debt underwriting. Noninterest Expense increased $784 million, or 16 percent, due to higher Personnel expense, including performance-based incentive compensation, and Other General Operating costs.

Treasury Services

Treasury Services provides integrated working capital management and treasury solutions to clients worldwide through our network of proprietary offices and special clearing arrangements. Our clients include multinationals, middle-market companies, correspondent banks, commercial real estate firms and governments. Our products and services include treasury management, trade finance, foreign exchange, short-term credit facilities and short-term investing options. Net Interest Income is derived from interest and noninterest-bearing deposits, sweep investments, and other liability management products. Deposit products provide a relatively stable source of funding and liquidity. We earn net interest spread revenues from investing this liquidity in earning assets through client facing lending activity and our ALM activities. The revenue is attributed to the deposit products using our funds transfer pricing process which takes into account the interest rates and maturity characteristics of the deposits. Noninterest Income is generated from payment and receipt products, merchant services, wholesale card products, and trade services and is comprised primarily of service charges which are net of market-based earnings credit rates applied against noninterest-bearing deposits.

Net Income increased $233 million, or 12 percent, primarily due to an increase in Net Interest Income, higher Service Charges and Card Income (within all other income), partially offset by increased Noninterest Expense. Net Interest Income from Treasury Services increased $361 million, or 10 percent, driven primarily by wider spreads associated with higher short-term interest rates as we effectively managed pricing in a rising interest rate environment. This was partially offset by the impact of a four percent decrease in Treasury Services average deposit balances driven primarily by the slowdown in the mortgage and title business reducing real estate escrow and demand deposit balances. Service Charges and wholesale card products increased seven percent and 14 percent benefiting from increased client penetration and both market and product expansion. Noninterest Expense increased $122 million, or four percent, due to higher Personnel expense and Other General Operating costs.

ALM/Other

ALM/Other includes an allocation of a portion of the Corporation’s Net Interest Income from ALM activities as well as our commercial insurance business and commercial operations in Mexico.

Net Income decreased $129 million which included a decrease in Net Interest Income of $344 million driven by the impact of ALM activities. Noninterest expense decreased $112 million primarily driven by lower litigation-related expenses in 2006.

Global Wealth and Investment Management

	2006
(Dollars in millions)	Total	Private Bank	Columbia Management	Premier Banking and Investments	ALM/Other
Net interest income (1)	$3,672	$905	$(37)	$2,548	$256
Noninterest income
Investment and brokerage services	3,383	993	1,531	752	107
All other income	304	80	44	125	55
Total noninterest income	3,687	1,073	1,575	877	162
Total revenue	7,359	1,978	1,538	3,425	418

Provision for credit losses	(39)	(52)	—	12	1
Noninterest expense	3,910	1,210	1,022	1,518	160
Income before income taxes	3,488	820	516	1,895	257
Income tax expense (1)	1,290	302	190	702	96
Net income	$2,198	$518	$326	$1,193	$161

Shareholder value added	$1,170	$378	$186	$1,022	$(416)
Net interest yield (1)	3.50%	2.95%	n/m	2.97%	n/m
Return on average equity	21.99	35.96	20.06%	71.05	n/m
Efficiency ratio (1)	53.13	61.21	66.47	44.30	n/m
Period end—total assets (2)	$125,324	$33,643	$3,082	$93,999	n/m

	2005
(Dollars in millions)	Total	Private Bank	Columbia Management	Premier Banking and Investments	ALM/ Other
Net interest income (1)	$3,553	$923	$5	$2,150	$475
Noninterest income
Investment and brokerage services	3,064	987	1,321	670	86
All other income	257	60	32	147	18
Total noninterest income	3,321	1,047	1,353	817	104
Total revenue	6,874	1,970	1,358	2,967	579

Provision for credit losses	(5)	(23)	—	18	—
Noninterest expense	3,633	1,168	925	1,354	186
Income before income taxes	3,246	825	433	1,595	393
Income tax expense (1)	1,165	297	155	571	142
Net income	$2,081	$528	$278	$1,024	$251
Shareholder value added	$1,065	$393	$128	$868	$(324)
Net interest yield (1)	3.33%	3.14%	n/m	2.58%	n/m
Return on average equity	21.00	37.20	16.15%	66.15	n/m
Efficiency ratio (1)	52.85	59.28	68.13	45.63	n/m
Period end—total assets (2)	$115,881	$31,214	$2,686	$88,221	n/m
(1)	Fully taxable-equivalent basis
(2)	Total Assets include asset allocations to match liabilities (i.e., deposits).
n/m	= not meaningful

	December 31		Average Balance
(Dollars in millions)	2006	2005	2006	2005
Total loans and leases	$65,535	$57,743	$60,911	$53,476
Total earning assets (1)	117,376	108,153	105,057	106,608
Total assets (1)	125,324	115,881	112,592	114,116
Total deposits	113,569	102,486	102,390	103,990
Allocated equity	10,675	12,453	9,995	9,907

(1)	Total earning assets and Total Assets include asset allocations to match liabilities (i.e., deposits).

Global Wealth and Investment Management provides a wide offering of customized banking, investment and brokerage services tailored to meet the changing wealth management goals of our individual and institutional customer base. Our clients have access to a range of services offered through three primary businesses: The Private Bank, Columbia Management (Columbia), and Premier Banking and Investments (PB&I). In addition, ALM/Other primarily includes the results of ALM activities.

Net Income increased $117 million, or six percent, due to higher Total Revenue partially offset by higher Noninterest Expense.

Net Interest Income increased $119 million, or three percent, due to increases in deposit spreads and higher Average Loans and Leases, largely offset by a decline in ALM activities and loan spread compression. Global Wealth and Investment Management also benefited from the migration of deposits from Global Consumer and Small Business Banking. A more detailed discussion regarding migrated deposit balances is provided in the PB&I discussion beginning on page 27.

Noninterest Income increased $366 million, or 11 percent, due to an increase in Investment and Brokerage Services driven by higher levels of assets under management. Noninterest Income also benefited from nonrecurring items in 2006.

Provision for Credit Losses decreased $34 million due to a credit loss recovery in 2006.

Noninterest expense increased $277 million, or eight percent, primarily due to increases in Personnel expense driven by the addition of sales associates and revenue generating expenses.

Client Assets

Client Assets consist of Assets under management, Client brokerage assets, and Assets in Custody. Assets under management generate fees based on a percentage of their market value. They consist largely of mutual funds and separate accounts, which are comprised of taxable and nontaxable money market products, equities, and taxable and nontaxable fixed income securities. Client brokerage assets represent a source of commission revenue and fees. Assets in custody represent trust assets administered for customers. Trust assets encompass a broad range of asset types including real estate, private company ownership interest, personal property and investments.

  Client Assets

	December 31
(Dollars in millions)	2006	2005
Assets under management	$542,977	$482,394
Client brokerage assets (1)	203,799	176,822
Assets in custody	100,982	94,184
Less: Client brokerage assets and Assets in custody included in Assets under management	(57,446)	(44,931)
Total net client assets	$790,312	$708,469

(1)

Client brokerage assets include non-discretionary brokerage and fee-based assets. Previously, the Corporation reported Client brokerage assets excluding fee-based assets. The 2005 amounts have been reclassified to reflect this adjustment.

Assets under management increased $60.6 billion, or 13 percent, and was driven by net inflows in both money market and equity products as well as market appreciation. Client brokerage assets increased by $27.0 billion, or 15 percent, reflecting growth in full service assets from higher broker productivity, as well as growth in self directed assets which benefited from new pricing strategies including $0 Online Equity Trades which were offered beginning in the fourth quarter of 2006. Assets in custody increased $6.7 billion, or seven percent, due to market appreciation partially offset by net outflows.

The Private Bank

The Private Bank provides integrated wealth management solutions to high-net-worth individuals, middle-market institutions and charitable organizations with investable assets greater than $3 million. The Private Bank provides investment, trust and banking services as well as specialty asset management services (oil and gas, real estate, farm and ranch, timberland, private businesses and tax advisory). The Private Bank also provides integrated wealth management solutions to ultra high-net-worth individuals and families with investable assets greater than $50 million through its Family Wealth Advisors unit. Family Wealth Advisors provides a higher level of contact, tailored service and wealth management solutions addressing the complex needs of their clients.

Net Income decreased $10 million, or two percent, primarily due to increased Noninterest Expense and a decrease in Net Interest Income, partially offset by higher Noninterest Income and a credit loss recovery. The decrease in Net Interest Income of $18 million, or two percent, was primarily attributable to lower average deposit balances as client money flowed to equities, partially offset by wider deposit spreads. The increase in Noninterest Income of $26 million, or two percent, was a result of nonrecurring items. The Provision for Credit Losses decreased $29 million as a result of a credit loss recovery in 2006. The increase in Noninterest Expense of $42 million, or four percent, was driven by higher personnel and other operating costs.

In November 2006, the Corporation announced a definitive agreement to acquire U.S. Trust for $3.3 billion in cash. U.S. Trust is one of the largest and most respected U.S. firms which focuses exclusively on managing wealth for high net-worth and ultra high net-worth individuals and families. The acquisition will significantly increase the size and capabilities of the Corporation’s wealth business and position it as one of the largest financial services companies managing private wealth in the U.S. The transaction is expected to close in the third quarter of 2007.

Columbia Management

Columbia is an asset management business serving the needs of both institutional clients and individual customers. Columbia provides asset management services, including mutual funds, liquidity strategies and separate accounts. Columbia mutual fund offerings provide a broad array of investment strategies and products including equities, fixed income (taxable and non-taxable) and money market (taxable and non-taxable) funds. Columbia distributes its products and services directly to institutional clients, and distributes to individuals through The Private Bank, Family Wealth Advisors, Premier Banking and Investments, and nonproprietary channels including other brokerage firms.

Net Income increased $48 million, or 17 percent, primarily as a result of an increase in Investment and Brokerage Services of $210 million, or 16 percent, in 2006. This increase is due to higher assets under management driven by net inflows in money market and equity funds, and market appreciation. Noninterest Expense increased $97 million, or 10 percent, primarily due to higher Personnel costs including revenue-based compensation and other operating costs.

Premier Banking and Investments

Premier Banking and Investments includes Banc of America Investments, our full-service retail brokerage business and our Premier Banking channel. PB&I brings personalized banking and investment expertise through priority service with client-dedicated teams. PB&I provides a high-touch client experience through a network of approximately 4,400 client advisors to our affluent customers with a personal wealth profile that includes investable assets plus a mortgage that exceeds $500,000 or at least $100,000 of investable assets.

PB&I includes the impact of migrating qualifying affluent customers, including their related deposit balances and associated Net Interest Income, from Global Consumer and Small Business Banking to our PB&I model. For 2006 and 2005, a total of $10.7 billion and $16.9 billion of net deposits were migrated from Global Consumer and Small Business Banking to PB&I. The growth reported in the financial results of PB&I include both the impact of migration, as well as the impact of incremental organic growth from providing a broader array of financial products and services to PB&I customers.

Net Income increased $169 million, or 17 percent, of which approximately 11 percent was attributable to the impact of migration and six percent reflected incremental organic growth. Total Revenue increased $458 million, or 15 percent, of which approximately eight percent was attributable to the impact of migration and seven percent reflected incremental organic growth.

The increase in Total Revenue was primarily the result of an increase in Net Interest Income of $398 million, or 19 percent, primarily driven by higher deposit spreads. Deposit spreads increased 38 bps to 2.37 percent. Net Interest Income also benefited from higher Average Loans and Leases, mainly residential mortgages and home equity. Noninterest Income increased $60 million, or seven percent, primarily driven by higher Investment and Brokerage Services.

Noninterest Expense increased $164 million, or 12 percent, primarily due to increases in Personnel expense driven by the PB&I expansion of Client Managers and Financial Advisors and higher performance-based compensation.

ALM/Other

ALM/Other is comprised primarily of the allocation of a portion of the Corporation’s Net Interest Income from ALM activities.

Net Income decreased $90 million, or 36 percent, primarily due to a decrease in Net Interest Income partially offset by an increase in Noninterest Income. Net Interest Income decreased $219 million driven by a significant reduction from ALM activities. Noninterest Income increased $58 million primarily as a result of certain nonrecurring items which occurred in 2006.

All Other

	2006			2005
(Dollars in millions)	Reported Basis	Securitization Offset (1)	As Adjusted	Reported Basis	Securitization Offset (1)	As Adjusted
Net interest income (2)	$(5,931)	$7,593	$1,662	$99	$503	$602
Noninterest income
Card income	3,796	(4,566)	(770)	157	(69)	88
Equity investment gains	2,866	—	2,866	1,964	—	1,964
All other income	101	335	436	(439)	—	(439)
Total noninterest income	6,763	(4,231)	2,532	1,682	(69)	1,613
Total revenue	832	3,362	4,194	1,781	434	2,215

Credit impact (3)	(3,495)	3,362	(133)	(682)	434	(248)
Gains (losses) on sales of debt securities	(475)	—	(475)	969	—	969
Merger and restructuring charges (4)	805	—	805	412	—	412
All other noninterest expense	838	—	838	1,229	—	1,229
Income before income taxes	2,209	—	2,209	1,791	—	1,791
Income tax expense (2)	626	—	626	353	—	353
Net income	$1,583	$—	$1,583	$1,438	$—	$1,438
Shareholder value added	$465	$—	$465	$(398)	$—	$(398)
(1)	The securitization offset on Net Interest Income is on a funds transfer pricing methodology consistent with the way funding costs are allocated to the businesses.
(2)	Fully taxable-equivalent basis
(3)

Credit impact on a Reported Basis represents the Provision for Credit Losses in All Other combined with the Global Consumer and Small Business Banking securitization offset. Credit impact on an As Adjusted basis excludes the securitization offset.

(4)	For more information on Merger and Restructuring Charges, see Note 2 of the Consolidated Financial Statements.

Global Consumer and Small Business Banking is reported on a managed basis which includes a “securitization impact” adjustment which has the effect of assuming that loans that have been securitized were not sold and presenting these loans in a manner similar to the way loans that have not been sold are presented. All Other’s results include a corresponding “securitization offset” which removes the impact of these securitized loans in order to present the consolidated results of the Corporation on a GAAP basis (i.e., held basis). See page 16 for information on the Global Consumer and Small Business Banking managed results. The following All Other discussion focuses on the results on an As Adjusted basis excluding the offsetting securitization impact. For additional information, see Note 20 of the Consolidated Financial Statements.

In addition to the offsetting securitization impact discussed above, All Other includes our Equity Investments businesses and Other.

Equity Investments includes Principal Investing, Corporate Investments and Strategic Investments. Principal Investing is comprised of a diversified portfolio of investments in privately-held and publicly-traded companies at all stages of their life cycle from start-up to buyout. These investments are made either directly in a company or held through a fund and are accounted for at fair value. See Note 1 of the Consolidated Financial Statements for more information on the accounting for the Principal Investing portfolio. Corporate Investments primarily includes investments in publicly-traded equity securities and funds and are accounted for as AFS marketable equity securities. Strategic Investments includes the Corporation’s strategic investments such as CCB, Grupo Financiero Santander Serfin (Santander), Banco Itaú and other investments. The restricted shares of CCB and Banco Itaú are currently carried at cost but, as required by GAAP, will be accounted for as AFS marketable equity securities and carried at fair value with an offset to Accumulated Other Comprehensive Income (OCI) starting one year prior to the lapse of their restrictions. See Note 5 of the Consolidated Financial Statements for more information on our strategic investments. Our investment in Santander is accounted for under the equity method of accounting. Income associated with Equity Investments is recorded in Equity Investment Gains.

The following table presents the components of All Other’s Equity Investment Gains and a reconciliation to the total consolidated Equity Investment Gains for 2006 and 2005.

  Components of Equity Investment Gains

(Dollars in millions)	2006	2005
Principal Investing	$1,894	$1,500
Corporate and Strategic Investments	972	464
Total equity investment gains included in All Other	2,866	1,964
Total equity investment gains included in the business segments	323	248
Total consolidated equity investment gains	$3,189	$2,212

The Other component of All Other includes the residual impact of the allowance for credit losses and the cost allocation processes, Merger and Restructuring Charges, intersegment eliminations, and the results of certain businesses that are expected to be or have been sold or liquidated (e.g., our Brazilian operations, Asia Commercial Banking business and operations in Chile and Uruguay). Other also includes certain amounts associated with ALM activities, including the residual impact of funds transfer pricing allocation methodologies, amounts associated with the change in the value of derivatives used as economic hedges of interest rate and foreign exchange rate fluctuations that do not qualify for SFAS 133 hedge accounting treatment, certain gains or losses on sales of whole mortgage loans, and Gains (Losses) on Sales of Debt Securities. The objective of the funds transfer pricing allocation methodology is to minimize the impact to the businesses from changes in interest rate and foreign exchange fluctuations. Other also includes adjustments to Noninterest Income and Income Tax Expense to remove the FTE impact of items (primarily low-income housing tax credits) that have been grossed up within Noninterest Income to a fully taxable-equivalent amount in the other segments.

Net Income increased $145 million, or 10 percent, in 2006 compared to 2005. This increase was primarily due to increases in Net Interest Income and Noninterest Income, as well as a decrease in all other noninterest expense. These changes were largely offset by lower Gains (Losses) on Sales of Debt Securities and increases in Merger and Restructuring Charges and Credit Impact.

The increase in Net Interest Income of $1.1 billion was due primarily to the $419 million negative impact to 2005 results retained in All Other relating to funds transfer pricing that was not allocated to the businesses and the reclassification of the interest earned on interest-only strips from Card Income to Net Interest Income of approximately $320 million related to the MBNA acquisition. On a managed basis the Card Services business within Global Consumer and Small Business Banking records the interest earned on interest-only strips as Card Income. These amounts are reclassified in All Other to present Net Interest Income on a GAAP basis.

The increase in Noninterest Income of $919 million was driven by an increase in Equity Investment Gains of $902 million due to favorable market conditions driving liquidity in the Principal Investing portfolio as well as a $341 million gain recorded on the liquidation of a strategic European investment. The increase in all other income of $875 million primarily related to the gain on the sale of our Brazilian operations of $720 million (pre-tax) and Asia Commercial Banking business of $165 million (pre-tax) which is discussed further below. Partially offsetting the increase in Noninterest Income was a decrease in Card Income of $858 million which was primarily driven by the difference between the internal funds transfer pricing allocations and external costs to investors in 2006 associated with Card Services securitizations (i.e., legacy MBNA securitization trusts) of $539 million and the reclassification of the interest earned on interest-only strips from Card Income to Net Interest Income of approximately $320 million, both of which are recorded in All Other.

Credit Impact increased $115 million to negative $133 million driven by the absence of benefits from the release of reserves in 2005 related to an improved risk profile in Latin America. Partially offsetting the increase was the release of the previously established reserve for estimated losses associated with Hurricane Katrina. We did not incur significant losses from Hurricane Katrina.

The decrease in Gains (Losses) on Sales of Debt Securities of $1.4 billion resulted from a loss on the sale of mortgage-backed securities, which was driven by a decision to hold a lower level of investments in securities relative to loans (see “Interest Rate Risk Management - Securities” on page 65 for further discussion), compared with gains recorded on the sales of mortgage-backed securities in 2005.

Merger and Restructuring Charges were $805 million in 2006 compared to $412 million in 2005. The charge in 2006 was due to the MBNA merger whereas the 2005 charge was primarily related to the FleetBoston merger. See Note 2 of the Consolidated Financial Statements for further information associated with the MBNA merger. The decline in all other noninterest expense of $391 million is due to decreases in unallocated residual general operating expenses.

Income Tax Expense was $626 million in 2006 compared to $353 million in 2005. This change was driven by both a $175 million cumulative tax charge in 2006 resulting from the change in tax legislation relating to the extraterritorial income and foreign sales corporation regimes and by higher pre-tax income.

In September 2006, the Corporation sold its Brazilian operations in exchange for approximately $1.9 billion in equity of Banco Itaú, Brazil’s second largest nongovernment-owned banking company. The sale resulted in a $720 million gain (pre-tax) that was recorded in all other income. The $1.9 billion equity investment in Banco Itaú is recorded in Other Assets and is included in the Strategic Investments portfolio. In December 2006, the Corporation also completed the sale of its Asia Commercial Banking business to CCB for cash resulting in a $165 million gain (pre-tax) that was recorded in all other income.

In December 2005, we entered into a definitive agreement with a consortium led by Johannesburg-based Standard Bank Group Limited for the sale of our assets and the assumption of liabilities in Argentina. This transaction is expected to close in early 2007.

In August 2006, we announced a definitive agreement to sell our operations in Chile and Uruguay for equity in Banco Itaú and other consideration totaling approximately $615 million. These transactions are expected to close in early 2007.

Off- and On-Balance Sheet Financing Entities

Off-Balance Sheet Commercial Paper Conduits

In addition to traditional lending, we also support our customers’ financing needs by facilitating their access to the commercial paper markets. These markets provide an attractive, lower-cost financing alternative for our customers. Our customers sell or otherwise transfer assets, such as high-grade trade or other receivables or leases, to a commercial paper financing entity, which in turn issues high-grade short-term commercial paper that is collateralized by the underlying assets. We facilitate these transactions and collect fees from the financing entity for the services it provides including administration, trust services and marketing the commercial paper.

We receive fees for providing combinations of liquidity and standby letters of credit (SBLCs) or similar loss protection commitments to the commercial paper financing entities. These forms of asset support are senior to the first layer of asset support provided by customers through over-collateralization or by support provided by third parties. The rating agencies require that a certain percentage of the commercial paper entity’s assets be supported by the seller’s over-collateralization and our SBLC in order to receive their respective investment rating. The SBLC would be drawn on only when the over-collateralization provided by the seller is not sufficient to cover losses of the related asset. Liquidity commitments made to the commercial paper entity are designed to fund scheduled redemptions of commercial paper if there is a market disruption or the new commercial paper cannot be issued to fund the redemption of the maturing commercial paper. The liquidity facility has the same legal priority as the commercial paper. We do not enter into any other form of guarantee with these entities.

We manage our credit risk on these commitments by subjecting them to our normal underwriting and risk management processes. At December 31, 2006 and 2005, we had off-balance sheet liquidity commitments and SBLCs to these entities of $36.7 billion and $25.9 billion. Substantially all of these liquidity commitments and SBLCs mature within one year. These amounts are included in Table 9. Net revenues earned from fees associated with these off-balance sheet financing entities were $91 million and $72 million in 2006 and 2005.

From time to time, we may purchase some of the commercial paper issued by certain of these entities for our own account or acting as a dealer on behalf of third parties. SBLCs are initially recorded at fair value in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees” (FIN 45). Liquidity commitments and SBLCs subsequent to inception are accounted for pursuant to SFAS No. 5, “Accounting for Contingencies” (SFAS 5), and are discussed further in Note 13 of the Consolidated Financial Statements.

The commercial paper conduits are variable interest entities (VIEs) as defined in FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46R), which provides a framework for identifying VIEs and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements. In accordance with FIN 46R, the primary beneficiary is the party that consolidates a VIE based on its assessment that it will absorb a majority of the expected losses or expected residual returns of the entity, or both. We have determined that we are not the primary beneficiary of the commercial paper conduits described above and, therefore, have not included the assets and liabilities or results of operations of these conduits in the Consolidated Financial Statements of the Corporation.

On-Balance Sheet Commercial Paper Conduits

In addition to the off-balance sheet financing entities previously described, we also utilize commercial paper conduits that have been consolidated based on our determination that we are the primary beneficiary of the entities in accordance with FIN 46R. At December 31, 2006 and 2005, the consolidated assets and liabilities of these conduits were reflected in AFS Securities, Other Assets, and Commercial Paper and Other Short-term Borrowings in Global Corporate and Investment Banking. At December 31, 2006 and 2005, we held $10.5 billion and $6.6 billion of assets of these entities while our maximum loss exposure associated with these entities, including unfunded lending commitments, was approximately $12.9 billion and $8.3 billion. We manage our credit risk on the on-balance sheet commitments by subjecting them to the same processes as the off-balance sheet commitments.

Commercial Paper Qualified Special Purpose Entities

To manage our capital position and diversify funding sources, we will, from time to time, sell assets to off-balance sheet entities that obtain financing by issuing commercial paper or notes with similar repricing characteristics to investors. These entities are Qualified Special Purpose Entities (QSPEs) that have been isolated beyond our reach or that of our creditors, even in the event of bankruptcy or other receivership. The accounting for these entities is governed by SFAS 140, which provides that QSPEs are not included in the consolidated financial statements of the seller. Assets sold to the entities consist of high-grade corporate or municipal bonds, collateralized debt obligations and asset-backed securities. These entities issue collateralized commercial paper or notes with similar repricing characteristics to third party market participants and enter into passive derivative instruments with us. Assets sold to these entities typically have an investment rating ranging from Aaa/AAA to Aa/AA. We may provide liquidity, SBLCs or similar loss protection commitments to these entities, or we may enter into derivatives with these entities in which we assume certain risks. The liquidity facility and derivatives have the same legal standing with the commercial paper.

The derivatives provide interest rate, currency and a pre-specified amount of credit protection to the entity in exchange for the commercial paper rate. These derivatives are provided for in the legal documents and help to alleviate any cash flow mismatches. In some cases, if an asset’s rating declines below a certain investment quality as evidenced by its investment rating or defaults, we are no longer exposed to the risk of loss. At that time, the commercial paper holders assume the risk of loss. In other cases, we agree to assume all of the credit exposure related to the referenced asset. Legal documents for each entity specify asset quality levels that require the entity to automatically dispose of the asset once the asset falls below the specified quality rating. At the time the asset is disposed, we are required to reimburse the entity for any credit-related losses depending on the pre-specified level of protection provided.

We manage any credit or market risk on commitments or derivatives through normal underwriting and risk management processes. At December 31, 2006 and 2005, we had off-balance sheet liquidity commitments, SBLCs and other financial guarantees to these entities of $7.6 billion and $7.1 billion, for which we received fees of $9 million and $10 million for 2006 and 2005. Substantially all of these commitments mature within one year and are included in Table 9. Derivative activity related to these entities is included in Note 4 of the Consolidated Financial Statements.

We generally do not purchase any of the commercial paper issued by these types of financing entities other than during the underwriting process when we act as issuing agent nor do we purchase any of the commercial paper for our own account. Derivative instruments related to these entities are marked to market through the Consolidated Statement of Income. SBLCs are initially recorded at fair value in accordance with FIN 45. Liquidity commitments and SBLCs subsequent to inception are accounted for pursuant to SFAS 5 and are discussed further in Note 13 of the Consolidated Financial Statements.

In addition, as a result of the MBNA merger on January 1, 2006, the Corporation acquired interests in off-balance sheet credit card securitization vehicles which issue both commercial paper and medium-term notes. We hold subordinated interests issued by these entities, which are QSPEs, but do not otherwise provide liquidity or other forms of loss protection to these vehicles. For additional information on credit card securitizations, see Note 9 of the Consolidated Financial Statements.

Credit and Liquidity Risks

Because we provide liquidity and credit support to the commercial paper conduits and QSPEs described above, our credit ratings and changes thereto will affect the borrowing cost and liquidity of these entities. In addition, significant changes in counterparty asset valuation and credit standing may also affect the liquidity of the commercial paper issuance. Disruption in the commercial paper markets may result in the Corporation having to fund under these commitments and SBLCs discussed above. We seek to manage these risks, along with all other credit and liquidity risks, within our policies and practices. See Notes 1 and 9 of the Consolidated Financial Statements for additional discussion of off-balance sheet financing entities.

Other Off-Balance Sheet Financing Entities

To improve our capital position and diversify funding sources, we also sell assets, primarily loans, to other off-balance sheet QSPEs that obtain financing primarily by issuing term notes. We may retain a portion of the investment grade notes issued by these entities, and we may also retain subordinated interests in the entities which reduce the credit risk of the senior investors. We may provide liquidity support in the form of foreign exchange or interest rate swaps. We generally do not provide other forms of credit support to these entities, which are described more fully in Note 9 of the Consolidated Financial Statements. In addition to the above, we had significant involvement with VIEs other than the commercial paper conduits. These VIEs were not consolidated because we will not absorb a majority of the expected losses or expected residual returns and are therefore not the primary beneficiary of the VIEs. These entities are described more fully in Note 9 of the Consolidated Financial Statements.

Obligations and Commitments

We have contractual obligations to make future payments on debt and lease agreements. Additionally, in the normal course of business, we enter into contractual arrangements whereby we commit to future purchases of products or services from unaffiliated parties. Obligations that are legally binding agreements whereby we agree to purchase products or services with a specific minimum quantity defined at a fixed, minimum or variable price over a specified period of time are defined as purchase obligations. Included in purchase obligations are vendor contracts of $6.3 billion, commitments to purchase securities of $9.1 billion and commitments to purchase loans of $43.3 billion. The most significant of our vendor contracts include communication services, processing services and software contracts. Other long-term liabilities include our obligations related to the Qualified Pension Plans, Nonqualified Pension Plans and Postretirement Health and Life Plans (the Plans) as well as amounts accrued for cardholder reward agreements. Obligations to the Plans are based on the current and projected obligations of the Plans, performance of the Plans’ assets and any participant contributions, if applicable. During 2006 and 2005, we contributed $2.6 billion and $1.1 billion to the Plans, and we expect to make at least $192 million of contributions during 2007. Debt, lease and other obligations are more fully discussed in Notes 12 and 13 of the Consolidated Financial Statements.

Table 8 presents total long-term debt and other obligations at December 31, 2006.

Table 8

Long-term Debt and Other Obligations (1)

December 31, 2006
(Dollars in millions)	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years	Total
Long-term debt and capital leases	$17,194	$44,962	$20,799	$63,045	$146,000
Purchase obligations (2)	23,918	22,578	11,234	1,005	58,735
Operating lease obligations	1,375	2,410	1,732	5,951	11,468
Other long-term liabilities	464	676	290	835	2,265
Total	$42,951	$70,626	$34,055	$70,836	$218,468

(1)	This table does not include the obligations associated with the Corporation’s Deposits. For more information on Deposits, see Note 11 of the Consolidated Financial Statements.
(2)

Obligations that are legally binding agreements whereby we agree to purchase products or services with a specific minimum quantity defined at a fixed, minimum or variable price over a specified period of time are defined as purchase obligations.

Many of our lending relationships contain funded and unfunded elements. The funded portion is reflected on our balance sheet. The unfunded component of these commitments is not recorded on our balance sheet until a draw is made under the credit facility; however, a reserve is established for probable losses. These commitments, as well as guarantees, are more fully discussed in Note 13 of the Consolidated Financial Statements.

The following table summarizes the total unfunded, or off-balance sheet, credit extension commitment amounts by expiration date. At December 31, 2006, charge cards (nonrevolving card lines) to individuals and government entities guaranteed by the U.S. government in the amount of $9.6 billion (related outstandings of $193 million) were not included in credit card line commitments in the table below.

Table 9

Credit Extension Commitments

December 31, 2006
(Dollars in millions)	Expires in 1 year or less	Expires after 1 year through 3 years	Expires after 3 years through 5 years	Expires after 5 years	Total
Loan commitments (1)	$151,604	$60,660	$90,988	$34,953	$338,205
Home equity lines of credit	1,738	1,801	2,742	91,919	98,200
Standby letters of credit and financial guarantees	29,213	10,712	6,744	6,337	53,006
Commercial letters of credit	3,880	180	27	395	4,482
Legally binding commitments	186,435	73,353	100,501	133,604	493,893
Credit card lines (2)	840,215	13,377	—	—	853,592
Total	$1,026,650	$86,730	$100,501	$133,604	$1,347,485

(1)	Included at December 31, 2006, are equity commitments of $2.8 billion related to obligations to further fund equity investments.
(2)	As part of the MBNA merger, on January 1, 2006, the Corporation acquired $588.4 billion of unused credit card lines.

Managing Risk

Overview

Our management governance structure enables us to manage all major aspects of our business through an integrated planning and review process that includes strategic, financial, associate, customer and risk planning. We derive much of our revenue from managing risk from customer transactions for profit. In addition to qualitative factors, we utilize quantitative measures to optimize risk and reward trade offs in order to achieve growth targets and financial objectives while reducing the variability of earnings and minimizing unexpected losses. Risk metrics that allow us to measure performance include economic capital targets, SVA targets and corporate risk limits. By allocating economic capital to a business unit, we effectively define that unit’s ability to take on risk. Review and approval of business plans incorporates approval of economic capital allocation, and economic capital usage is monitored through financial and risk reporting. Country, trading, asset allocation and other limits supplement the allocation of economic capital. These limits are based on an analysis of risk and reward in each business unit and management is responsible for tracking and reporting performance measurements as well as any exceptions to guidelines or limits. Our risk management process continually evaluates risk and appropriate metrics needed to measure it.

Our business exposes us to the following major risks: strategic, liquidity, credit, market and operational. Strategic Risk is the risk that adverse business decisions, ineffective or inappropriate business plans or failure to respond to changes in the competitive environment, business cycles, customer preferences, product obsolescence, execution and/or other intrinsic risks of business will impact our ability to meet our objectives. Liquidity risk is the inability to accommodate liability maturities and deposit withdrawals, fund asset growth and meet contractual obligations through unconstrained access to funding at reasonable market rates. Credit risk is the risk of loss arising from a borrower’s or counterparty’s inability to meet its obligations. Market risk is the risk that values of assets and liabilities or revenues will be adversely affected by changes in market conditions, such as interest rate movements. Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or external events. The following sections, Strategic Risk Management, Liquidity Risk and Capital Management, Credit Risk Management beginning on page 36, Market Risk Management beginning on page 60 and Operational Risk Management beginning on page 68, address in more detail the specific procedures, measures and analyses of the major categories of risk that we manage.

Risk Management Processes and Methods

We have established control processes and use various methods to align risk-taking and risk management throughout our organization. These control processes and methods are designed around “three lines of defense”: lines of business; enterprise functions (including Risk Management, Compliance, Finance, Human Resources and Legal); and Corporate Audit.

The lines of business are the first line of defense and are responsible for identifying, quantifying, mitigating and managing all risks within their lines of business, while certain enterprise-wide risks are managed centrally. For example, except for trading-related business activities, interest rate risk associated with our business activities is managed in the Corporate Treasury and Corporate Investment functions. Line of business management makes and executes the business plan and is closest to the changing nature of risks and, therefore, we believe is best able to take actions to manage and mitigate those risks. Our lines of business prepare periodic self-assessment reports to identify the status of risk issues, including mitigation plans, if appropriate. These reports roll up to executive management to ensure appropriate risk management and oversight, and to identify enterprise-wide issues. Our management processes, structures and policies aid us in complying with laws and regulations and provide clear lines for decision-making and accountability. Wherever practical, we attempt to house decision-making authority as close to the transaction as possible while retaining supervisory control functions from both in and outside of the lines of business.

The key elements of the second line of defense are Risk Management, Compliance, Finance, Global Technology and Operations, Human Resources, and Legal functions. These groups are independent of the lines of businesses and are organized on both a line of business and enterprise-wide basis. For example, for Risk Management, a senior risk executive is assigned to each of the lines of business and is responsible for the oversight of all the risks associated with that line of business. Enterprise-level risk executives have responsibility to develop and implement polices and practices to assess and manage enterprise-wide credit, market and operational risks.

Corporate Audit, the third line of defense, provides an independent assessment of our management and internal control systems. Corporate Audit activities are designed to provide reasonable assurance that resources are adequately protected; significant financial, managerial and operating information is materially complete, accurate and reliable; and employees’ actions are in compliance with corporate policies, standards, procedures, and applicable laws and regulations.

We use various methods to manage risks at the line of business levels and corporate-wide. Examples of these methods include planning and forecasting, risk committees and forums, limits, models, and hedging strategies. Planning and forecasting facilitates analysis of actual versus planned results and provides an indication of unanticipated risk levels. Generally, risk committees and forums are composed of lines of business, risk management, treasury, compliance, legal and finance personnel, among others, who actively monitor performance against plan, limits, potential issues, and introduction of new products. Limits, the amount of exposure that may be taken in a product, relationship, region or industry, seek to align corporate-wide risk goals with those of each line of business and are part of our overall risk management process to help reduce the volatility of market, credit and operational losses. Models are used to estimate market value and Net Interest Income sensitivity, and to estimate expected and unexpected losses for each product and line of business, where appropriate. Hedging strategies are used to manage the risk of borrower or counterparty concentration risk and to manage market risk in the portfolio.

The formal processes used to manage risk represent only one portion of our overall risk management process. Corporate culture and the actions of our associates are also critical to effective risk management. Through our Code of Ethics, we set a high standard for our associates. The Code of Ethics provides a framework for all of our associates to conduct themselves with the highest integrity in the delivery of our products or services to our customers. We instill a risk-conscious culture through communications, training, policies, procedures, and organizational roles and responsibilities. Additionally, we continue to strengthen the linkage between the associate performance management process and individual compensation to encourage associates to work toward corporate-wide risk goals.

Oversight

The Board oversees the risk management of the Corporation through its committees, management committees and the Chief Executive Officer. The Board’s Audit Committee monitors (1) the effectiveness of our internal controls, (2) the integrity of our Consolidated Financial Statements and (3) compliance with legal and regulatory requirements. In addition, the Audit Committee oversees the internal audit function and the independent registered public accountant. The Board’s Asset Quality Committee oversees credit risks and related topics that may impact our assets and earnings. The Finance Committee, a management committee, oversees the development and performance of the policies and strategies for managing the strategic, credit, market, and operational risks to our earnings and capital. The Asset Liability Committee (ALCO), a subcommittee of the Finance Committee, oversees our policies and processes designed to assure sound market risk and balance sheet management. The Compliance and Operational Risk Committee, a subcommittee of the Finance Committee, oversees our policies and processes designed to assure sound operational and compliance risk management. The Credit Risk Committee (CRC), a subcommittee of the Finance Committee, oversees and approves our adherence to sound credit risk management policies and practices. Certain CRC approvals are subject to the oversight of the Board’s Asset Quality Committee. The Risk and Capital Committee, a management committee, reviews our corporate strategies and objectives, evaluates business performance, and reviews business plans including economic capital allocations to the Corporation and business lines. Management continues to direct corporate-wide efforts to address the Basel Committee on Banking Supervision’s new risk-based capital standards (Basel II). The Audit Committee and Finance Committee oversee management’s plans to comply with Basel II. For additional information, see Basel II on page 39 and Note 15 of the Consolidated Financial Statements.

Strategic Risk Management

We use an integrated planning process to help manage strategic risk. A key component of the planning process aligns strategies, goals, tactics and resources throughout the enterprise. The process begins with the creation of a corporate-wide business plan which incorporates an assessment of the strategic risks. This business plan establishes the corporate strategic direction. The planning process then cascades through the business units, creating business unit plans that are aligned with the Corporation’s strategic direction. At each level, tactics and metrics are identified to measure success in achieving goals and assure adherence to the plans. As part of this process, the business units continuously evaluate the impact of changing market and business conditions, and the overall risk in meeting objectives. See the Operational Risk Management section on page 68 for a further description of this process. Corporate Audit in turn monitors, and independently reviews and evaluates, the plans and measurement processes.

One of the key tools we use to manage strategic risk is economic capital allocation. Through the economic capital allocation process, we effectively manage each business unit’s ability to take on risk. Review and approval of business plans incorporates approval of economic capital allocation, and economic capital usage is monitored through financial and risk reporting. Economic capital allocation plans for the business units are incorporated into the Corporation’s operating plan that is approved by the Board on an annual basis.

Liquidity Risk and Capital Management

Liquidity Risk

Liquidity is the ongoing ability to accommodate liability maturities and deposit withdrawals, fund asset growth and business operations, and meet contractual obligations through unconstrained access to funding at reasonable market rates. Liquidity management involves forecasting funding requirements and maintaining sufficient capacity to meet the needs and accommodate fluctuations in asset and liability levels due to changes in our business operations or unanticipated events. Sources of liquidity include deposits and other customer-based funding, and wholesale market-based funding.

We manage liquidity at two levels. The first is the liquidity of the parent company, which is the holding company that owns the banking and nonbanking subsidiaries. The second is the liquidity of the banking subsidiaries. The management of liquidity at both levels is essential because the parent company and banking subsidiaries each have different funding needs and sources, and each are subject to certain regulatory guidelines and requirements. Through ALCO, the Finance Committee is responsible for establishing our liquidity policy as well as approving operating and contingency procedures, and monitoring liquidity on an ongoing basis. Corporate Treasury is responsible for planning and executing our funding activities and strategy.

In order to ensure adequate liquidity through the full range of potential operating environments and market conditions, we conduct our liquidity management and business activities in a manner that will preserve and enhance funding stability, flexibility, and diversity. Key components of this operating strategy include a strong focus on customer-based funding, maintaining direct relationships with wholesale market funding providers, and maintaining the ability to liquefy certain assets when, and if, requirements warrant.

We develop and maintain contingency funding plans for both the parent company and bank liquidity positions. These plans evaluate our liquidity position under various operating circumstances and allow us to ensure that we would be able to operate though a period of stress when access to normal sources of funding is constrained. The plans project funding requirements during a potential period of stress, specify and quantify sources of liquidity, outline actions and procedures for effectively managing through the problem period, and define roles and responsibilities. They are reviewed and approved annually by ALCO.

Our borrowing costs and ability to raise funds are directly impacted by our credit ratings. The credit ratings of Bank of America Corporation and Bank of America, N.A. are reflected in the table below.

Table 10

Credit Ratings

December 31, 2006
	Bank of America Corporation			Bank of America, N.A.
	Senior Debt	Subordinated Debt	Commercial Paper	Short-term Borrowings	Long-term Debt
Moody’s	Aa2	Aa3	P-1	P-1	Aa1
Standard & Poor’s (1)	AA-	A+	A-1+	A-1+	AA
Fitch, Inc. (2)	AA-	A+	F1+	F1+	AA-

(1)

On February 14, 2007, Standard & Poor’s Rating Services raised their ratings on Bank of America Corporation’s Senior Debt to AA and Subordinated Debt to AA- while Bank of America, N. A.’s Long-term Debt rating was raised to AA+.

(2)

On February 15, 2007, Fitch, Inc. raised their ratings on Bank of America Corporation’s Senior Debt to AA and Subordinated Debt to AA- while Bank of America, N. A.’s Long-term Debt rating was raised to AA.

Under normal business conditions, primary sources of funding for the parent company include dividends received from its banking and nonbanking subsidiaries, and proceeds from the issuance of senior and subordinated debt, as well as commercial paper and equity. Primary uses of funds for the parent company include repayment of maturing debt and commercial paper, share repurchases, dividends paid to shareholders, and subsidiary funding through capital or debt.

The parent company maintains a cushion of excess liquidity that would be sufficient to fully fund holding company and nonbank affiliate operations for an extended period during which funding from normal sources is disrupted. The primary measure used to assess the parent company’s liquidity is the “Time to Required Funding” during such a period of liquidity disruption. This measure assumes that the parent company is unable to generate funds from debt or equity issuance, receives no dividend income from subsidiaries, and no longer pays dividends to shareholders while continuing to meet nondiscretionary uses needed to maintain bank operations and repayment of contractual principal and interest payments owed by the parent company and affiliated companies. Under this scenario, the amount of time the parent company and its nonbank subsidiaries can operate and meet all obligations before the current liquid assets are exhausted is considered the “Time to Required Funding.” ALCO approves the target range set for this metric, in months, and monitors adherence to the target. Maintaining excess parent company cash ensures that “Time to Required Funding” remains in the target range of 21 to 27 months and is the primary driver of the timing and amount of the Corporation’s debt issuances. As of December 31, 2006 “Time to Required Funding” was 24 months compared to 29 months at December 31, 2005. The reduction reflects the funding in 2005 in anticipation of the $5.2 billion cash payment related to the MBNA merger that was paid on January 1, 2006 combined with an increase in share repurchases.

The primary sources of funding for our banking subsidiaries include customer deposits and wholesale market–based funding. Primary uses of funds for the banking subsidiaries include growth in the core asset portfolios, including loan demand, and in the ALM portfolio. We use the ALM portfolio primarily to manage interest rate risk and liquidity risk.

One ratio that can be used to monitor the stability of funding composition is the “loan to domestic deposit” ratio. This ratio reflects the percent of Loans and Leases that are funded by domestic core deposits, a relatively stable funding source. A ratio below 100 percent indicates that our loan portfolio is completely funded by domestic core deposits. The ratio was 118 percent at December 31, 2006 compared to 102 percent at December 31, 2005. The increase was primarily attributable to the addition of MBNA, organic growth in the loan and lease portfolio, and a decision to retain a larger share of mortgage production on the Corporation’s balance sheet.

The strength of our balance sheet is a result of rigorous financial and risk discipline. Our core deposit base, which is a low cost funding source, is often used to fund the purchase of incremental assets (primarily loans and securities), the composition of which impacts our loan to deposit ratio. Mortgage-backed securities and mortgage loans have prepayment risk which must be managed. Repricing of deposits is a key variable in this process. The capital generated in excess of capital adequacy targets and to support business growth, is available for the payment of dividends and share repurchases.

ALCO determines prudent parameters for wholesale market-based borrowing and regularly reviews the funding plan for the bank subsidiaries to ensure compliance with these parameters. The contingency funding plan for the banking subsidiaries evaluates liquidity over a 12-month period in a variety of business environment scenarios assuming different levels of earnings performance and credit ratings as well as public and investor relations factors. Funding exposure related to our role as liquidity provider to certain off-balance sheet financing entities is also measured under a stress scenario. In this analysis, ratings are downgraded such that the off-balance sheet financing entities are not able to issue commercial paper and backup facilities that we provide are drawn upon. In addition, potential draws on credit facilities to issuers with ratings below a certain level are analyzed to assess potential funding exposure.

We originate loans for retention on our balance sheet and for distribution. As part of our “originate to distribute” strategy, commercial loan originations are distributed through syndication structures, and residential mortgages originated by Consumer Real Estate are frequently distributed in the secondary market. In connection with our balance sheet management activities, we may retain mortgage loans originated as well as purchase and sell loans based on our assessment of market conditions.

Regulatory Capital

At December 31, 2006, the Corporation operated its banking activities primarily under two charters: Bank of America, N.A. and FIA Card Services, N.A. (the surviving entity of the MBNA America Bank N.A. and the Bank of America, N.A. (USA) merger) As a regulated financial services company, we are governed by certain regulatory capital requirements. At December 31, 2006, the Corporation, Bank of America, N.A. and FIA Card Services, N.A. were classified as “well-capitalized” for regulatory purposes, the highest classification. At December 31, 2005, the Corporation, Bank of America, N.A. and Bank of America. N.A. (USA) were also classified as “well-capitalized” for regulatory purposes. There have been no conditions or events since December 31, 2006 that management believes have changed the Corporation’s, Bank of America, N.A.’s and FIA Card Services, N.A.’s capital classifications.

Certain corporate sponsored trust companies which issue trust preferred securities (Trust Securities) are deconsolidated under FIN 46R. As a result, the Trust Securities are not included on our Consolidated Balance Sheets. On March 1, 2005, the FRB issued Risk-Based Capital Standards: Trust Preferred Securities and the Definition of Capital (the Final Rule) which allows Trust Securities to continue to qualify as Tier 1 Capital with revised quantitative limits that would be effective after a five-year transition period. As a result, we continue to include Trust Securities in Tier 1 Capital.

The Final Rule limits restricted core capital elements to 15 percent for internationally active bank holding companies. In addition, the FRB revised the qualitative standards for capital instruments included in regulatory capital. Internationally active bank holding companies are those with consolidated assets greater than $250 billion or on-balance sheet exposure greater than $10 billion. At December 31, 2006, our restricted core capital elements comprised 17.3 percent of total core capital elements. We expect to be fully compliant with the revised limits prior to the implementation date of March 31, 2009.

Table 11 reconciles the Corporation’s Total Shareholders’ Equity to Tier 1 and Total Capital as defined by the regulations issued by the FRB, the FDIC, and the OCC at December 31, 2006 and 2005.

Table 11

Reconciliation of Tier 1 and Total Capital	December 31
(Dollars in millions)	2006	2005
Tier 1 Capital
Total Shareholders’ equity	$135,272	$101,533
Goodwill	(65,662)	(45,354)
Nonqualifying intangible assets (1)	(3,782)	(2,642)
Effect of net unrealized losses on AFS debt and marketable equity securities and net losses on derivatives recorded in Accumulated OCI, net of tax	6,430	7,316
Accounting change for implementation of FASB Statement No. 158	1,428	—
Trust securities (2)	15,942	12,446
Other	1,436	1,076
Tier 1 Capital	91,064	74,375
Long-term debt qualifying as Tier 2 Capital	24,546	16,848
Allowance for loan and lease losses	9,016	8,045
Reserve for unfunded lending commitments	397	395
Other	203	238
Total Capital	$125,226	$99,901

(1)	Nonqualifying intangible assets of the Corporation are comprised of certain core deposit intangibles, affinity relationships, and other intangibles.
(2)	Trust Securities are net of unamortized discounts.

See Note 15 of the Consolidated Financial Statements for more information on the Corporation’s regulatory requirements and restrictions.

The Corporation anticipates that the implementation, of FASB Staff Position No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” will reduce Retained Earnings and associated regulatory capital by approximately $1.4 billion after-tax as of January 1, 2007. The amount of the charge initially recorded will be recognized as income over the remaining terms, generally 15 to 30 years, of the affected leases. Further, this change in accounting will also result in an adverse impact on earnings in the first two years subsequent to the change. The Corporation expects that Net Income will be negatively impacted by approximately $105 million in 2007. The Corporation anticipates that its Tier 1 and Total Capital Ratios will be negatively impacted by approximately 13 bps and its Tier 1 Leverage Ratio will be negatively impacted by approximately 10 bps as a result of the initial adoption.

In November 2006, the Corporation announced a definitive agreement to acquire U.S. Trust for $3.3 billion in cash. The transaction is expected to close in the third quarter of 2007. The Corporation anticipates that its Tier 1 and Total Capital Ratios will be negatively impacted by approximately 35 bps and its Tier 1 Leverage Ratio will be negatively impacted by approximately 25 bps upon the acquisition of U.S. Trust.

Basel II

In June 2004, Basel II was published with the intent of more closely aligning regulatory capital requirements with underlying risks. Similar to economic capital measures, Basel II seeks to address credit risk, market risk, and operational risk.

While economic capital is measured to cover unexpected losses, the Corporation also maintains a certain threshold in terms of regulatory capital to adhere to legal standards of capital adequacy. These thresholds or leverage ratios will continue to be utilized for the foreseeable future.

U.S. banks are required to implement Basel II within three years of the date the final rules are published. Banks must successfully complete four consecutive quarters of parallel calculations to be considered compliant and to enter a three-year implementation period. The three-year implementation period is subject to capital relief floors (limits) that are set to help mitigate substantial decreases in an institution’s capital levels when compared to current regulatory capital rules.

On September 25, 2006, the Agencies officially published several documents providing updates to the Basel II Risk-Based Capital Standards for the U.S. as well as new regulatory reporting requirements related to these Risk-Based Capital Standards for review and comment by U.S.-based banks and trade associations. These publications included previously published regulations and guidance as well as revised market risk rules and a proposal including several new regulatory reporting templates. These Capital Standards are expected to be finalized in 2007.

The Corporation continues its execution efforts to ensure preparedness with Basel II requirements. The goal is to achieve full compliance within the three-year implementation period. Further, the Corporation anticipates being ready for all international reporting requirements that occur before that time.

Dividends

Effective for the third quarter 2006 dividend, the Board increased the quarterly cash dividend 12 percent from $0.50 to $0.56 per share. In October 2006, the Board declared a fourth quarter cash dividend of $0.56 which was paid on December 22, 2006 to common shareholders of record on December 1, 2006. In January 2007, the Board declared a quarterly cash dividend of $0.56 per common share payable on March 23, 2007 to shareholders of record on March 2, 2007.

In January 2007, the Board also declared three dividends in regards to preferred stock. The first was a $1.75 regular cash dividend on the Cumulative Redeemable Preferred Stock, Series B, payable April 25, 2007 to shareholders of record on April 11, 2007. The second was a regular quarterly cash dividend of $0.38775 per depositary share on the Series D Preferred Stock, payable March 14, 2007 to shareholders of record on February 28, 2007. The third declared dividend was a regular quarterly cash dividend of $0.40106 per depositary share of the Floating Rate Non-Cumulative Preferred Stock, Series E, payable February 15, 2007 to shareholders of record on January 31, 2007.

Common Share Repurchases

We will continue to repurchase shares, from time to time, in the open market or in private transactions through our approved repurchase programs. We repurchased approximately 291.1 million shares of common stock in 2006 which more than offset the 118.4 million shares issued under employee stock plans.

In April 2006, the Board authorized a stock repurchase program of up to 200 million shares of the Corporation’s common stock at an aggregate cost not to exceed $12.0 billion to be completed within a period of 12 to 18 months of which the lesser of approximately $4.9 billion, or 63.1 million shares, remains available for repurchase under the program at December 31, 2006.

In January 2007, the Board authorized a stock repurchase program of an additional 200 million shares of the Corporation’s common stock at an aggregate cost not to exceed $14.0 billion to be completed within a period of 12 to 18 months. For additional information on common share repurchases, see Note 14 of the Consolidated Financial Statements.

Preferred Stock

In November 2006, the Corporation authorized 85,100 shares and issued 81,000 shares, or $2.0 billion, of Bank of America Corporation Floating Rate Non-Cumulative Preferred Stock, Series E with a par value of $0.01 per share.

In September 2006, the Corporation authorized 34,500 shares and issued 33,000 shares, or $825 million, of Series D Preferred Stock with a par value of $0.01 per share.

During July 2006, the Corporation redeemed its 6.75% Perpetual Preferred Stock with a stated value of $250 per share and its Fixed/Adjustable Rate Cumulative Preferred Stock with a stated value of $250 per share.

For additional information on the issuance and redemption of preferred stock, see Note 14 of the Consolidated Financial Statements.

Credit Risk Management

Credit risk is the risk of loss arising from the inability of a borrower or counterparty to meet its obligations. Credit risk can also arise from operational failures that result in an advance, commitment or investment of funds. We define the credit exposure to a borrower or counterparty as the loss potential arising from all product classifications including loans and leases, derivatives, trading account assets, assets held-for-sale, and unfunded lending commitments that include loan commitments, letters of credit and financial guarantees. For derivative positions, our credit risk is measured as the net replacement cost in the event the counterparties with contracts in a gain position to us fail to perform under the terms of those contracts. We use the current mark-to-market value to represent credit exposure without giving consideration to future mark-to-market changes. The credit risk amounts take into consideration the effects of legally enforceable master netting agreements and cash collateral. Our consumer and commercial credit extension and review procedures take into account funded and unfunded credit exposures. For additional information on derivatives and credit extension commitments, see Notes 4 and 13 of the Consolidated Financial Statements.

For credit risk purposes, we evaluate our consumer businesses on both a held and managed basis. Managed basis assumes that loans that have been securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. We evaluate credit performance on a managed basis as the receivables that have been securitized are subject to the same underwriting standards and ongoing monitoring as the held loans. In addition to the discussion of credit quality statistics of both held and managed loans included in this section, refer to the Card Services discussion beginning on page 18. For additional information on our managed portfolio and securitizations, refer to Note 9 of the Consolidated Financial Statements.

We manage credit risk based on the risk profile of the borrower or counterparty, repayment sources, the nature of underlying collateral, and other support given current events, conditions and expectations. We classify our portfolios as either consumer or commercial and monitor credit risk separately as discussed below.

Consumer Portfolio Credit Risk Management

Credit risk management for the consumer portfolio begins with initial underwriting and continues throughout a borrower’s credit cycle. Statistical techniques in conjunction with experiential judgment are used in all aspects of portfolio management including product pricing, risk appetite, setting credit limits, operating processes and metrics to quantify and balance risks and returns. In addition, credit decisions are statistically based with tolerances set to decrease the percentage of approvals as the risk profile increases. Statistical models are built using detailed behavioral information from external sources such as credit bureaus and/or internal historical experience. These models are a critical component of our consumer credit risk management process and are used in the determination of both new and existing credit decisions, portfolio management strategies including authorizations and line management, collection practices and strategies, determination of the allowance for credit losses, and economic capital allocations for credit risk.

For information on our accounting policies regarding delinquencies, nonperforming status and charge-offs for the consumer portfolio, see Note 1 of the Consolidated Financial Statements.

Management of Consumer Credit Risk Concentrations

Consumer credit risk exposure is managed geographically and through our various product offerings with a goal that concentrations of credit exposure do not result in undesirable levels of risk. We purchase credit protection on certain portions of our portfolio that is designed to enhance our overall risk management strategy. At December 31, 2006 and 2005, we had mitigated a portion of our credit risk on approximately $131.0 billion and $110.4 billion of consumer loans, including both residential mortgage and indirect automotive loans, through the purchase of credit protection. Our regulatory risk-weighted assets were reduced as a result of these transactions because we transferred a portion of our credit risk to unaffiliated parties. At December 31, 2006 and 2005, these transactions had the cumulative effect of reducing our risk-weighted assets by $36.4 billion and $30.6 billion, and resulted in increases of 30 bps and 28 bps in our Tier 1 Capital ratio at December 31, 2006 and 2005.

Consumer Credit Portfolio

Table 12 presents our held and managed consumer loans and leases and related asset quality information for 2006 and 2005. Overall, consumer credit quality remained sound in 2006 as performance was favorably impacted by lower bankruptcy-related charge-offs.

Table 12

Consumer Loans and Leases

	December 31						Year Ended December 31
	Outstandings		Nonperforming (1)		Accruing Past Due 90 Days or More (2)		Net Charge- offs / Losses		Net Charge-off / Loss Ratios (3)
(Dollars in millions)	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005
Held basis
Residential mortgage	$241,181	$182,596	$660	$570	$118	$—	$39	$27	0.02%	0.02%
Credit card—domestic	61,195	58,548	n/a	n/a	1,991	1,197	3,094	3,652	4.85	6.76
Credit card—foreign	10,999	—	n/a	n/a	184	—	225	—	2.46	—
Home equity lines	74,888	62,098	249	117	—	—	51	31	0.07	0.05
Direct/Indirect consumer (4)	68,224	45,490	44	37	347	75	524	248	0.88	0.55
Other consumer (5)	9,218	6,725	77	61	38	15	303	275	2.83	3.99
Total consumer loans and leases—held	465,705	355,457	1,030	785	2,678	1,287	4,236	4,233	1.01	1.26
Securitization impact (6)	110,151	12,523	2	—	2,407	23	3,371	434	3.22	3.34
Total consumer loans and leases—managed	$575,856	$367,980	$1,032	$785	$5,085	$1,310	$7,607	$4,667	1.45%	1.34%
Managed basis
Residential mortgage	$245,840	$188,380	$660	$570	$118	$—	$39	$27	0.02%	0.02%
Credit card—domestic	142,599	60,785	n/a	n/a	3,828	1,217	5,395	4,086	3.89	6.92
Credit card—foreign	27,890	—	n/a	n/a	608	—	980	—	3.95	—
Home equity lines	75,197	62,546	251	117	—	3	51	31	0.07	0.05
Direct/Indirect consumer	75,112	49,544	44	37	493	75	839	248	1.23	0.53
Other consumer	9,218	6,725	77	61	38	15	303	275	2.83	3.99
Total consumer loans and leases—managed	$575,856	$367,980	$1,032	$785	$5,085	$1,310	$7,607	$4,667	1.45%	1.34%

(1)	The definition of nonperforming does not include consumer credit card and consumer non-real estate loans and leases.
(2)

Accruing past due 90 days or more as a percentage of outstanding held and managed consumer loans and leases was 0.58 percent and 0.88 percent at December 31, 2006 and 0.36 percent and 0.36 percent at December 31, 2005.

(3)

Net charge-off/loss ratios are calculated as held net charge-offs or managed net losses divided by average outstanding held or managed loans and leases during the year for each loan and lease category.

(4)	Outstandings include home equity loans of $12.8 billion and $8.1 billion at December 31, 2006 and 2005.
(5)	Outstandings include foreign consumer loans of $6.2 billion and $3.8 billion and consumer finance loans of $2.8 billion and $2.8 billion at December 31, 2006 and 2005.
(6)	For additional information on our managed portfolio and securitizations, refer to Note 9 of the Consolidated Financial Statements.

n/a = not applicable

Residential Mortgage

The residential mortgage portfolio makes up the largest percentage of our consumer loan portfolio at 52 percent of held consumer loans and leases and 43 percent of managed consumer loans and leases at December 31, 2006. Residential mortgages are originated for the home purchase and refinancing needs of our customers in Global Consumer and Small Business Banking and Global Wealth and Investment Management and represent 22 percent of the managed residential portfolio. The remaining 78 percent of the managed portfolio is in All Other, which includes Corporate Treasury and Corporate Investments, and is comprised of purchased or originated residential mortgage loans used to manage our overall ALM activities.

On a held basis, outstanding loans and leases increased $58.6 billion in 2006 compared to 2005 driven by retained mortgage production and bulk purchases. Nonperforming balances increased $90 million due to portfolio seasoning. Loans past due 90 days or more and still accruing interest of $118 million is related to repurchases pursuant to our servicing agreements with Government National Mortgage Association (GNMA) mortgage pools whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs. This past due GNMA portfolio of $161 million was included in loans held-for-sale at December 31, 2005 and was not reclassified to conform to current presentation.

Credit Card – Domestic and Foreign

The consumer credit card portfolio is managed in Card Services within Global Consumer and Small Business Banking. Outstandings in the held domestic loan portfolio increased $2.6 billion in 2006 compared to 2005 due to the MBNA merger and organic growth partially offset by an increase in net securitization activity. The $794 million increase in held domestic loans past due 90 days or more and still accruing interest was driven by portfolio seasoning, the trend toward more normalized delinquency levels following bankruptcy reform and the addition of the MBNA portfolio, including the adoption of MBNA collection practices and policies that have historically led to higher delinquencies but lower losses. Net charge-offs for the held domestic portfolio decreased $558 million to $3.1 billion, or 4.85 percent (5.00 percent excluding the impact of SOP 03-3) of total average held credit card – domestic loans compared to 6.76 percent in 2005 primarily due to bankruptcy reform which accelerated charge-offs into 2005. This decrease in net charge-offs was partially offset by new advances on accounts for which previous loan balances were sold to the securitization trusts, portfolio seasoning and the addition of the MBNA portfolio. See below for a discussion of the impact of SOP 03-3 on the MBNA portfolio.

Managed domestic credit card outstandings increased $81.8 billion to $142.6 billion at December 31, 2006, primarily due to the MBNA merger. Managed net losses increased $1.3 billion to $5.4 billion, or 3.89 percent of total average managed domestic loans compared to 6.92 percent in 2005. Managed net losses were higher primarily due to the addition of the MBNA portfolio and portfolio seasoning, partially offset by lower bankruptcy-related losses as a result of bankruptcy reform. The 303 bps decrease in the managed net loss ratio was driven by lower bankruptcy-related losses and the beneficial impact of the higher credit quality of the MBNA portfolio compared to the legacy Bank of America portfolio.

Held and managed outstandings in the foreign credit card portfolio of $11.0 billion and $27.9 billion at December 31, 2006, as well as delinquencies, held net charge-offs and managed net losses, are related to the addition of the MBNA portfolio. Net charge-offs for the held foreign portfolio were $225 million, or 2.46 percent (3.05 percent excluding the impact of SOP 03-3) of total average held credit card – foreign loans in 2006. Net losses for the managed foreign portfolio were $980 million, or 3.95 percent, of total average managed credit card – foreign loans. The foreign credit card portfolio experienced increasing net charge-off and managed net loss trends throughout the year resulting from seasoning of the European portfolio and higher personal insolvencies in the United Kingdom. See below for a discussion of the impact of SOP 03-3 on the MBNA portfolio.

Home Equity Lines

At December 31, 2006, approximately 73 percent of the managed home equity portfolio was included in Global Consumer and Small Business Banking, while the remainder of the portfolio is in Global Wealth and Investment Management. This portfolio consists of revolving first and second lien residential mortgage lines of credit. On a held basis, outstanding home equity lines increased $12.8 billion, or 21 percent, in 2006 compared to 2005 due to enhanced product offerings and the expanding home equity market. Nonperforming home equity lines increased $132 million in 2006 due to portfolio seasoning.

Direct/Indirect Consumer

At December 31, 2006, approximately 49 percent of the managed direct/indirect portfolio was included in Business Lending within Global Corporate and Investment Banking (automotive, marine, motorcycle and recreational vehicle loans); 41 percent was included in Global Consumer and Small Business Banking (home equity loans, student and other non-real estate secured and unsecured personal loans) and the remainder was included in Global Wealth and Investment Management (home equity loans and other non-real estate secured and unsecured personal loans) and All Other (home equity loans).

On a held basis, outstanding loans and leases increased $22.7 billion in 2006 compared to 2005 due to the addition of the MBNA portfolio, purchases of retail automotive loans and reduced securitization activity. Loans past due 90 days or more and still accruing interest increased $272 million due to the addition of MBNA and growth in the portfolio. Net charge-offs increased $276 million to 0.88 percent (1.01 percent excluding the impact of SOP 03-3) of total average held direct/indirect loans, driven by the addition of the MBNA unsecured lending portfolio and seasoning of the automotive loan portfolio. Card Services unsecured lending portfolio charge-offs increased throughout 2006 as charge-offs trended toward more normalized loss levels post bankruptcy reform. Portfolio seasoning and reduced securitization activity also contributed to the increasing charge-off trend.

Net losses for the managed loan portfolio increased $591 million to 1.23 percent of total average managed direct/indirect loans compared to 0.53 percent in 2005, primarily due to the addition of MBNA. See below for a discussion of the impact of SOP 03-3 on the MBNA portfolio.

Other Consumer

At December 31, 2006, approximately 67 percent of the other consumer portfolio consists of the foreign consumer loan portfolio which was included in Card Services within Global Consumer and Small Business Banking and in ALM/Other within Global Corporate and Investment Banking. The remainder of the portfolio was associated with our previously exited consumer finance businesses and was included in All Other. Other consumer outstanding loans and leases increased $2.5 billion at December 31, 2006 compared to December 31, 2005 driven primarily by the addition of the MBNA portfolio. Net charge-offs as a percentage of total average other consumer loans declined by 116 bps due primarily to growth in the foreign portfolio from the MBNA acquisition. See below for a discussion of the impact of SOP 03-3 on the MBNA portfolio.

SOP 03-3

SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 requires impaired loans be recorded at fair value and prohibits “carrying over” or the creation of valuation allowances in the initial accounting of loans acquired in a transfer that are within the scope of this SOP (categories of loans for which it is probable, at the time of acquisition, that all amounts due according to the contractual terms of the loan agreement will not be collected). The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination.

In accordance with SOP 03-3, certain acquired loans of MBNA that were considered impaired were written down to fair value at the acquisition date. Therefore, reported net charge-offs and managed net losses were lower since these impaired loans that would have been charged off during the period were reduced to fair value as of the acquisition date. SOP 03-3 does not apply to the acquired loans that have been securitized as they are not held on the Corporation’s Balance sheet.

Consumer net charge-offs, managed net losses, and associated ratios as reported and excluding the impact of SOP 03-3 for 2006 are presented in Table 13. Management believes that excluding the impact of SOP 03-3 provides a more accurate reflection of portfolio credit quality.

Table 13

Consumer Net Charge-offs and Managed Net Losses (Excluding the Impact of SOP 03-3)

	2006
	As Reported				Excluding Impact (1)
	Held		Managed		Held		Managed
(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Residential mortgage	$39	0.02%	$39	0.02%	$39	0.02%	$39	0.02%
Credit card – domestic	3,094	4.85	5,395	3.89	3,193	5.00	5,494	3.96
Credit card – foreign	225	2.46	980	3.95	278	3.05	1,033	4.17
Home equity lines	51	0.07	51	0.07	51	0.07	51	0.07
Direct/Indirect consumer	524	0.88	839	1.23	602	1.01	917	1.35
Other consumer	303	2.83	303	2.83	344	3.21	344	3.21
Total consumer	$4,236	1.01%	$7,607	1.45%	$4,507	1.07%	$7,878	1.50%

(1)

Excluding the impact of SOP 03-3 is a non-GAAP financial measure. Net charge-offs and managed net losses exclude the impact of SOP 03-3 which decreased net charge-offs and managed net losses on credit card – domestic $99 million, credit card – foreign $53 million, direct/indirect consumer $78 million, and other consumer $41 million for 2006. The impact of SOP 03-3 on average outstanding held and managed consumer loans and leases for 2006 was not material.

Nonperforming Consumer Assets Activity

Table 14 presents the additions and reductions to nonperforming assets in the held consumer portfolio during 2006 and 2005. Net additions to nonperforming loans and leases in 2006 were $245 million compared to $47 million in 2005. The increase in 2006 was driven by seasoning of the residential mortgage and home equity portfolios. The nonperforming consumer loans and leases ratio was unchanged compared to 2005 as the addition of the MBNA portfolio and broad-based loan growth offset the impact of the increase in nonperforming consumer loan levels.

Table 14

Nonperforming Consumer Assets Activity

(Dollars in millions)	2006	2005
Nonperforming loans and leases
Balance, January 1	$785	$738
Additions to nonperforming loans and leases:
New nonaccrual loans and leases	1,432	1,108
Reductions in nonperforming loans and leases:
Paydowns and payoffs	(157)	(223)
Sales	(117)	(112)
Returns to performing status (1)	(698)	(531)
Charge-offs (2)	(150)	(121)
Transfers to foreclosed properties	(65)	(69)
Transfers to loans held-for-sale	—	(5)
Total net additions to nonperforming loans and leases	245	47
Total nonperforming loans and leases, December 31 (3)	1,030	785
Foreclosed properties
Balance, January 1	61	69
Additions to foreclosed properties:
New foreclosed properties	159	125
Reductions in foreclosed properties:
Sales	(76)	(108)
Writedowns	(85)	(25)
Total net reductions in foreclosed properties	(2)	(8)
Total foreclosed properties, December 31	59	61
Nonperforming consumer assets, December 31 (4)	$1,089	$846
Nonperforming consumer loans and leases as a percentage of outstanding consumer loans and leases	0.22%	0.22%
Nonperforming consumer assets as a percentage of outstanding consumer loans, leases and foreclosed properties	0.23%	0.24%

(1)	Consumer loans and leases are generally returned to performing status when principal or interest is less than 90 days past due.
(2)	Our policy is not to classify consumer credit card and consumer non-real estate loans and leases as nonperforming; therefore, the charge-offs on these loans have no impact on nonperforming activity.
(3)

In 2006, $69 million in Interest Income was estimated to be contractually due on nonperforming consumer loans and leases classified as nonperforming at December 31, 2006 of which $17 million was received and included in Net Income for 2006.

(4)	Balances do not include nonperforming loans held for sale included in Other Assets of $30 million and $24 million at December 31, 2006 and 2005.

Commercial Portfolio Credit Risk Management

Credit risk management for the commercial portfolio begins with an assessment of the credit risk profile of the borrower or counterparty based on an analysis of the financial position of a borrower or counterparty. As part of the overall credit risk assessment of a borrower or counterparty, most of our commercial credit exposure or transactions are assigned a risk rating and are subject to approval based on defined credit approval standards. Subsequent to loan origination, risk ratings are monitored on an ongoing basis. If necessary, risk ratings are adjusted to reflect changes in the financial condition, cash flow or financial situation of a borrower or counterparty. We use risk rating aggregations to measure and evaluate concentrations within portfolios. Risk ratings are a factor in determining the level of assigned economic capital and the allowance for credit losses. In making credit decisions, we consider risk rating, collateral, country, industry and single name concentration limits while also balancing the total borrower or counterparty relationship and SVA. Our lines of business and Risk Management personnel use a variety of tools to continuously monitor the ability of a borrower or counterparty to perform under its obligations.

For information on our accounting policies regarding delinquencies, nonperforming status and charge-offs for the commercial portfolio, see Note 1 of the Consolidated Financial Statements.

Management of Commercial Credit Risk Concentrations

Portfolio credit risk is evaluated and managed with a goal that concentrations of credit exposure do not result in undesirable levels of risk. We review, measure, and manage concentrations of credit exposure by industry, product, geography and customer relationship. Distribution of loans and leases by loan size is an additional measure of the portfolio risk diversification. We also review, measure, and manage commercial real estate loans by geographic location and property type. In addition, within our international portfolio, we evaluate borrowings by region and by country. Tables 18 and 20 and Tables 23 through 25 summarize these concentrations. Additionally, we utilize syndication of exposure to third parties, loan sales and other risk mitigation techniques to manage the size and risk profile of the loan portfolio.

From the perspective of portfolio risk management, customer concentration management is most relevant in Global Corporate and Investment Banking. Within that segment’s Business Lending and Capital Markets and Advisory Services businesses, we facilitate bridge financing to fund acquisitions and other short-term needs as well as provide syndicated financing for our clients. These concentrations are managed in part through our established “originate to distribute” strategy. These client transactions are sometimes large and leveraged. They can also have a higher degree of risk as we are providing offers or commitments for various components of the clients’ capital structures, including lower rated unsecured and subordinated debt tranches. In many cases, these offers to finance will not be accepted. If accepted, these highly conditioned commitments are often retired prior to or shortly following funding via the placement of securities, syndication or the client’s decision to terminate. Where we have a binding commitment and there is a market disruption or other unexpected event, there may be heightened exposure in the portfolios, an increase in criticized assets and higher potential for loss, unless an orderly disposition of the exposure can be made.

In Global Corporate and Investment Banking, concentrations are actively managed through the underwriting and ongoing monitoring processes, the “originate to distribute” strategy and through the utilization of various risk mitigation tools, such as credit derivatives, to economically hedge our risk to certain credit counterparties. Credit derivatives are financial instruments that we purchase for protection against the deterioration of credit quality. Earnings volatility increases due to accounting asymmetry as we mark-to-market the credit derivatives, as required by SFAS 133, whereas the exposures being hedged, including the funding commitments, are accounted for on an accrual basis. Once funded, these exposures are accounted for at historical cost less an allowance for credit losses or, if held-for-sale, at the lower of cost or market.

Commercial Credit Portfolio

Commercial credit quality continued to be stable in 2006. At December 31, 2006, the loans and leases net charge-off ratio declined to 0.13 percent from 0.16 percent at December 31, 2005. The nonperforming loan ratio declined to 0.31 percent from 0.33 percent.

Table 15 presents our commercial loans and leases and related asset quality information for 2006 and 2005.

Table 15

Commercial Loans and Leases

	December 31						Year Ended December 31
	Outstandings		Nonperforming		Accruing Past Due 90 Days or More (1)		Net Charge- offs (2)		Net Charge-off Ratios (3)
(Dollars in millions)	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005
Commercial loans and leases
Commercial – domestic	$161,982	$140,533	$584	$581	$265	$117	$336	$170	0.22%	0.13%
Commercial real estate (4)	36,258	35,766	118	49	78	4	3	—	0.01	—
Commercial lease financing	21,864	20,705	42	62	26	15	(28)	231	(0.14)	1.13
Commercial – foreign	20,681	21,330	13	34	9	32	(8)	(72)	(0.04)	(0.39)
Total commercial loans and leases	$240,785	$218,334	$757	$726	$378	$168	$303	$329	0.13%	0.16%

(1)	Accruing past due 90 days or more as a percentage of outstanding commercial loans and leases was 0.16 percent and 0.08 percent at December 31, 2006 and 2005.
(2)

Includes a reduction in net charge-offs on commercial – domestic of $17 million as a result of the impact of SOP 03-3 for 2006. The impact of SOP 03-3 on average outstanding commercial – domestic loans and leases for 2006 was not material. See discussion of SOP 03-3 in the Consumer Credit Portfolio section.

(3)	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans and leases during the year for each loan and lease category.
(4)

Includes domestic commercial real estate loans of $35.7 billion and $35.2 billion at December 31, 2006 and 2005, and foreign commercial real estate loans of $578 million and $585 million at December 31, 2006 and 2005.

Table 16 presents commercial credit exposure by type for utilized, unfunded and total committed credit exposure.

Table 16

Commercial Credit Exposure by Type

	December 31
	Commercial Utilized (1)		Commercial Unfunded (2)		Total Commercial Committed
(Dollars in millions)	2006	2005	2006	2005	2006	2005
Loans and leases	$240,785	$218,334	$269,937	$246,629	$510,722	$464,963
Standby letters of credit and financial guarantees	46,772	43,096	6,234	5,033	53,006	48,129
Derivative assets (3)	23,439	23,712	—	—	23,439	23,712
Assets held-for-sale	21,936	16,867	1,136	848	23,072	17,715
Commercial letters of credit	4,258	5,154	224	818	4,482	5,972
Bankers’ acceptances	1,885	1,643	1	1	1,886	1,644
Securitized assets	1,292	1,914	—	—	1,292	1,914
Foreclosed properties	10	31	—	—	10	31
Total	$340,377	$310,751	$277,532	$253,329	$617,909	$564,080

(1)

Exposure includes standby letters of credit, financial guarantees, commercial letters of credit and bankers’ acceptances for which the bank is legally bound to advance funds under prescribed conditions, during a specified period. Although funds have not been advanced, most of these exposure types are considered utilized for credit risk management purposes.

(2)	Excludes unused business card lines which are not legally binding.
(3)

Derivative Assets are reported on a mark-to-market basis, reflect the effects of legally enforceable master netting agreements, and have been reduced by cash collateral of $7.3 billion and $9.3 billion at December 31, 2006 and 2005. Commercial utilized credit exposure at December 31, 2005 has been reclassified to reflect cash collateral applied to Derivative Assets. In addition to cash collateral, Derivative Assets are also collateralized by $7.6 billion and $7.8 billion of other marketable securities at December 31, 2006 and 2005 for which the credit risk has not been reduced.

Table 17 presents commercial utilized criticized exposure by product type and as a percentage of total commercial utilized exposure for each category presented. Bridge exposure of $550 million as of December 31, 2006 and $442 million as of December 31, 2005, are excluded from the table below. These exposures are carried at the lower of cost or market and are managed in part through our “originate to distribute” strategy (see page 46 for more information on bridge financing). Had this exposure been included, the ratio of commercial utilized criticized exposure to total commercial utilized exposure would have been 2.25 percent and 2.42 percent as of December 31, 2006 and December 31, 2005, respectively.

Table 17

Commercial Utilized Criticized Exposure (1,2)

	December 31, 2006		December 31, 2005
(Dollars in millions)	Amount	Percent (3)	Amount	Percent (3,4)
Commercial – domestic	$5,210	2.41%	$4,954	2.59%
Commercial real estate	815	1.78	723	1.63
Commercial lease financing	504	2.31	611	2.95
Commercial – foreign	582	1.05	797	1.48
Total commercial utilized criticized exposure	$7,111	2.09%	$7,085	2.28%

(1)	Criticized exposure corresponds to the Special Mention, Substandard and Doubtful asset categories defined by regulatory authorities.
(2)

Exposure includes standby letters of credit, financial guarantees, commercial letters of credit and bankers’ acceptances for which the bank is legally bound to advance funds under prescribed conditions, during a specified period. Although funds have not been advanced, most of these exposure types are considered utilized for credit risk management purposes.

(3)	Ratios are calculated as commercial utilized criticized exposure divided by total commercial utilized exposure for each exposure category.
(4)

Commercial – domestic and Total commercial criticized exposure ratios for December 31, 2005 have been reclassified to reflect cash collateral applied to Derivative Assets that are in total commercial utilized credit exposure.

Commercial – Domestic

At December 31, 2006, approximately 80 percent of the commercial—domestic portfolio was included in Business Lending (business banking, middle market and large multinational corporate loans and leases) and Capital Markets and Advisory Services (acquisition and bridge financing), both within Global Corporate and Investment Banking. Outstanding loans and leases in Global Corporate and Investment Banking increased $11.6 billion to $130.0 billion at December 31, 2006 compared to December 31, 2005 driven by organic growth. Nonperforming loans and leases declined by $45 million to $460 million driven by overall improvements in the portfolio. Net charge-offs were up $72 million from 2005 due to a lower level of recoveries. Criticized utilized exposure, excluding bridge exposure, remained essentially flat at $4.6 billion.

The remaining 20 percent of the commercial—domestic portfolio is in Global Wealth and Investment Management (business-purpose loans for wealthy individuals) and Global Consumer and Small Business Banking (business card and small business loans). Outstanding loans and leases increased $9.8 billion to $32.0 billion at December 31, 2006 compared to December 31, 2005 driven primarily by growth in Global Consumer and Small Business Banking. Growth was centered in the business card portfolio, including the addition of MBNA, and the small business portfolio. Nonperforming loans and leases increased $48 million to $124 million due to seasoning of the small business portfolio and the addition of MBNA, both within Global Consumer and Small Business Banking. Loans past due 90 days or more and still accruing interest increased $153 million to $215 million primarily attributable to the business card portfolio. The increase was driven by the adoption of MBNA collection practices that have historically led to higher delinquencies but lower losses, the addition of the MBNA business card portfolio and portfolio seasoning. Net charge-offs were up $94 million from 2005 due to a $165 million increase in Global Consumer and Small Business Banking, partially offset by a 2006 credit loss recovery in Global Wealth and Investment Management. The increase in net charge-offs in Global Consumer and Small Business Banking was due to the addition of MBNA and seasoning of the small business and business card portfolios. Criticized utilized exposure increased $265 million to $561 million driven by an increase in the business card portfolio resulting primarily from the addition of MBNA.

Commercial Real Estate

The commercial real estate portfolio is managed in Business Lending within Global Corporate and Investment Banking and consists of loans issued primarily to public and private developers, homebuilders and commercial real estate firms. Outstanding loans and leases increased $492 million in 2006 compared to 2005. The increase was driven by business generated predominantly with existing clients across multiple property types. Utilized criticized exposure increased $92 million to $815 million driven by a $147 million increase in the utilized criticized loan and lease portfolio, attributable to the deterioration of a number of relatively small credits in a variety of property types, the largest of which is residential. The increase was partially offset by improvements centered in hotels/motels and multiple use commercial properties.

Table 18 presents outstanding commercial real estate loans by geographic region and property type diversification, excluding those commercial loans and leases secured by owner-occupied real estate. Commercial loans and leases secured by owner-occupied real estate are made on the general creditworthiness of the borrower where real estate is obtained as additional security and the ultimate repayment of the credit is not dependent on the sale, lease and rental, or refinancing of the real estate. For purposes of this table, commercial real estate reflects loans dependent on the sale of the real estate as the primary source of repayment. The increase in residential property type loans was driven by higher utilizations in the for-sale housing sector due to increased construction and land cost.

Table 18

Outstanding Commercial Real Estate Loans

	December 31
(Dollars in millions)	2006	2005
By Geographic Region (1)
California	$7,781	$7,615
Northeast	6,368	6,337
Southeast	5,097	4,370
Florida	3,898	4,507
Southwest	3,787	3,658
Midwest	2,271	2,595
Northwest	2,053	2,048
Midsouth	2,006	1,485
Other	870	873
Geographically diversified (2)	1,549	1,693
Non-U.S.	578	585
Total	$36,258	$35,766
By Property Type
Residential	$8,151	$7,601
Office buildings	4,823	4,984
Apartments	4,277	4,461
Land and land development	3,956	3,715
Shopping centers/retail	3,955	4,165
Industrial/warehouse	3,247	3,031
Multiple use	1,257	996
Hotels/motels	1,185	790
Resorts	180	183
Other (3)	5,227	5,840
Total	$36,258	$35,766

(1)	Distribution is based on geographic location of collateral. Geographic regions are in the U.S. unless otherwise noted.
(2)

The geographically diversified category is comprised primarily of unsecured outstandings to real estate investment trusts and national homebuilders whose portfolios of properties span multiple geographic regions.

(3)	Represents loans to borrowers whose primary business is commercial real estate, but the exposure is not secured by the listed property types.

Commercial Lease Financing

The commercial lease financing portfolio is managed in Business Lending within Global Corporate and Investment Banking. Outstanding loans and leases increased $1.2 billion in 2006 compared to 2005 due to organic growth. Net charge-offs decreased $259 million compared to the prior year as 2005 included a higher level of airline industry charge-offs.

Commercial—Foreign

The commercial—foreign portfolio is managed primarily in Business Lending and Capital Markets and Advisory Services, both within Global Corporate and Investment Banking, and All Other. Outstanding loans and leases declined by

$649 million at December 31, 2006 compared to December 31, 2005 driven by the sale of our Brazilian operations and Asia Commercial Banking business (within All Other), partially offset by increases due to organic growth, principally in Western Europe. Nonperforming loans and criticized utilized exposure, excluding bridge exposure, decreased $21 million and $215 million, respectively, primarily attributable to the sale of our Brazilian operations. Commercial—foreign net charge-offs were in a net recovery position in both 2006 and 2005. The lower net recovery position in 2006 was driven by higher net charge-offs in Brazil as well as lower recoveries in Asia. For additional information on the commercial—foreign portfolio, refer to Foreign Portfolio discussion beginning on page 53.

Nonperforming Commercial Assets Activity

Table 19 presents the additions and reductions to nonperforming assets in the commercial portfolio during 2006 and 2005.

Table 19

Nonperforming Commercial Assets Activity (1)

(Dollars in millions)	2006	2005
Nonperforming loans and leases
Balance, January 1	$726	$1,475
Additions to nonperforming loans and leases:
New nonaccrual loans and leases	980	892
Advances	32	37
Reductions in nonperforming loans and leases:
Paydowns and payoffs	(403)	(686)
Sales	(152)	(108)
Returns to performing status (2)	(80)	(152)
Charge-offs (3)	(331)	(669)
Transfers to foreclosed properties	(3)	(19)
Transfers to loans held-for-sale	(12)	(44)
Total net additions to (reductions in) nonperforming loans and leases	31	(749)
Total nonperforming loans and leases, December 31 (4)	757	726
Foreclosed properties
Balance, January 1	31	33
Additions to foreclosed properties:
New foreclosed properties	6	32
Reductions in foreclosed properties:
Sales	(18)	(24)
Writedowns	(9)	(8)
Charge-offs	—	(2)
Total net reductions in foreclosed properties	(21)	(2)
Total foreclosed properties, December 31	10	31
Nonperforming commercial assets, December 31 (5)	$767	$757
Nonperforming commercial loans and leases as a percentage of outstanding commercial loans and leases	0.31%	0.33%
Nonperforming commercial assets as a percentage of outstanding commercial loans, leases and foreclosed properties	0.32%	0.35%

(1)	During 2005, nonperforming securities were reduced by $140 million primarily through exchanges resulting in a zero balance at December 31, 2005.
(2)

Commercial loans and leases may be restored to performing status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection.

(3)	Certain loan and lease products, including business card, are not classified as nonperforming; therefore, the charge-offs on these loans have no impact on nonperforming activity.
(4)

In 2006, $85 million in Interest Income was estimated to be contractually due on nonperforming commercial loans and leases classified as nonperforming at December 31, 2006, including troubled debt restructured loans of which $2 million were performing at December 31, 2006 and not included in the table above. Approximately $38 million of the estimated $85 million in contractual interest was received and included in Net Income for 2006.

(5)	Balances do not include nonperforming loans held-for-sale included in Other Assets of $50 million and $45 million at December 31, 2006 and 2005.

Industry Concentrations

Table 20 presents commercial committed credit exposure and the net credit default protection portfolio by industry. Our commercial credit exposure is diversified across a broad range of industries. Total commercial credit exposure increased by $53.8 billion, or 10 percent, in 2006 compared to 2005. Banks increased by $5.9 billion, or 19 percent due to increased activity in Capital Markets and Advisory Services within Global Corporate and Investment Banking, primarily in Australia and the United Kingdom. Government and public education increased $5.9 billion, or 18 percent, due primarily to growth concentrated in U.S. state and local entities, including both government and public education, consistent with our growth strategy for this sector. Healthcare equipment and services, and media increased $5.6 billion, or 22 percent, and $3.8 billion, or 25 percent, respectively, of which $2.3 billion and $2.5 billion was attributable to bridge and/or syndicated loan commitments, most of which are expected to be distributed in the normal course of executing our “originate to distribute” strategy. MBNA also contributed to growth in a number of industries, including healthcare equipment and services, and individuals and trusts.

Credit protection is purchased to cover the funded portion as well as the unfunded portion of certain credit exposure. To lessen the cost of obtaining our desired credit protection levels, credit exposure may be added within an industry, borrower or counterparty group by selling protection. Since December 31, 2005, our net credit default protection purchased has been reduced by $6.4 billion reflecting our view of the underlying risk in our credit portfolio and our near term outlook on the credit environment.

At December 31, 2006 and 2005, we had net notional credit default protection purchased in our credit derivatives portfolio of $8.3 billion and $14.7 billion. The net cost of credit default protection, including mark-to-market impacts, resulted in net losses of $241 million in 2006 compared to net gains of $49 million in 2005. Losses in 2006 primarily reflected the impact of credit spreads tightening across most of our hedge positions. The average Value-at-Risk (VAR) for these credit derivative hedges was $54 million and $69 million for the twelve months ended December 31, 2006 and 2005. The decrease in VAR was driven by a decrease in the average amount of credit protection outstanding during the period. There is a diversification effect between the credit derivative hedges and the market-based trading portfolio such that their combined average VAR was $57 million and $62 million for the twelve months ended December 31, 2006 and 2005. Refer to the discussion on page 61 for a description of our VAR calculation for the market-based trading portfolio.

Table 20

Commercial Credit Exposure and Net Credit Default Protection by Industry (1)

	December 31
	Commercial Utilized		Total Commercial Committed		Net Credit Default Protection (2)
(Dollars in millions)	2006	2005	2006	2005	2006	2005
Real estate (3)	$49,208	$47,580	$73,493	$70,373	$(704)	$(1,305)
Diversified financials	24,802	24,975	67,027	64,073	(121)	(250)
Retailing	27,226	25,189	44,064	41,967	(581)	(1,134)
Government and public education	22,495	19,041	39,254	33,350	(25)	—
Capital goods	16,804	15,337	37,337	33,004	(402)	(741)
Banks	26,405	21,755	36,735	30,811	(409)	(315)
Consumer services	19,108	17,481	32,651	29,495	(433)	(788)
Healthcare equipment and services	15,787	13,455	31,095	25,494	(249)	(709)
Individuals and trusts	18,792	16,754	29,167	24,348	3	(30)
Materials	15,882	16,754	28,693	28,893	(630)	(1,119)
Commercial services and supplies	15,204	13,038	23,512	21,152	(372)	(472)
Food, beverage and tobacco	11,341	11,194	21,081	20,590	(319)	(580)
Media	8,659	6,701	19,056	15,250	(871)	(1,790)
Energy	9,350	9,061	18,405	17,099	(236)	(589)
Utilities	4,951	5,507	17,221	15,182	(362)	(899)
Transportation	11,451	11,297	17,189	16,980	(219)	(323)
Insurance	6,573	4,745	14,121	13,868	(446)	(1,493)
Religious and social organizations	7,840	7,426	10,507	10,022	—	—
Consumer durables and apparel	4,820	5,142	9,117	9,318	(170)	(475)
Technology hardware and equipment	3,279	3,116	8,046	7,171	(38)	(402)
Telecommunication services	3,513	3,520	7,929	9,193	(1,104)	(1,205)
Pharmaceuticals and biotechnology	2,530	1,675	6,289	4,906	(181)	(470)
Software and services	2,757	2,573	6,206	5,708	(126)	(299)
Automobiles and components	1,529	1,602	5,098	5,878	(483)	(679)
Food and staples retailing	2,153	2,258	4,222	4,241	(116)	(324)
Household and personal products	720	536	2,205	1,669	50	75
Semiconductors and semiconductor equipment	802	536	1,364	1,119	(18)	(54)
Other	6,396	2,503	6,825	2,926	302 (4)	1,677 (4)
Total	$340,377	$310,751	$617,909	$564,080	$(8,260)	$(14,693)

(1)	December 31, 2005 industry balances have been reclassified to reflect the realignment of industry codes utilizing Standard & Poor’s industry classifications and internal industry management.
(2)	Net notional credit default protection purchased is shown as negative amounts and the net notional credit protection sold is shown as positive amounts.
(3)

Industries are viewed from a variety of perspectives to best isolate the perceived risks. For purposes of this table, the real estate industry is defined based upon the borrowers’ or counterparties’ primary business activity using operating cash flow and primary source of repayment as key factors.

(4)

Represents net credit default swaps index positions, including tranched index exposure, which were principally investment grade. Indices are comprised of corporate credit derivatives that trade as an aggregate index value. Generally, they are grouped into portfolios based on specific ratings of credit quality or global geographic location. As of December 31, 2006 and 2005, credit default swap index positions were sold to reflect our view of the credit markets.

Tables 21 and 22 present the maturity profiles and the credit exposure debt ratings of the net credit default protection portfolio at December 31, 2006 and 2005.

Table 21

Net Credit Default Protection by Maturity Profile

	December 31
	2006	2005
Less than or equal to one year	7%	—%
Greater than one year and less than or equal to five years	46	65
Greater than five years	47	35
Total	100%	100%

Table 22

Net Credit Default Protection by Credit Exposure Debt Rating (1)

(Dollars in millions)	December 31, 2006		December 31, 2005
Ratings	Net Notional	Percent	Net Notional	Percent
AAA	$(23)	0.3%	$(22)	0.2%
AA	(237)	2.9	(523)	3.6
A	(2,598)	31.5	(4,861)	33.1
BBB	(3,968)	48.0	(8,572)	58.2
BB	(1,341)	16.2	(1,792)	12.2
B	(334)	4.0	(424)	2.9
CCC and below	(50)	0.6	(149)	1.0
NR (2)	291	(3.5)	1,650	(11.2)
Total	$(8,260)	100.0%	$(14,693)	100.0%

(1)

In order to mitigate the cost of purchasing credit protection, credit exposure can be added by selling credit protection. The distribution of debt rating for net notional credit default protection purchased is shown as negative amounts and the net notional credit protection sold is shown as positive amounts.

(2)

In addition to unrated names, “NR” includes $302 million and $1.7 billion in net credit default swaps index positions at December 31, 2006 and 2005. While index positions are principally investment grade, credit default swaps indices include names in and across each of the ratings categories.

Foreign Portfolio

Our foreign credit and trading portfolio is subject to country risk. We define country risk as the risk of loss from unfavorable economic and political developments, currency fluctuations, social instability and changes in government policies. A risk management framework is in place to measure, monitor and manage foreign risk and exposures. Management oversight of country risk including cross-border risk is provided by the Country Risk Committee.

Table 23 presents total foreign exposure broken out by region at December 31, 2006 and 2005. Total foreign exposure includes credit exposure net of local liabilities, securities, and other investments domiciled in countries other than the United States. Credit card exposure is reported on a funded basis. Total foreign exposure can be adjusted for externally guaranteed outstandings and certain collateral types. Outstandings which are assigned external guarantees are reported under the country of the guarantor. Outstandings with tangible collateral are reflected in the country where the collateral is held. For securities received, other than cross-border resale agreements, outstandings are assigned to the domicile of the issuer of the securities. In regulatory reports under Federal Financial Institutions Examination Council (FFIEC) guidelines, cross-border resale agreements are presented based on the domicile of the issuer of the securities that are held as collateral. However, for the purpose of the following tables, resale agreements are generally presented based on the domicile of the counterparty because the counterparty has the legal obligation for repayment.

Table 23

Regional Foreign Exposure (1,2)

	December 31
(Dollars in millions)	2006	2005
Europe	$85,279	$55,068
Asia Pacific (3)	27,403	13,938
Latin America (4)	8,998	10,551
Middle East	811	616
Africa	317	86
Other (5)	7,131	4,550
Total	$129,939	$84,809

(1)

Generally, cross-border resale agreements are presented based on the domicile of the counterparty because the counterparty has the legal obligation for repayment except where the underlying securities are U.S. Treasuries, in which case the domicile is the U.S., and are therefore excluded from this presentation. For regulatory reporting under FFIEC guidelines, cross-border resale agreements are presented based on the domicile of the issuer of the securities that are held as collateral.

(2)	Derivative assets are reported on a mark-to-market basis and have been reduced by the amount of cash collateral applied of $4.3 billion and $7.4 billion at December 31, 2006 and 2005.
(3)	Includes Australia and New Zealand.
(4)	Includes Bermuda and Cayman Islands.
(5)	Other includes Canada and supranational entities.

Our total foreign exposure was $129.9 billion at December 31, 2006, an increase of $45.1 billion from December 31, 2005. The growth in our foreign exposure during 2006 was concentrated in Europe, which accounted for $85.3 billion, or 66 percent, of total foreign exposure. The European exposure was mostly in Western Europe and was distributed across a variety of industries with the largest concentration in the private sector which accounted for approximately 67 percent of the total exposure in Europe. The growth in Western Europe was due to the organic growth of $20.1 billion primarily driven by our Global Corporate and Investment Banking business, as well as the $10.0 billion addition of MBNA exposures in the United Kingdom, Ireland and Spain.

Asia Pacific was our second largest foreign exposure at $27.4 billion, or 21 percent, of total foreign exposure at December 31, 2006. The growth in Asia Pacific was driven by higher securities trading exposure primarily in Japan, South Korea and Australia. Loans and Leases, loan commitments, and other financing in Australia also contributed to the increase in Asia Pacific.

Latin America accounted for $9.0 billion, or seven percent of total foreign exposure at December 31, 2006, a decline of $1.6 billion, or 15 percent, from December 31, 2005. The decline in exposure in Latin America was primarily due to the sale of our Brazilian operations, partially offset by the equity in Banco Itaú received in exchange for the sale, and a decline in local country exposure in Chile. These decreases were partially offset by an increase in cross-border exposure in Mexico.

For more information on our Asia Pacific and Latin America exposure, see discussion on foreign exposure to selected countries defined as emerging markets on page 55.

As presented in Table 24, at December 31, 2006 and 2005, the United Kingdom had total cross-border exposure of $17.3 billion and $21.2 billion, representing 1.18 percent and 1.64 percent of Total Assets. At December 31, 2006 and 2005, the United Kingdom was the only country whose total cross-border outstandings exceeded one percent of our total assets. At December 31, 2006, the largest concentration of the cross-border exposure to the United Kingdom was in the banking sector. At December 31, 2006 and 2005, Germany was the only country whose total cross-border outstandings of $12.6 billion and $10.0 billion were between 0.75 percent and one percent of total assets.

Table 24

Total Cross-border Exposure Exceeding One Percent of Total Assets (1,2)

(Dollars in millions)	December 31	Public Sector	Banks	Private Sector	Cross-border Exposure	Exposure as a Percentage of Total Assets
United Kingdom	2006	$53	$9,172	$8,059	$17,284	1.18%
	2005	298	7,272	13,616	21,186	1.64
	2004	74	1,585	8,481	10,140	0.91

(1)

Exposure includes cross-border claims by our foreign offices as follows: loans, accrued interest receivable, acceptances, time deposits placed, trading account assets, securities, derivative assets, other interest-earning investments and other monetary assets. Amounts also include unused commitments, SBLCs, commercial letters of credit and formal guarantees. Sector definitions are based on the FFIEC instructions for preparing the Country Exposure Report.

(2)

Derivative assets are reported on a mark-to-market basis and have been reduced by the amount of cash collateral applied of $1.2 billion, $1.8 billion, and $1.8 billion at December 31, 2006, 2005, and 2004, respectively.

As presented in Table 25, foreign exposure to borrowers or counterparties in emerging markets increased $3.0 billion to $20.9 billion at December 31, 2006, compared to $17.9 billion at December 31, 2005. The increase was primarily due to higher sovereign and corporate securities trading exposures in Asia Pacific. Foreign exposure to borrowers or counterparties in emerging markets represented 16 percent and 21 percent of total foreign exposure at December 31, 2006 and 2005.

Table 25

Selected Emerging Markets (1)

(Dollars in millions)	Loans and Leases, and Loan Commitments	Other Financing (2)	Derivative Assets (3)	Securities/ Other Investments (4)	Total Cross- border Exposure (5)	Local Country Exposure Net of Local Liabilities (6)	Total Foreign Exposure December 31 2006	Increase/ (Decrease) From December 31 2005
Region/Country
Asia Pacific
China	$236	$48	$88	$3,193	$3,565	$49	$3,614	$210
South Korea	254	546	84	2,493	3,377	—	3,377	2,222
India	560	423	313	739	2,035	—	2,035	444
Singapore	226	9	116	521	872	—	872	402
Hong Kong	345	36	56	427	864	—	864	305
Taiwan	305	52	52	40	449	293	742	(176)
Other Asia Pacific	77	22	10	482	591	—	591	(4)
Total Asia Pacific	2,003	1,136	719	7,895	11,753	342	12,095	3,403
Latin America
Mexico	924	195	204	2,608	3,931	—	3,931	607
Brazil	153	84	26	1,986	2,249	402	2,651	(820)
Chile	221	13	—	9	243	83	326	(654)
Argentina	32	17	—	76	125	127	252	58
Other Latin America	108	131	10	18	267	15	282	(77)
Total Latin America	1,438	440	240	4,697	6,815	627	7,442	(886)
Middle East and Africa	484	261	140	231	1,116	—	1,116	414
Central and Eastern Europe	—	68	21	126	215	—	215	73
Total	$3,925	$1,905	$1,120	$12,949	$19,899	$969	$20,868	$3,004

(1)

There is no generally accepted definition of emerging markets. The definition that we use includes all countries in Latin America excluding Cayman Islands and Bermuda; all countries in Asia Pacific excluding Japan, Australia and New Zealand; all countries in Middle East and Africa; and all countries in Central and Eastern Europe excluding Greece.

(2)	Includes acceptances, standby letters of credit, commercial letters of credit and formal guarantees.
(3)

Derivative Assets are reported on a mark-to-market basis and have been reduced by the amount of cash collateral applied of $9 million and $80 million at December 31, 2006 and 2005. There are less than $1 million of other marketable securities collateralizing derivative assets as of December 31, 2006. Derivative Assets were collateralized by $4 million of other marketable securities at December 31, 2005.

(4)

Generally, cross-border resale agreements are presented based on the domicile of the counterparty because the counterparty has the legal obligation for repayment except where the underlying securities are U.S. Treasuries, in which case the domicile is the U.S., and are therefore excluded from this presentation. For regulatory reporting under FFIEC guidelines, cross-border resale agreements are presented based on the domicile of the issuer of the securities that are held as collateral.

(5)

Cross-border exposure includes amounts payable to us by borrowers or counterparties with a country of residence other than the one in which the credit is booked, regardless of the currency in which the claim is denominated, consistent with FFIEC reporting rules.

(6)

Local country exposure includes amounts payable to us by borrowers with a country of residence in which the credit is booked, regardless of the currency in which the claim is denominated. Local funding or liabilities are subtracted from local exposures as allowed by the FFIEC. Total amount of available local liabilities funding local country exposure at December 31, 2006 was $20.7 billion compared to $24.2 billion at December 31, 2005. Local liabilities at December 31, 2006 in Asia Pacific and Latin America were $14.1 billion and $6.6 billion of which $6.6 billion were in Singapore, $3.6 billion in Hong Kong, $2.5 billion in Chile, $1.9 billion in Argentina, $1.4 billion in Mexico, $1.2 billion in South Korea, $829 million in India, $784 million in Uruguay, and $669 million in China. There were no other countries with available local liabilities funding local country exposure greater than $500 million.

At December 31, 2006, 58 percent of the emerging markets exposure was in Asia Pacific, compared to 49 percent at December 31, 2005. Asia Pacific emerging markets exposure increased by $3.4 billion. Growth was driven by higher cross-border sovereign and corporate securities trading exposure, primarily in South Korea, India and Singapore, as well as higher other financing exposure in India. Our exposure in China was primarily related to our investment in CCB at both December 31, 2006 and 2005.

In December 2006, the Corporation completed the sale of its Asia Commercial Banking business to CCB. Our corporate banking and wholesale franchises are not impacted by this sale.

At December 31, 2006, 36 percent of the emerging markets exposure was in Latin America compared to 47 percent at December 31, 2005. Lower exposures in Brazil and Chile were partially offset by an increase in Mexico. The decline in Brazil was related to the sale of our Brazilian operations in September 2006 in exchange principally for equity in Banco Itaú. As of December 31, 2006, our investment in Banco Itaú accounted for $1.9 billion of exposure in Brazil. The decline in Chile was due to higher local liabilities which reduced our local exposure.

In August 2006, we announced a definitive agreement to sell our operations in Chile and Uruguay for equity in Banco Itaú. These transactions are expected to close in early 2007. Subsequent to the sale of our Brazilian operations and the closing of the Chile and Uruguay transactions, the Corporation will hold approximately seven percent of the equity of Banco Itaú through voting and non-voting shares.

The increased exposures in Mexico were attributable to higher cross-border corporate securities trading exposure. Our 24.9 percent investment in Santander accounted for $2.3 billion and $2.1 billion of exposure in Mexico at December 31, 2006 and 2005.

In December 2005, we announced a definitive agreement with a consortium led by Johannesburg-based Standard Bank Group Limited for the sale of our assets and the assumption of our liabilities in Argentina. This transaction is expected to close in early 2007.

Provision for Credit Losses

The Provision for Credit Losses was $5.0 billion, a $996 million, or 25 percent, increase over 2005.

The consumer portion of the Provision for Credit Losses increased $367 million to $4.8 billion compared to 2005. This increase was primarily driven by the addition of MBNA, partially offset by lower bankruptcy-related costs on the domestic consumer credit card portfolio. On the domestic consumer credit card portfolio, lower bankruptcy charge-offs resulting from bankruptcy reform and the absence of the $210 million provision recorded in 2005 to establish reserves for changes in credit card minimum payment requirements were partially offset by portfolio seasoning. Consumer provision expense increased throughout the year as most products trended toward more normalized credit cost levels due to portfolio seasoning and an upward trend in bankruptcy-related charge-offs from the unusually low levels experienced post bankruptcy reform. Credit costs in Europe increased throughout the year due to seasoning of the credit card portfolio and higher personal insolvencies in the United Kingdom. For discussions of the impact of SOP 03-3, see Consumer Portfolio Credit Risk Management beginning on page 41.

The commercial portion of the Provision for Credit Losses for 2006 was $243 million compared to negative $370 million in 2005. The increase was driven by the absence in 2006 of benefits from the release of reserves in 2005 related to an improved risk profile in Latin America and reduced uncertainties associated with the FleetBoston credit integration. Also contributing to the increase were both the addition of MBNA and seasoning of the business card and small business portfolios in Global Consumer and Small Business Banking, as well as lower recoveries in 2006 in Global Corporate and Investment Banking. Partially offsetting these increases were reductions in Global Corporate and Investment Banking commercial reserves in 2006 as a stable economic environment throughout 2006 drove sustained favorable commercial credit market conditions.

The Provision for Credit Losses related to unfunded lending commitments was $9 million in 2006 compared to negative $7 million in 2005.

Allowance for Credit Losses

Allowance for Loan and Lease Losses

The Allowance for Loan and Lease Losses is allocated based on two components. We evaluate the adequacy of the Allowance for Loan and Lease Losses based on the combined total of these two components.

The first component of the Allowance for Loan and Lease Losses covers those commercial loans that are either nonperforming or impaired. An allowance is allocated when the discounted cash flows (or collateral value or observable market price) are lower than the carrying value of that loan. For purposes of computing the specific loss component of the allowance, larger impaired loans are evaluated individually and smaller impaired loans are evaluated as a pool using historical loss experience for the respective product type and risk rating of the loans.

The second component of the Allowance for Loan and Lease Losses covers performing commercial loans and leases, and consumer loans. The allowance for commercial loan and lease losses is established by product type after analyzing historical loss experience by internal risk rating, current economic conditions, industry performance trends, geographic or obligor concentrations within each portfolio segment, and any other pertinent information. The commercial historical loss experience is updated quarterly to incorporate the most recent data reflective of the current economic environment. As of December 31, 2006, quarterly updating of historical loss experience did not have a material impact on the Allowance for Loan and Lease Losses. The allowance for consumer and certain homogeneous commercial loan and lease products is based on aggregated portfolio segment evaluations, generally by product type. Loss forecast models are utilized that consider a variety of factors including, but not limited to, historical loss experience, estimated defaults or foreclosures based on portfolio trends, delinquencies, economic trends and credit scores. These loss forecast models are updated on a quarterly basis in order to incorporate information reflective of the current economic environment. As of December 31, 2006, quarterly updating of the loss forecast models increased the Allowance for Loan and Lease Losses due to portfolio seasoning and the trend toward more normalized loss levels. Included within this second component of the Allowance for Loan and Lease Losses and determined separately from the procedures outlined above are reserves which are maintained to cover uncertainties that affect our estimate of probable losses including the imprecision inherent in the forecasting methodologies, as well as domestic and global economic uncertainty, large single name defaults and event risk. During 2006, commercial reserves were released as a stable economic environment throughout 2006 drove sustained favorable commercial credit market conditions.

We monitor differences between estimated and actual incurred loan and lease losses. This monitoring process includes periodic assessments by senior management of loan and lease portfolios and the models used to estimate incurred losses in those portfolios.

Additions to the Allowance for Loan and Lease Losses are made by charges to the Provision for Credit Losses. Credit exposures deemed to be uncollectible are charged against the Allowance for Loan and Lease Losses. Recoveries of previously charged off amounts are credited to the Allowance for Loan and Lease Losses.

The Allowance for Loan and Lease Losses for the consumer portfolio as presented in Table 27 was $5.6 billion at December 31, 2006, an increase of $1.0 billion from December 31, 2005. This increase was primarily attributable to the addition of MBNA.

The allowance for commercial loan and lease losses was $3.5 billion at December 31, 2006, a $74 million decrease from December 31, 2005. Commercial – foreign allowance levels decreased due to the sale of our Brazilian operations. The increase in commercial – domestic allowance levels was primarily attributable to the addition of MBNA partially offset by the above mentioned reductions in commercial reserves in 2006.

Within the individual consumer and commercial product categories, credit card – domestic allowance levels include reductions throughout 2006 from new securitizations and reductions as reserves established in 2005 for changes in minimum payment requirements were utilized to absorb associated net charge-offs. Direct/indirect consumer allowance levels increased as the Corporation discontinued new sales of receivables into the unsecured lending securitization trusts. Commercial – domestic allowance levels also increased as reserves were established for new advances on business card accounts for which previous loan balances were sold to the securitization trusts.

Reserve for Unfunded Lending Commitments

In addition to the Allowance for Loan and Lease Losses, we also estimate probable losses related to unfunded lending commitments, such as letters of credit and financial guarantees, and binding unfunded loan commitments. Unfunded lending commitments are subject to individual reviews and are analyzed and segregated by risk according to our internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, utilization assumptions, current economic conditions and performance trends within specific portfolio segments, and any other pertinent information result in the estimation of the reserve for unfunded lending commitments. The reserve for unfunded lending commitments is included in Accrued Expenses and Other Liabilities on the Consolidated Balance Sheet.

We monitor differences between estimated and actual incurred credit losses upon draws of the commitments. This monitoring process includes periodic assessments by senior management of credit portfolios and the models used to estimate incurred losses in those portfolios.

Changes to the reserve for unfunded lending commitments are made through the Provision for Credit Losses. The reserve for unfunded lending commitments at December 31, 2006 was $397 million, relatively flat with December 31, 2005.

Table 26 presents a rollforward of the allowance for credit losses for 2006 and 2005.

Table 26

Allowance for Credit Losses

(Dollars in millions)	2006	2005
Allowance for loan and lease losses, January 1	$8,045	$8,626
MBNA balance, January 1, 2006	577	—
Loans and leases charged off
Residential mortgage	(74)	(58)
Credit card—domestic	(3,546)	(4,018)
Credit card—foreign	(292)	—
Home equity lines	(67)	(46)
Direct/Indirect consumer	(748)	(380)
Other consumer	(436)	(376)
Total consumer	(5,163)	(4,878)
Commercial—domestic	(597)	(535)
Commercial real estate	(7)	(5)
Commercial lease financing	(28)	(315)
Commercial—foreign	(86)	(61)
Total commercial	(718)	(916)
Total loans and leases charged off	(5,881)	(5,794)
Recoveries of loans and leases previously charged off
Residential mortgage	35	31
Credit card—domestic	452	366
Credit card—foreign	67	—
Home equity lines	16	15
Direct/Indirect consumer	224	132
Other consumer	133	101
Total consumer	927	645
Commercial—domestic	261	365
Commercial real estate	4	5
Commercial lease financing	56	84
Commercial—foreign	94	133
Total commercial	415	587
Total recoveries of loans and leases previously charged off	1,342	1,232
Net charge-offs	(4,539)	(4,562)
Provision for loan and lease losses	5,001	4,021
Other	(68)	(40)
Allowance for loan and lease losses, December 31	9,016	8,045
Reserve for unfunded lending commitments, January 1	395	402
Provision for unfunded lending commitments	9	(7)
Other	(7)	—
Reserve for unfunded lending commitments, December 31	397	395
Total	$9,413	$8,440
Loans and leases outstanding at December 31	$706,490	$573,791
Allowance for loan and lease losses as a percentage of loans and leases outstanding at December 31	1.28%	1.40%
Consumer allowance for loan and lease losses as a percentage of consumer loans and leases outstanding at December 31	1.19	1.27
Commercial allowance for loan and lease losses as a percentage of commercial loans and leases outstanding at December 31	1.44	1.62
Average loans and leases outstanding during the year	$652,417	$537,218
Net charge-offs as a percentage of average loans and leases outstanding during the year (1)	0.70%	0.85%
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases at December 31	505	532
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs (1)	1.99	1.76

(1)

For 2006, the impact of SOP 03-3 decreased net charge-offs by $288 million. Excluding the impact of SOP 03-3, net charge-offs as a percentage of average loans and leases outstanding for 2006 was 0.74 percent, and the ratio of the Allowance for Loan and Lease Losses to net charge-offs was 1.87 at December 31, 2006.

For reporting purposes, we allocate the allowance for credit losses across products. However, the allowance is available to absorb any credit losses without restriction. Table 27 presents our allocation by product type.

Table 27

Allocation of the Allowance for Credit Losses by Product Type

	December 31
	2006		2005
(Dollars in millions)	Amount	Percent	Amount	Percent
Allowance for loan and lease losses
Residential mortgage	$248	2.8%	$277	3.4%
Credit card—domestic	3,176	35.2	3,301	41.0
Credit card—foreign	336	3.7	—	—
Home equity lines	133	1.5	136	1.7
Direct/Indirect consumer	1,200	13.3	421	5.2
Other consumer	467	5.2	380	4.8
Total consumer	5,560	61.7	4,515	56.1
Commercial—domestic	2,162	24.0	2,100	26.1
Commercial real estate	588	6.5	609	7.6
Commercial lease financing	217	2.4	232	2.9
Commercial—foreign	489	5.4	589	7.3
Total commercial (1)	3,456	38.3	3,530	43.9
Allowance for loan and lease losses	9,016	100.0%	8,045	100.0%
Reserve for unfunded lending commitments	397		395
Total	$9,413		$8,440

(1)	Includes allowance for loan and lease losses of commercial impaired loans of $43 million and $55 million at December 31, 2006 and 2005.

Market Risk Management

Market risk is the risk that values of assets and liabilities or revenues will be adversely affected by changes in market conditions such as market movements. This risk is inherent in the financial instruments associated with our operations and/or activities including loans, deposits, securities, short-term borrowings, long-term debt, trading account assets and liabilities, and derivatives. Market-sensitive assets and liabilities are generated through loans and deposits associated with our traditional banking business, customer and proprietary trading operations, ALM process, credit risk mitigation activities and mortgage banking activities.

Our traditional banking loan and deposit products are nontrading positions and are reported at amortized cost for assets or the amount owed for liabilities (historical cost). The accounting rules require a historical cost view of traditional banking assets and liabilities. However, these positions are still subject to changes in economic value based on varying market conditions, primarily changes in the levels of interest rates. The risk of adverse changes in the economic value of our nontrading positions is managed through our ALM activities.

Trading positions are reported at estimated market value with changes reflected in income. Trading positions are subject to various risk factors, which include exposures to interest rates and foreign exchange rates, as well as equity, mortgage, commodity and issuer risk factors. We seek to mitigate these risk exposures by using techniques that encompass a variety of financial instruments in both the cash and derivatives markets. The following discusses the key risk components along with respective risk mitigation techniques.

Interest Rate Risk

Interest rate risk represents exposures to instruments whose values vary with the level or volatility of interest rates. These instruments include, but are not limited to, loans, debt securities, certain trading-related assets and liabilities, deposits, borrowings and derivative instruments. Hedging instruments used to mitigate these risks include related derivatives such as options, futures, forwards and swaps.

Foreign Exchange Risk

Foreign exchange risk represents exposures to changes in the values of current holdings and future cash flows denominated in other currencies. The types of instruments exposed to this risk include investments in foreign subsidiaries, foreign currency-denominated loans, foreign currency-denominated securities, future cash flows in foreign currencies arising from foreign exchange transactions, foreign-currency denominated debt and various foreign exchange derivative instruments whose values fluctuate with changes in the level or volatility of currency exchange rates or foreign interest rates. Hedging instruments used to mitigate this risk include foreign exchange options, currency swaps, futures, forwards and deposits.

Mortgage Risk

Mortgage risk represents exposures to changes in the value of mortgage-related instruments. The values of these instruments are sensitive to prepayment rates, mortgage rates, default, other interest rates and interest rate volatility. Our exposure to these instruments takes several forms. First, we trade and engage in market-making activities in a variety of mortgage securities including whole loans, pass-through certificates, commercial mortgages, and collateralized mortgage obligations. Second, we originate a variety of mortgage-backed securities which involves the accumulation of mortgage-related loans in anticipation of eventual securitization. Third, we may hold positions in mortgage securities and residential mortgage loans as part of the ALM portfolio. Fourth, we create MSRs as part of our mortgage activities. See Notes 1 and 8 of the Consolidated Financial Statements for additional information on MSRs. Hedging instruments used to mitigate this risk include options, futures, forwards, swaps, swaptions and securities.

Equity Market Risk

Equity market risk represents exposures to securities that represent an ownership interest in a corporation in the form of domestic and foreign common stock or other equity-linked instruments. Instruments that would lead to this exposure include, but are not limited to, the following: common stock, exchange traded funds, American Depositary Receipts (ADRs), convertible bonds, listed equity options (puts and calls), over-the-counter equity options, equity total return swaps, equity index futures and other equity derivative products. Hedging instruments used to mitigate this risk include options, futures, swaps, convertible bonds and cash positions.

Commodity Risk

Commodity risk represents exposures to instruments traded in the petroleum, natural gas, power, and metals markets. These instruments consist primarily of futures, forwards, swaps and options. Hedging instruments used to mitigate this risk include options, futures and swaps in the same or similar commodity product, as well as cash positions.

Issuer Credit Risk

Issuer credit risk represents exposures to changes in the creditworthiness of individual issuers or groups of issuers. Our portfolio is exposed to issuer credit risk where the value of an asset may be adversely impacted by changes in the levels of credit spreads, by credit migration, or by defaults. Hedging instruments used to mitigate this risk include bonds, credit default swaps and other credit fixed income instruments.

Trading Risk Management

Trading-related revenues represent the amount earned from trading positions which are taken in a diverse range of financial instruments and markets. Trading account assets and liabilities and derivative positions are reported at fair value. For more information on fair value, see Complex Accounting Estimates beginning on page 69. Trading Account Profits represent the net amount earned from our trading positions and, as reported in the Consolidated Statement of Income, do not include the Net Interest Income recognized on trading positions, or the related funding charge or benefit. Trading Account Profits can be volatile and are largely driven by general market conditions and customer demand. Trading Account Profits are dependent on the volume and type of transactions, the level of risk assumed, and the volatility of price and rate movements at any given time within the ever-changing market environment.

The histogram of daily revenue or loss below is a graphic depiction of trading volatility and illustrates the daily level of trading-related revenue for 2006. Trading-related revenue encompasses proprietary trading and customer-related activities. During 2006, positive trading-related revenue was recorded for 96 percent of the trading days. Furthermore, there were no trading days with losses greater than $10 million and the largest loss was $10 million. This can be compared to 2005, where positive trading-related revenue was recorded for 86 percent of the trading days and only four percent of the total trading days had losses greater than $10 million and the largest loss was $55 million.

To evaluate risk in our trading activities, we focus on the actual and potential volatility of individual positions as well as portfolios. At a portfolio and corporate level, we use VAR modeling and stress testing. VAR is a key statistic used to measure market risk. In order to manage day-to-day risks, VAR is subject to trading limits both for our overall trading portfolio and within individual businesses. Senior management reviews and evaluates the results of these limit excesses.

A VAR model simulates the value of a portfolio under a range of hypothetical scenarios in order to generate a distribution of potential gains and losses. The VAR represents the worst loss the portfolio is expected to experience with a given level of confidence. VAR depends on the volatility of the positions in the portfolio and on how strongly their risks are correlated. Within any VAR model, there are significant and numerous assumptions that will differ from company to company. Our VAR model uses a historical simulation approach based on three years of historical data and assumes a 99 percent confidence level. Statistically, this means that losses will exceed VAR, on average, one out of 100 trading days, or two to three times each year. Actual losses did not exceed VAR in 2006 and exceeded VAR twice in 2005.

The assumptions and data underlying our VAR model are updated on a regular basis. In addition, the predictive accuracy of the model is periodically tested by comparing actual losses for individual businesses with the losses predicted by the VAR model. Senior management reviews and evaluates the results of these tests.

The following graph shows daily trading-related revenue and VAR for 2006.

Table 28 presents average, high and low daily VAR for the twelve months ended December 31, 2006 and 2005.

Table 28

Trading Activities Market Risk

	Twelve Months Ended December 31
	2006			2005
	VAR			VAR
(Dollars in millions)	Average	High (1)	Low (1)	Average	High (1)	Low (1)
Foreign exchange	$8.2	$22.9	$3.1	$5.6	$12.1	$2.6
Interest rate	18.5	50.0	7.3	24.7	58.2	10.8
Credit	26.8	36.7	18.4	22.7	33.4	14.4
Real estate/mortgage	8.4	12.7	4.7	11.4	20.7	6.5
Equities	18.8	39.6	9.9	18.1	35.1	9.6
Commodities	6.1	9.9	3.4	6.6	10.6	3.5
Portfolio diversification	(45.5)	—	—	(47.3)	—	—
Total market-based trading portfolio (2)	$41.3	$59.8	$26.0	$41.8	$67.0	$26.8

(1)	The high and low for the total portfolio may not equal the sum of the individual components as the highs or lows of the individual portfolios may have occurred on different trading days.
(2)	See Commercial Portfolio Credit Risk Management on page 45 for a discussion of the VAR related to the credit derivatives that economically hedge the loan portfolio.

Stress Testing

Because the very nature of a VAR model suggests results can exceed our estimates, we also “stress test” our portfolio. Stress testing estimates the value change in our trading portfolio that may result from abnormal market movements. Various types of stress tests are run regularly against the overall trading portfolio and individual businesses. Historical scenarios simulate the impact of price changes which occurred during a set of extended historical market events. The results of these scenarios are reported daily to senior management. During 2006, the largest losses among these scenarios ranged from $7 million to $591 million. Hypothetical scenarios evaluate the potential impact of extreme but plausible events. These scenarios are developed to address perceived vulnerabilities in the market and in our portfolios, and are periodically updated.

Senior management reviews and evaluates results of these scenarios monthly. During 2006, the largest losses among these scenarios ranged from $441 million to $734 million. Worst-case losses, which represent the most extreme losses in our daily VAR calculation, are reported daily. Finally, desk-level stress tests are performed daily for individual businesses. These stress tests evaluate the potential adverse impact of large moves in the market risk factors to which those businesses are most sensitive.

Interest Rate Risk Management for Nontrading Activities

Interest rate risk represents the most significant market risk exposure to our nontrading exposures. Our overall goal is to manage interest rate risk so that movements in interest rates do not adversely affect core net interest income – managed basis. Interest rate risk is measured as the potential volatility in our core net interest income – managed basis caused by changes in market interest rates. Client facing activities, primarily lending and deposit-taking, create interest rate sensitive positions on our balance sheet. Interest rate risk from these activities, as well as the impact of changing market conditions, is managed through our ALM activities.

Simulations are used to estimate the impact on core net interest income – managed basis using numerous interest rate scenarios, balance sheet trends and strategies. These simulations evaluate how the above mentioned scenarios impact core net interest income – managed basis on short-term financial instruments, debt securities, loans, deposits, borrowings and derivative instruments. In addition, these simulations incorporate assumptions about balance sheet dynamics such as loan and deposit growth and pricing, changes in funding mix, and asset and liability repricing and maturity characteristics.

The Balance Sheet Management group analyzes core net interest income – managed basis forecasts utilizing different rate scenarios, with the base case utilizing forward interest rates. The Balance Sheet Management group frequently updates the core net interest income – managed basis forecast for changing assumptions and differing outlooks based on economic trends and market conditions. Thus, we continually monitor our balance sheet position in an effort to maintain an acceptable level of exposure to interest rate changes.

We prepare forward-looking forecasts of core net interest income – managed basis. These baseline forecasts take into consideration expected future business growth, ALM positioning, and the direction of interest rate movements as implied by forward interest rates. We then measure and evaluate the impact that alternative interest rate scenarios have to these baseline forecasts in order to assess interest rate sensitivity under varied conditions. The spot and 12-month forward monthly average rates used in our respective baseline forecasts at December 31, 2006 and 2005 were as follows:

Table 29

Forward Rates

	December 31
	2006		2005
	Federal Funds	Ten-Year Swap	Federal Funds	Ten-Year Swap
Spot rates	5.25%	5.18%	4.25%	4.94%
12-month forward average rates	4.85	5.19	4.75	4.97

The following table reflects the pre-tax dollar impact to forecasted core net interest income – managed basis over the next twelve months from December 31, 2006 and 2005, resulting from a 100 bp gradual parallel increase, a 100 bp gradual parallel decrease, a 100 bp gradual curve flattening (increase in short-term rates or decrease in long-term rates) and a 100 bp gradual curve steepening (decrease in short-term rates or increase in long-term rates) from the forward market curve. For further discussion of core net interest income – managed basis see page 14.

Table 30

Estimated Core Net Interest Income – Managed Basis at Risk

(Dollars in millions)			December 31
Curve Change	Short Rate	Long Rate	2006	2005
+100 Parallel shift	+100	+100	$(557)	$(357)
-100 Parallel shift	-100	-100	770	244
Flatteners
Short end	+100	—	(687)	(523)
Long end	—	-100	(192)	(298)
Steepeners
Short end	-100	—	971	536
Long end	—	+100	138	168

The sensitivity analysis above assumes that we take no action in response to these rate shifts over the indicated years. The estimated exposure is reported on a managed basis and reflects impacts that may be realized primarily in Net Interest Income and Card Income. This sensitivity analysis excludes any impact that could occur in the valuation of retained interests in the Corporation’s securitizations due to changes in interest rate levels. See Note 9 of the Consolidated Financial Statements for additional information on Securitizations.

Beyond what is already implied in the forward market curve, the interest rate risk position has become modestly more exposed to rising rates since December 31, 2005. This exposure is primarily driven by the addition of MBNA. Conversely, over a 12-month horizon, we would benefit from falling rates or a steepening of the yield curve beyond what is already implied in the forward market curve.

As part of our ALM activities, we use securities, residential mortgages, and interest rate and foreign exchange derivatives in managing interest rate sensitivity.

Securities

The securities portfolio is an integral part of our ALM position. During the third quarter of 2006, we made a strategic shift in our balance sheet composition strategy to reduce the level of mortgage-backed securities and thereby reduce the level of investments in debt securities relative to loans. Accordingly, management targeted a reduction of mortgage-backed debt securities of approximately $100 billion over the next couple of years in order to achieve a balance sheet composition that would be consistent with management’s revised risk-reward profile. Management expects the total targeted reduction will result from the third quarter sale of $43.7 billion in mortgage-backed securities combined with expected maturities and paydowns of mortgage-backed securities over the next couple of years. For those securities that are in an unrealized loss position we have the intent and ability to hold these securities to recovery.

The securities portfolio also includes investments to a lesser extent in corporate, municipal and other investment grade debt securities. The strategic shift in the balance sheet composition strategy did not impact these holdings. For those securities that are in an unrealized loss position we have the intent and ability to hold these securities to recovery.

During 2006 and 2005, we purchased AFS debt securities of $40.9 billion and $204.5 billion, sold $55.1 billion and $133.4 billion, and had maturities and received paydowns of $22.4 billion and $39.5 billion. We realized $(443) million and $1.1 billion in Gains (Losses) on Sales of Debt Securities during 2006 and 2005. The value of our Accumulated OCI related to AFS debt securities increased (improved) by $131 million (pre-tax) during 2006 which was driven by the realized loss on the securities sale partially offset by an increase in interest rates.

Accumulated OCI includes $2.9 billion in after-tax losses at December 31, 2006, related to after-tax unrealized losses associated with our AFS securities portfolio, including $3.1 billion of after-tax unrealized losses related to AFS debt securities and $249 million of after-tax unrealized gains related to AFS equity securities. Total market value of the AFS debt securities was $192.8 billion at December 31, 2006, with a weighted average duration of 4.1 years and primarily relates to our mortgage-backed securities portfolio.

Changes to the Accumulated OCI amounts for the AFS securities portfolio going forward will be driven by further interest rate or price fluctuations, the collection of cash flows including prepayment and maturity activity, and the passage of time.

Residential Mortgage Portfolio

During 2006 and 2005, we purchased $42.3 billion and $32.0 billion of residential mortgages related to ALM activities and sold $11.0 billion and $10.1 billion. We added $51.9 billion and $18.3 billion of originated residential mortgages to the balance sheet for 2006 and 2005. Additionally, we received paydowns of $24.7 billion and $35.8 billion for 2006 and 2005. The ending balance at December 31, 2006 was $241.2 billion, compared to $182.6 billion at December 31, 2005.

Interest Rate and Foreign Exchange Derivative Contracts

Interest rate and foreign exchange derivative contracts are utilized in our ALM activities and serve as an efficient tool to mitigate our interest rate and foreign exchange risk. We use derivatives to hedge the changes in cash flows or changes in market values on our balance sheet due to interest rate and foreign exchange components. See Note 4 of the Consolidated Financial Statements for additional information on our hedging activities.

Our interest rate contracts are generally non-leveraged generic interest rate and foreign exchange basis swaps, options, futures and forwards. In addition, we use foreign exchange contracts, including cross-currency interest rate swaps and foreign currency forward contracts, to mitigate the foreign exchange risk associated with foreign currency-denominated assets and liabilities, as well as certain equity investments in foreign subsidiaries. Table 31 reflects the notional amounts, fair value, weighted average receive fixed and pay fixed rates, expected maturity, and estimated duration of our open ALM derivatives at December 31, 2006 and 2005.

The changes in our derivatives portfolio reflect actions taken for interest rate and foreign exchange rate risk management. The decisions to reposition our derivative portfolio are based upon the current assessment of economic and financial conditions including the interest rate environment, balance sheet composition and trends, and the relative mix of our cash and derivative positions. The notional amount of our net receive fixed swap position (including foreign exchange contracts) decreased $10.5 billion to $12.3 billion at December 31, 2006 compared to $22.8 billion at December 31, 2005. The decrease in the net receive fixed position is primarily due to terminations and maturities within the portfolio during the year. The notional amount of our foreign exchange basis swaps increased $14.1 billion to $31.9 billion at December 31, 2006 compared to $17.8 billion at December 31, 2005. The notional amount of our option position increased $186.0 billion to $243.3 billion at December 31, 2006, compared to December 31, 2005. The increase in the notional amount of options was due to the addition of caps used to reduce the sensitivity of Net Interest Income to changes in market interest rates. Futures and forward rate contracts are comprised primarily of $8.5 billion of forward purchase contracts of mortgage loans at December 31, 2006 and $35.0 billion of forward purchase contracts of mortgage-backed securities and mortgage loans at December 31, 2005. The forward purchase contracts outstanding at December 31, 2006, settled in January 2007 with an average yield of 5.67 percent. The forward purchase contracts outstanding at December 31, 2005, settled from January 2006 to April 2006, with an average yield of 5.46 percent.

The following table includes derivatives utilized in our ALM activities, including those designated as SFAS 133 accounting hedges and those used as economic hedges. The fair value of net ALM contracts increased from a loss of $386 million at December 31, 2005 to a gain of $1.5 billion at December 31, 2006. The increase was primarily attributable to gains from changes in the value of foreign exchange basis swaps of $2.6 billion and receive fixed and pay fixed interest rate swaps of $1.3 billion, partially offset by losses from changes in the values of foreign exchange contracts of $1.2 billion, and option products of $1.0 billion. The increase in the value of foreign exchange basis swaps was due to the strengthening of most foreign currencies against the dollar during 2006. The increases in the value of receive fixed interest rate swaps was due to terminations partially offset by losses as a result of increases in market interest rates. The increase in the value of pay fixed interest rate swaps was due to gains from increases in market interest rates partially offset by terminations. The decrease in the value of foreign exchange contracts was due primarily to increases in foreign interest rates during 2006. The decrease in the value of option products was primarily due to changes in the composition of the option portfolio.

Table 31

Asset and Liability Management Interest Rate and Foreign Exchange Contracts

December 31, 2006
		Expected Maturity							Average Estimated Duration
(Dollars in millions, average estimated duration in years)	Fair Value	Total	2007	2008	2009	2010	2011	Thereafter
Receive fixed interest rate swaps (1)	$(748)								4.42
Notional amount		$91,502	$2,795	$7,844	$48,900	$3,252	$1,630	$27,081
Weighted average fixed rate		4.90%	4.80%	4.41%	4.90%	4.35%	4.50%	5.14%
Pay fixed interest rate swaps (1)	261								2.93
Notional amount		$100,217	$15,000	$2,500	$44,000	$—	$250	$38,467
Weighted average fixed rate		4.98%	5.12%	5.11%	4.86%	—%	5.43%	5.06%
Foreign exchange basis swaps (2)	1,992
Notional amount		$31,916	$174	$2,292	$3,012	$5,351	$3,962	$17,125
Option products (3)	317
Notional amount		243,280	200,000	43,176	—	70	—	34
Foreign exchange contracts (4)	(319)
Notional amount (5)		20,319	(753)	1,588	1,901	3,850	1,104	12,629
Futures and forward rate contracts (6)	(46)
Notional amount (5)		8,480	8,480	—	—	—	—	—

Net ALM contracts	$1,457

December 31, 2005
		Expected Maturity							Average Estimated Duration
(Dollars in millions, average estimated duration in years)	Fair Value	Total	2006	2007	2008	2009	2010	Thereafter
Receive fixed interest rate swaps (1)	$(1,390)								4.17
Notional amount		$108,985	$4,337	$13,080	$6,144	$39,107	$10,387	$35,930
Weighted average fixed rate		4.62%	4.75%	4.66%	4.02%	4.51%	4.43%	4.77%
Pay fixed interest rate swaps (1)	(408)								3.85
Notional amount		$102,281	$5,100	$55,925	$10,152	$—	$—	$31,104
Weighted average fixed rate		4.61%	3.23%	4.46%	4.24%	—%	—%	5.21%
Foreign exchange basis swaps (2)	(644)
Notional amount		$17,806	$514	$174	$884	$2,839	$3,094	$10,301
Option products (3)	1,349
Notional amount		57,246	—	—	57,246	—	—	—
Foreign exchange contracts (4)	909
Notional amount (5)		16,061	1,335	51	1,436	1,826	3,485	7,928
Futures and forward rate contracts	(202)
Notional amount (5)		34,716	34,716	—	—	—	—	—

Net ALM contracts	$(386)

(1)

At December 31, 2006, $4.2 billion of the receive fixed and $52.5 billion of the pay fixed swap notional represented forward starting swaps that will not be effective until their respective contractual start dates. At December 31, 2005, $46.6 billion of the receive fixed swap notional and $41.9 billion of the pay fixed swap notional represented forward starting swaps that will not be effective until their respective contractual start dates.

(2)	Foreign exchange basis swaps consist of cross-currency variable interest rate swaps used separately or in conjunction with receive fixed interest rate swaps.
(3)	Option products include $225.1 billion in caps and $18.2 billion in swaptions at December 31, 2006. Amounts at December 31, 2005 totaled $5.0 billion in caps and $52.2 billion in swaptions.
(4)

Foreign exchange contracts include foreign-denominated receive fixed interest rate swaps, cross-currency receive fixed interest rate swaps and foreign currency forward rate contracts. Total notional at December 31, 2006 was comprised of $21.0 billion in foreign-denominated and cross currency receive fixed swaps and $697 million in foreign currency forward rate contracts. At December 31, 2005, the notional balance consisted entirely of $16.1 billion in foreign-denominated and cross-currency fixed swaps.

(5)	Reflects the net of long and short positions.
(6)	At December 31, 2006, the position was comprised of $8.5 billion in forward purchase contracts that settled in January 2007.

The Corporation uses interest rate derivative instruments to hedge the variability in the cash flows of its assets and liabilities, and other forecasted transactions (cash flow hedges). The net losses on both open and closed derivative instruments recorded in Accumulated OCI net-of-tax at December 31, 2006 was $3.7 billion. These net losses are expected to be reclassified into earnings in the same period when the hedged cash flows affect earnings and will decrease income or increase expense on the respective hedged cash flows. Assuming no change in open cash flow derivative hedge positions and no changes to interest rates beyond what is implied in forward yield curves at December 31, 2006, the net losses are expected to be reclassified into earnings as follows: $1.0 billion (pre-tax), or 18 percent, within the next year, 58 percent within five years, 83 percent within 10 years, with the remaining 17 percent thereafter. For more information on derivatives designated as cash flow hedges, see Note 4 of the Consolidated Financial Statements.

The amount included in Accumulated OCI for terminated derivative contracts were losses of $3.2 billion and $2.5 billion, net-of-tax, at December 31, 2006 and 2005. The increase in losses can be attributable primarily to losses in the value of interest rate derivatives that were terminated during the year. Losses on these terminated derivative contracts are reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings.

Mortgage Banking Risk Management

Interest rate lock commitments (IRLCs) on loans intended to be sold are subject to interest rate risk between the date of the IRLC and the date the loan is funded. Residential first mortgage loans held-for-sale are subject to interest rate risk from the date of funding until the loans are sold to the secondary market. To hedge interest rate risk, we utilize forward loan sale commitments and other derivative instruments including purchased options. These instruments are used either as an economic hedge of IRLCs and residential first mortgage loans held-for-sale, or designated as a cash flow hedge of residential first mortgage loans held-for-sale, in which case their net-of-tax unrealized gains and losses are included in Accumulated OCI. At December 31, 2006, the notional amount of derivatives economically hedging the IRLCs and residential first mortgage loans held-for-sale was $15.0 billion.

We manage changes in the value of MSRs by entering into derivative financial instruments. MSRs are a nonfinancial asset created when the underlying mortgage loan is sold to investors and we retain the right to service the loan. We use certain derivatives such as options and interest rate swaps as economic hedges of MSRs. At December 31, 2006, the amount of MSRs identified as being hedged by derivatives was approximately $2.9 billion. The notional amount of the derivative contracts designated as economic hedges of MSRs at December 31, 2006 was $44.9 billion. The changes in the fair values of the derivative contracts are substantially offset by changes in the values of the MSRs that are hedged by these derivative contracts. During 2006, the increase in value attributed to economically hedged MSRs was $414 million offset by derivative hedge losses of $200 million.

The Corporation adopted SFAS No. 156 “Accounting for Servicing of Financial Assets” and accounts for consumer-related MSRs using the fair value measurement method on January 1, 2006. See Note 1 of the Consolidated Financial Statements for additional information as it relates to this accounting standard. See Note 8 of the Consolidated Financial Statements for additional information on MSRs.

Operational Risk Management

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems, including system conversions and integration, and external events. Successful operational risk management is particularly important to diversified financial services companies because of the nature, volume and complexity of the financial services business.

We approach operational risk from two perspectives: enterprise-wide and line of business-specific. The Compliance and Operational Risk Committee provides oversight of significant company-wide operational and compliance issues. Within Global Risk Management, Enterprise Compliance and Operational Risk Management develops policies, practices, controls and monitoring tools for assessing and managing operational risks across the Corporation. We also mitigate operational risk through a broad-based approach to process management and process improvement. Improvement efforts are focused on reduction of variation in outputs. We have a dedicated Quality and Productivity team to manage and certify the process management and improvement efforts. For selected risks, we use specialized support groups, such as Information Security and Supply Chain Management, to develop corporate-wide risk management practices, such as an information security program and a supplier program to ensure that suppliers adopt appropriate policies and procedures when performing work on behalf of the Corporation. These specialized groups also assist the lines of business in the development and implementation of risk management practices specific to the needs of the individual businesses. These groups also work with line of business executives and risk executives to develop appropriate policies, practices, controls and monitoring tools for each line of business. Through training and communication efforts, compliance and operational risk awareness is driven across the Corporation.

The lines of business are responsible for all the risks within the business line, including operational risks. Operational and Compliance Risk executives, working in conjunction with senior line of business executives, have developed key tools to help manage, monitor and report operational risk in each business line. Examples of these include personnel management practices, data reconciliation processes, fraud management units, transaction processing monitoring and analysis, business recovery planning, and new product introduction processes. In addition, the lines of business are responsible for monitoring adherence to corporate practices. Management uses a self-assessment process, which helps to identify and evaluate the status of risk issues, including mitigation plans, as appropriate. The goal of the self-assessment process is to periodically assess changing market and business conditions and to evaluate key operational risks impacting each line of business. In addition to information gathered from the self-assessment process, key operational risk indicators have been developed and are used to help identify trends and issues on both a corporate and a business line level.

Recent Accounting and Reporting Developments

See Note 1 of the Consolidated Financial Statements for a discussion of recently issued or proposed accounting pronouncements.

Complex Accounting Estimates

Our significant accounting principles, as described in Note 1 of the Consolidated Financial Statements, are essential in understanding Management’s Discussion and Analysis of Financial Condition and Results of Operations. Many of our significant accounting principles require complex judgments to estimate values of assets and liabilities. We have procedures and processes to facilitate making these judgments.

The more judgmental estimates are summarized below. We have identified and described the development of the variables most important in the estimation process that, with the exception of accrued taxes, involve mathematical models to derive the estimates. In many cases, there are numerous alternative judgments that could be used in the process of determining the inputs to the model. Where alternatives exist, we have used the factors that we believe represent the most reasonable value in developing the inputs. Actual performance that differs from our estimates of the key variables could impact Net Income. Separate from the possible future impact to Net Income from input and model variables, the value of our lending portfolio and market sensitive assets and liabilities may change subsequent to the balance sheet measurement, often significantly, due to the nature and magnitude of future credit and market conditions. Such credit and market conditions may change quickly and in unforeseen ways and the resulting volatility could have a significant, negative effect on future operating results. These fluctuations would not be indicative of deficiencies in our models or inputs.

Allowance for Credit Losses

The allowance for credit losses is our estimate of probable losses in the loans and leases portfolio and within our unfunded lending commitments. Changes to the allowance for credit losses are reported in the Consolidated Statement of Income in the Provision for Credit Losses. Our process for determining the allowance for credit losses is discussed in the Credit Risk Management section beginning on page 41 and Note 1 of the Consolidated Financial Statements. Due to the variability in the drivers of the assumptions made in this process, estimates of the portfolio’s inherent risks and overall collectibility change with changes in the economy, individual industries, countries and individual borrowers’ or counterparties’ ability and willingness to repay their obligations. The degree to which any particular assumption affects the allowance for credit losses depends on the severity of the change and its relationship to the other assumptions.

Key judgments used in determining the allowance for credit losses include: (i) risk ratings for pools of commercial loans and leases, (ii) market and collateral values and discount rates for individually evaluated loans, (iii) product type classifications for consumer and commercial loans and leases, (iv) loss rates used for consumer and commercial loans and leases, (v) adjustments made to assess current events and conditions, (vi) considerations regarding domestic and global economic uncertainty, and (vii) overall credit conditions.

Our Allowance for Loan and Lease Losses is sensitive to the risk rating assigned to commercial loans and leases. Assuming a downgrade of one level in the internal risk rating for commercial loans and leases rated under the internal risk rating scale, except loans and leases already risk rated Doubtful as defined by regulatory authorities, the Allowance for Loan and Lease Losses would increase by approximately $830 million at December 31, 2006. The Allowance for Loan and Lease Losses as a percentage of loan and lease outstandings at December 31, 2006 was 1.28 percent and this hypothetical increase in the allowance would raise the ratio to approximately 1.39 percent. Our Allowance for Loan and Lease Losses is also sensitive to the loss rates used for the consumer and commercial portfolios. A 10 percent increase in the loss rates used on the consumer and commercial loan and lease portfolios would increase the Allowance for Loan and Lease Losses at December 31, 2006 by approximately $610 million, of which $515 million would relate to consumer and $95 million to commercial.

These sensitivity analyses do not represent management’s expectations of the deterioration in risk ratings or the increases in loss rates but are provided as hypothetical scenarios to assess the sensitivity of the Allowance for Loan and Lease Losses to changes in key inputs. We believe the risk ratings and loss severities currently in use are appropriate and that the probability of a downgrade of one level of the internal risk ratings for commercial loans and leases within a short period of time is remote.

The process of determining the level of the allowance for credit losses requires a high degree of judgment. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.

Fair Value of Financial Instruments

Trading Account Assets and Liabilities are recorded at fair value, which is primarily based on actively traded markets where prices are based on either direct market quotes or observed transactions. Liquidity is a significant factor in the determination of the fair value of Trading Account Assets or Liabilities. Market price quotes may not be readily available for some positions, or positions within a market sector where trading activity has slowed significantly or ceased. Situations of illiquidity generally are triggered by the market’s perception of credit uncertainty regarding a single company or a specific market sector. In these instances, fair value is determined based on limited available market information and other factors, principally from reviewing the issuer’s financial statements and changes in credit ratings made by one or more rating agencies. At December 31, 2006, $8.4 billion, or six percent, of Trading Account Assets were fair valued using these alternative approaches. An immaterial amount of Trading Account Liabilities were fair valued using these alternative approaches at December 31, 2006.

The fair values of Derivative Assets and Liabilities include adjustments for market liquidity, counterparty credit quality, future servicing costs and other deal specific factors, where appropriate. To ensure the prudent application of estimates and management judgment in determining the fair value of Derivative Assets and Liabilities, various processes and controls have been adopted, which include: a Model Validation Policy that requires a review and approval of quantitative models used for deal pricing, financial statement fair value determination and risk quantification; a Trading Product Valuation Policy that requires verification of all traded product valuations; and a periodic review and substantiation of daily profit and loss reporting for all traded products. These processes and controls are performed independently of the business segments.

The fair values of Derivative Assets and Liabilities traded in the over-the-counter market are determined using quantitative models that require the use of multiple market inputs including interest rates, prices, and indices to generate continuous yield or pricing curves and volatility factors, which are used to value the position. The predominance of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third- party pricing services. Estimation risk is greater for derivative asset and liability positions that are either option-based or have longer maturity dates where observable market inputs are less readily available or are unobservable, in which case quantitative based extrapolations of rate, price or index scenarios are used in determining fair values. At December 31, 2006, the fair values of Derivative Assets and Liabilities determined by these quantitative models were $29.0 billion and $27.7 billion. These amounts reflect the full fair value of the derivatives and do not isolate the discrete value associated with the subjective valuation variable. Further, they represent 12.3 percent and 12.2 percent of Derivative Assets and Liabilities, before the impact of legally enforceable master netting agreements. For the year ended December 31, 2006, there were no changes to the quantitative models, or uses of such models, that resulted in a material adjustment to the Consolidated Statement of Income.

Trading Account Profits, which represent the net amount earned from our trading positions, can be volatile and are largely driven by general market conditions and customer demand. Trading Account Profits are dependent on the volume and type of transactions, the level of risk assumed, and the volatility of price and rate movements at any given time within the ever-changing market environment. To evaluate risk in our trading activities, we focus on the actual and potential volatility of individual positions as well as portfolios. At a portfolio and corporate level, we use trading limits, stress testing and tools such as VAR modeling, which estimates a potential daily loss which is not expected to be exceeded with a specified confidence level, to measure and manage market risk. At December 31, 2006, the amount of our VAR was $48 million based on a 99 percent confidence level. For more information on VAR, see Trading Risk Management beginning on page 61.

The Corporation recognizes gains and losses at inception of a derivative contract only if the fair value of the contract is evidenced by a quoted market price in an active market, an observable price or other market transaction, or other observable data supporting a valuation model in accordance with Emerging Issues Task Force (EITF) Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (EITF 02-3). For those gains and losses not evidenced by the above mentioned market data, the transaction price is used as the fair value of the derivative contract. Any difference between the transaction price and the model fair value is considered an unrecognized gain or loss at inception of the contract. These unrecognized gains and losses are recorded in income using the straight line method of amortization over the contractual life of the derivative contract. Earlier recognition of the full unrecognized gain or loss is permitted if the trade is terminated early, subsequent market activity is observed which supports the model fair value of the contract, or significant inputs used in the valuation model become observable in the market. As of December 31, 2006, the balance of the above unrecognized gains and losses was not material. SFAS No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value under GAAP and enhances disclosures about fair value measurements, will nullify certain guidance in EITF 02-3 when adopted and as a result, a portion of the above unrecognized gains and losses will be accounted for as a cumulative-effect adjustment to the opening balance of Retained Earnings.

AFS Securities are recorded at fair value, which is generally based on direct market quotes from actively traded markets.

Principal Investing

Principal Investing is included within Equity Investments included in All Other and is discussed in more detail beginning on page 28. Principal Investing is comprised of a diversified portfolio of investments in privately-held and publicly-traded companies at all stages of their life cycle, from start-up to buyout. These investments are made either directly in a company or held through a fund. Some of these companies may need access to additional cash to support their long-term business models. Market conditions and company performance may impact whether funding is available from private investors or the capital markets.

Investments with active market quotes are carried at estimated fair value; however, the majority of our investments do not have publicly available price quotations. At December 31, 2006, we had nonpublic investments of $5.1 billion, or approximately 95 percent of the total portfolio. Valuation of these investments requires significant management judgment. Management determines values of the underlying investments based on multiple methodologies including in-depth semi-annual reviews of the investee’s financial statements and financial condition, discounted cash flows, the prospects of the investee’s industry and current overall market conditions for similar investments. In addition, on a quarterly basis as events occur or information comes to the attention of management that indicates a change in the value of an investment is warranted, investments are adjusted from their original invested amount to estimated fair values at the balance sheet date with changes being recorded in Equity Investment Gains in the Consolidated Statement of Income. Investments are not

adjusted above the original amount invested unless there is clear evidence of a fair value in excess of the original invested amount. As part of the valuation process, senior management reviews the portfolio and determines when an impairment needs to be recorded. The Principal Investing portfolio is not material to our Consolidated Balance Sheet, but the impact of the valuation adjustments may be material to our operating results for any particular quarter.

Accrued Income Taxes

As more fully described in Notes 1 and 18 of the Consolidated Financial Statements, we account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (SFAS 109). Accrued income taxes, reported as a component of Accrued Expenses and Other Liabilities on our Consolidated Balance Sheet, represents the net amount of current income taxes we expect to pay to or receive from various taxing jurisdictions attributable to our operations to date. We currently file income tax returns in more than 100 jurisdictions and consider many factors—including statutory, judicial and regulatory guidance—in estimating the appropriate accrued income taxes for each jurisdiction.

In applying the principles of SFAS 109, we monitor relevant tax authorities and change our estimate of accrued income taxes due to changes in income tax laws and their interpretation by the courts and regulatory authorities. These revisions of our estimate of accrued income taxes, which also may result from our own income tax planning and from the resolution of income tax controversies, may be material to our operating results for any given quarter.

Goodwill and Intangibles Assets

The nature of and accounting for Goodwill and Intangible Assets is discussed in detail in Notes 1 and 10 of the Consolidated Financial Statements. Goodwill is reviewed for potential impairment at the reporting unit level on an annual basis, or in interim periods if events or circumstances indicate a potential impairment. The reporting units utilized for this test were those that are one level below the business segments identified on page 15. The impairment test is performed in two steps. The first step of the Goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including Goodwill. If the fair value of the reporting unit exceeds its carrying amount, Goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, the second step must be performed. The second step compares the implied fair value of the reporting unit’s Goodwill, as defined in SFAS No. 142, “Goodwill and Other Intangible Assets”, with the carrying amount of that Goodwill. An impairment loss is recorded to the extent that the carrying amount of Goodwill exceeds its implied fair value.

For Intangible Assets subject to amortization, impairment exists when the carrying amount of the Intangible Asset exceeds its fair value. An impairment loss will be recognized only if the carrying amount of the Intangible Asset is not recoverable and exceeds its fair value. The carrying amount of the Intangible Asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from it. An Intangible Asset subject to amortization shall be tested for recoverability whenever events or changes in circumstances, such as a significant or adverse change in the business climate that could affect the value of the Intangible Asset, indicate that its carrying amount may not be recoverable. An impairment loss is recorded to the extent the carrying amount of the Intangible Asset exceeds its fair value.

The fair values of the reporting units were determined using a combination of valuation techniques consistent with the income approach and the market approach and the fair values of the Intangible Assets were determined using the income approach. For purposes of the income approach, discounted cash flows were calculated by taking the net present value of estimated cash flows using a combination of historical results, estimated future cash flows and an appropriate price to earnings multiple. We use our internal forecasts to estimate future cash flows and actual results may differ from forecasted results. However, these differences have not been material and we believe that this methodology provides a reasonable means to determine fair values. Cash flows were discounted using a discount rate based on expected equity return rates, which was 11 percent for 2006. Expected rates of equity returns were estimated based on historical market returns and risk/return rates for similar industries of the reporting unit. For purposes of the market approach, valuations of reporting units were based on actual comparable market transactions and market earnings multiples for similar industries of the reporting unit.

Our evaluations for the year ended December 31, 2006 indicated there was no impairment of Goodwill or Intangible Assets.

2005 Compared to 2004

The following discussion and analysis provides a comparison of our results of operations for 2005 and 2004. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes. Tables 5 and 6 contain financial data to supplement this discussion.

Overview

Net Income

Net Income totaled $16.5 billion, or $4.04 per diluted common share, in 2005 compared to $13.9 billion, or $3.64 per diluted common share, in 2004. The return on average common shareholders’ equity was 16.51 percent in 2005 compared to 16.47 percent in 2004. These earnings provided sufficient cash flow to allow us to return $10.6 billion and $9.0 billion in 2005 and 2004, in capital to shareholders in the form of dividends and share repurchases, net of employee stock options exercised.

Net Interest Income

Net Interest Income on a FTE basis increased $2.9 billion to $31.6 billion in 2005 compared to 2004. The primary drivers of the increase were the impact of FleetBoston, organic growth in consumer (primarily credit card and home equity) and commercial loans, higher domestic deposit levels and a larger ALM portfolio (primarily securities). Partially offsetting these increases was the adverse impact of spread compression due to the flattening of the yield curve, which contributed to lower Net Interest Income. The net interest yield on a FTE basis declined 33 bps to 2.84 percent in 2005, primarily due to the adverse impact of an increase in lower-yielding, trading-related balances and spread compression, which was partially offset by growth in core deposit and consumer loans.

Noninterest Income

Noninterest Income increased $4.3 billion to $25.4 billion in 2005, due primarily to increases in Card Income of $1.2 billion, Equity Investment Gains of $1.2 billion, Trading Account Profits of $750 million, Service Charges of $715 million, Investment and Brokerage Services of $570 million and Mortgage Banking Income of $391 million. Card Income increased due to increased interchange income and merchant discount fees driven by growth in debit and credit purchase volumes and the acquisition of National Processing, Inc. (NPC). Equity Investment Gains increased as liquidity in the private equity markets increased. Trading Account Profits increased due to increased customer activity and the absence of a writedown of the Excess Spread Certificates that occurred in 2004. Service Charges grew driven by organic account growth. Investment and Brokerage Services increased due to higher asset management fees and mutual fund fees. Mortgage Banking Income grew due to lower MSR impairment charges, partially offset by lower production income. Offsetting these increases was lower Other Income of $396 million primarily related to losses on derivative instruments designated as economic hedges in ALM activities that did not qualify for SFAS 133 hedge accounting treatment.

Provision for Credit Losses

The Provision for Credit Losses increased $1.2 billion to $4.0 billion in 2005. Domestic consumer credit card drove the increase, the result of higher bankruptcy related credit costs resulting from bankruptcy reform, portfolio seasoning, the impact of the FleetBoston portfolio and new advances on accounts for which previous loan balances were sold to the securitization trusts. The provision also increased as the rate of credit quality improvement slowed in the commercial portfolio and a reserve was established for estimated losses associated with Hurricane Katrina. Partially offsetting these increases were reductions in the reserves due to an improved risk profile in Latin America as well as reduced uncertainties associated with the FleetBoston credit integration.

Gains on Sales of Debt Securities

Gains on Sales of Debt Securities in 2005 and 2004, were $1.1 billion and $1.7 billion. The decrease was primarily due to lower gains realized on mortgage-backed securities and corporate bonds.

Noninterest Expense

Noninterest Expense increased $1.7 billion in 2005 from 2004, primarily due to the impact of FleetBoston and increases in personnel-related costs.

Income Tax Expense

Income Tax Expense was $8.0 billion in 2005 compared to $7.0 billion in 2004, resulting in an effective tax rate of 32.7 percent in 2005 and 33.3 percent in 2004. The difference in the effective tax rate between years resulted primarily from a tax benefit of $70 million related to the special one-time deduction associated with the repatriation of certain foreign earnings under the American Jobs Creation Act of 2004.

Business Segment Operations

Global Consumer and Small Business Banking (Managed Basis)

Net Income increased $1.2 billion, or 21 percent, to $7.2 billion in 2005 compared to 2004. Managed Total Revenue rose $3.6 billion, or 14 percent, in 2005 compared to 2004, driven by increases in Net Interest Income and Noninterest Income. Growth in Average Deposits and Average Loans and Leases contributed to the $1.1 billion, or six percent, increase in Net Interest Income. Increases in managed Card Income of $1.1 billion, Service Charges of $667 million and Mortgage Banking Income of $423 million drove the $2.5 billion, or 29 percent, increase in Noninterest Income. These increases were offset by increases in the Managed Credit Impact and Noninterest Expense. The Managed Credit Impact increased $822 million to $4.7 billion in 2005 mainly due to higher credit card net losses driven by an increase in bankruptcy-related net losses. Noninterest Expense increased $797 million, or seven percent, primarily due to the impact of FleetBoston and NPC.

Global Corporate and Investment Banking

Net Income increased $154 million, or three percent, to $5.7 billion in 2005 compared to 2004. Total Revenue increased $1.6 billion, or nine percent, in 2005 compared to 2004, driven by increases in Net Interest Income and Noninterest Income. Net Interest Income rose $242 million, or two percent, due to growth in Average Loans and Leases and Average Deposits, wider spreads on the deposit portfolio due to higher short-term interest rates, and the impact of FleetBoston earning assets offset by spread compression and a flattening yield curve in 2005. Noninterest Income increased $1.3 billion, or 17 percent, resulting from higher other noninterest income, Trading Account Profits and Investment and Brokerage Services. Net Income was also impacted by higher Gains on Sales of Debt Securities. These increases were partially offset by increases in Provision for Credit Losses and Noninterest Expense. The Provision for Credit Losses increased $721 million to $24 million in 2005. The change in the provision reflected continued improvement in commercial credit quality although at a slower pace than experienced in 2004. Reduced uncertainties resulting from the completion of credit-related integration activities for FleetBoston also contributed to the low level of provision. Noninterest Expense increased by $660 million, or seven percent, driven by higher performance-based incentive compensation, processing costs and the impact of FleetBoston, partially offset by nonrecurring charges recognized in 2004 for the segment’s share of the mutual fund settlement and other litigation expenses.

Global Wealth and Investment Management

Net Income increased $566 million, or 37 percent, to $2.1 billion in 2005 compared to 2004. Total Revenue increased $1.1 billion, or 19 percent, in 2005. Net Interest Income increased $706 million, or 25 percent, driven by the addition of the FleetBoston portfolio and organic growth in deposits and loans in PB&I and The Private Bank. Global Wealth and Investment Management also benefited from the migration of deposits from Global Consumer and Small Business Banking. For 2005 and 2004, a total of $16.9 billion and $30.8 billion of net deposits were migrated from Global Consumer and Small Business Banking to PB&I. Noninterest Income increased $384 million, or 13 percent, driven by increased Investment and Brokerage Services revenue primarily due to the impact of FleetBoston. These increases were offset by higher Noninterest Expense. Noninterest Expense increased $208 million, or six percent, related to higher Personnel expense driven by PB&I growth in the Northeast and the impact of FleetBoston, partially offset by nonrecurring charges recognized in 2004 for the segment’s share of the mutual fund settlement and other litigation expenses.

All Other

Net Income increased $562 million, to $1.4 billion in 2005 compared to 2004. Excluding the securitization offset, Total Revenue rose $890 million to $2.2 billion, primarily driven by an increase in Equity Investment Gains in 2005. Offsetting this increase was a decline in the fair value of derivative instruments which were used as economic hedges of interest and foreign exchange rates as part of our ALM activities. Provision for Credit Losses decreased $403 million to negative $248 million in 2005, resulting from changes to components of the formula and other factors effective in 2004, an improved risk profile in Latin America, and reduced credit costs in 2005 associated with previously exited businesses. These decreases were offset in part by the establishment of a $50 million reserve for estimated losses associated with Hurricane Katrina. Gains on Sales of Debt Securities decreased $648 million to $969 million primarily due to lower gains realized in 2005 on mortgage-backed securities and corporate bonds than in 2004. Merger and Restructuring Charges decreased $206 million as the FleetBoston integration was nearing completion and the infrastructure initiative was completed in the first quarter of 2005. Income Tax Expense increased $79 million in 2005, driven by higher pre-tax income, partially offset by an increase in tax benefits for low-income housing credits.

For more information on All Other and the securitization offset, see page 28 and Note 20 of the Consolidated Financial Statements.

Statistical Tables

Table I

Year-to-date Average Balances and Interest Rates – FTE Basis

	2006			2005			2004
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Time deposits placed and other short-term investments	$15,611	$646	4.14%	$14,286	$472	3.30%	$14,254	$362	2.54%
Federal funds sold and securities purchased under agreements to resell	175,334	7,823	4.46	169,132	5,012	2.96	128,981	1,940	1.50
Trading account assets	145,321	7,552	5.20	133,502	5,883	4.41	104,616	4,092	3.91
Debt securities (1)	225,219	11,845	5.26	219,843	11,047	5.03	150,171	7,320	4.88
Loans and leases (2):
Residential mortgage	207,879	11,608	5.58	173,773	9,424	5.42	167,270	9,056	5.42
Credit card – domestic	63,838	8,638	13.53	53,997	6,253	11.58	43,435	4,653	10.71
Credit card – foreign	9,141	1,147	12.55	—	—	—	—	—	—
Home equity lines	68,696	5,105	7.43	56,289	3,412	6.06	39,400	1,835	4.66
Direct/Indirect consumer (3)	59,597	4,552	7.64	44,981	2,589	5.75	38,078	2,093	5.50
Other consumer (4)	10,713	1,089	10.17	6,908	667	9.67	7,717	594	7.70
Total consumer	419,864	32,139	7.65	335,948	22,345	6.65	295,900	18,231	6.16
Commercial – domestic	151,231	10,897	7.21	128,034	8,266	6.46	114,644	6,978	6.09
Commercial real estate (5)	36,939	2,740	7.42	34,304	2,046	5.97	28,085	1,263	4.50
Commercial lease financing	20,862	995	4.77	20,441	992	4.85	17,483	819	4.68
Commercial – foreign	23,521	1,674	7.12	18,491	1,292	6.99	16,505	850	5.15
Total commercial	232,553	16,306	7.01	201,270	12,596	6.26	176,717	9,910	5.61
Total loans and leases	652,417	48,445	7.43	537,218	34,941	6.50	472,617	28,141	5.95
Other earning assets	55,242	3,498	6.33	38,013	2,103	5.53	34,634	1,815	5.24
Total earning assets (6)	1,269,144	79,809	6.29	1,111,994	59,458	5.35	905,273	43,670	4.82
Cash and cash equivalents	34,052			33,199			28,511
Other assets, less allowance for loan and lease losses	163,485			124,699			110,847
Total assets	$1,466,681			$1,269,892			$1,044,631
Interest-bearing liabilities
Domestic interest-bearing deposits:
Savings	$34,608	$269	0.78%	$36,602	$211	0.58%	$33,959	$119	0.35%
NOW and money market deposit accounts	218,077	3,923	1.80	227,722	2,839	1.25	214,542	1,921	0.90
Consumer CDs and IRAs	144,738	6,022	4.16	124,385	4,091	3.29	94,770	2,540	2.68
Negotiable CDs, public funds and other time deposits	12,195	483	3.97	6,865	250	3.65	5,977	290	4.85
Total domestic interest-bearing deposits	409,618	10,697	2.61	395,574	7,391	1.87	349,248	4,870	1.39
Foreign interest-bearing deposits:
Banks located in foreign countries	34,985	1,982	5.67	22,945	1,202	5.24	18,426	679	3.68
Governments and official institutions	12,674	586	4.63	7,418	238	3.21	5,327	97	1.82
Time, savings and other	38,544	1,215	3.15	31,603	661	2.09	27,739	275	0.99
Total foreign interest-bearing deposits	86,203	3,783	4.39	61,966	2,101	3.39	51,492	1,051	2.04
Total interest-bearing deposits	495,821	14,480	2.92	457,540	9,492	2.08	400,740	5,921	1.48
Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	411,132	19,840	4.83	326,408	11,615	3.56	227,565	4,072	1.79
Trading account liabilities	64,689	2,640	4.08	57,689	2,364	4.10	35,326	1,317	3.73
Long-term debt	130,124	7,034	5.41	97,709	4,418	4.52	92,303	3,683	3.99
Total interest-bearing liabilities (6)	1,101,766	43,994	3.99	939,346	27,889	2.97	755,934	14,993	1.98
Noninterest-bearing sources:
Noninterest-bearing deposits	177,174			174,892			150,819
Other liabilities	57,278			55,793			53,063
Shareholders’ equity	130,463			99,861			84,815
Total liabilities and shareholders’ equity	$1,466,681			$1,269,892			$1,044,631
Net interest spread			2.30%			2.38%			2.84%
Impact of noninterest-bearing sources			0.52			0.46			0.33
Net interest income/yield on earning assets (7)		$35,815	2.82%		$31,569	2.84%		$28,677	3.17%

(1)	Yields on AFS debt securities are calculated based on fair value rather than historical cost balances. The use of fair value does not have a material impact on net interest yield.
(2)	Nonperforming loans are included in the respective average loan balances. Income on these nonperforming loans is recognized on a cash basis.
(3)	Includes home equity loans of $9.6 billion, $7.6 billion and $5.6 billion in 2006, 2005 and 2004, respectively.
(4)

Includes consumer finance loans of $2.9 billion, $3.1 billion and $3.7 billion in 2006, 2005 and 2004, respectively; and foreign consumer loans of $7.8 billion, $3.6 billion and $3.0 billion in 2006, 2005 and 2004, respectively.

(5)	Includes domestic commercial real estate loans of $36.2 billion, $33.8 billion and $27.7 billion in 2006, 2005 and 2004, respectively.
(6)

Interest income includes the impact of interest rate risk management contracts, which increased (decreased) interest income on the underlying assets $(372) million, $704 million and $2.1 billion in 2006, 2005 and 2004, respectively. Interest expense includes the impact of interest rate risk management contracts, which increased interest expense on the underlying liabilities $106 million, $1.3 billion and $1.5 billion in 2006, 2005 and 2004, respectively. For further information on interest rate contracts, see “Interest Rate Risk Management for Nontrading Activities” beginning on page 64.

(7)

Interest income (FTE basis) in 2006 does not include the cumulative tax charge resulting from a change in tax legislation relating to extraterritorial tax income and foreign sales corporation regimes. The FTE impact to Net Interest Income and net interest yield on earning assets of this retroactive tax adjustment was a reduction of $270 million and 2 bps, respectively, in 2006. Management has excluded this one-time impact to provide a more comparative basis of presentation for Net Interest Income and net interest yield on earning assets on a FTE basis. The impact on any given future period is not expected to be material.

Table II

Analysis of Changes in Net Interest Income—FTE Basis

	From 2005 to 2006			From 2004 to 2005
	Due to Change in (1)		Net Change	Due to Change in (1)		Net Change
(Dollars in millions)	Volume	Rate		Volume	Rate
Increase (decrease) in interest income
Time deposits placed and other short-term investments	$43	$131	$174	$1	$109	$110
Federal funds sold and securities purchased under agreements to resell	178	2,633	2,811	597	2,475	3,072
Trading account assets	526	1,143	1,669	1,128	663	1,791
Debt securities	282	516	798	3,408	319	3,727
Loans and leases:
Residential mortgage	1,843	341	2,184	362	6	368
Credit card—domestic	1,139	1,246	2,385	1,130	470	1,600
Credit card—foreign	1,147	—	1,147	—	—	—
Home equity lines	751	942	1,693	788	789	1,577
Direct/Indirect consumer	838	1,125	1,963	381	115	496
Other consumer	369	53	422	(62)	135	73
Total consumer			9,794			4,114
Commercial—domestic	1,504	1,127	2,631	819	469	1,288
Commercial real estate	159	535	694	281	502	783
Commercial lease financing	20	(17)	3	138	35	173
Commercial—foreign	352	30	382	102	340	442
Total commercial			3,710			2,686
Total loans and leases			13,504			6,800
Other earning assets	952	443	1,395	177	111	288
Total interest income			$20,351			$15,788
Increase (decrease) in interest expense
Domestic interest-bearing deposits:
Savings	$(10)	$68	$58	$9	$83	$92
NOW and money market deposit accounts	(113)	1,197	1,084	128	790	918
Consumer CDs and IRAs	671	1,260	1,931	781	770	1,551
Negotiable CDs, public funds and other time deposits	195	38	233	43	(83)	(40)
Total domestic interest-bearing deposits			3,306			2,521
Foreign interest-bearing deposits:
Banks located in foreign countries	631	149	780	165	358	523
Governments and official institutions	169	179	348	38	103	141
Time, savings and other	145	409	554	38	348	386
Total foreign interest-bearing deposits			1,682			1,050
Total interest-bearing deposits			4,988			3,571
Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	3,021	5,204	8,225	1,771	5,772	7,543
Trading account liabilities	288	(12)	276	835	212	1,047
Long-term debt	1,464	1,152	2,616	216	519	735
Total interest expense			16,105			12,896
Net increase in net interest income (2)			$4,246			$2,892

(1)

The changes for each category of interest income and expense are divided between the portion of change attributable to the variance in volume and the portion of change attributable to the variance in rate for that category. The unallocated change in rate or volume variance has been allocated between the rate and volume variances.

(2)

Interest income (FTE basis) in 2006 does not include the cumulative tax charge resulting from a change in tax legislation relating to extraterritorial tax income and foreign sales corporation regimes. The FTE impact to Net Interest Income of this retroactive tax adjustment is a reduction of $270 million from 2005 to 2006. Management has excluded this one-time impact to provide a more comparative basis of presentation for Net Interest Income and net interest yield on earning assets on a FTE basis. The impact on any given future period is not expected to be material.

Table III

Outstanding Loans and Leases

	December 31
(Dollars in millions)	2006	2005	2004	2003	2002
Consumer
Residential mortgage	$241,181	$182,596	$178,079	$140,483	$108,332
Credit card—domestic	61,195	58,548	51,726	34,814	24,729
Credit card—foreign	10,999	—	—	—	—
Home equity lines	74,888	62,098	50,126	23,859	23,236
Direct/Indirect consumer (1)	68,224	45,490	40,513	33,415	31,068
Other consumer (2)	9,218	6,725	7,439	7,558	10,355
Total consumer	465,705	355,457	327,883	240,129	197,720
Commercial
Commercial—domestic	161,982	140,533	122,095	91,491	99,151
Commercial real estate (3)	36,258	35,766	32,319	19,367	20,205
Commercial lease financing	21,864	20,705	21,115	9,692	10,386
Commercial—foreign	20,681	21,330	18,401	10,754	15,428
Total commercial	240,785	218,334	193,930	131,304	145,170
Total loans and leases	$706,490	$573,791	$521,813	$371,433	$342,890

(1)	Includes home equity loans of $12.8 billion, $8.1 billion, $7.3 billion, $7.3 billion, and $3.6 billion at December 31, 2006, 2005, 2004, 2003, and 2002, respectively.
(2)

Includes foreign consumer loans of $6.2 billion, $3.8 billion, $3.6 billion, $2.0 billion, and $2.0 billion at December 31, 2006, 2005, 2004, 2003, and 2002, respectively; consumer finance loans of $2.8 billion, $2.8 billion, $3.4 billion, $3.9 billion, and $4.4 billion at December 31, 2006, 2005, 2004, 2003, and 2002, respectively; and consumer lease financing of $481 million, $1.7 billion, and $3.9 billion at December 31, 2004, 2003, and 2002, respectively.

(3)

Includes domestic commercial real estate loans of $35.7 billion, $35.2 billion, $31.9 billion, $19.0 billion, and $19.9 billion at December 31, 2006, 2005, 2004, 2003, and 2002, respectively; and foreign commercial real estate loans of $578 million, $585 million, $440 million, $324 million, and $295 million at December 31, 2006, 2005, 2004, 2003, and 2002, respectively.

Table IV

Nonperforming Assets

	December 31
(Dollars in millions)	2006	2005	2004	2003	2002
Consumer
Residential mortgage	$660	$570	$554	$531	$612
Home equity lines	249	117	66	43	66
Direct/Indirect consumer	44	37	33	28	30
Other consumer	77	61	85	36	25
Total consumer (1)	1,030	785	738	638	733
Commercial
Commercial—domestic	584	581	855	1,388	2,621
Commercial real estate	118	49	87	142	164
Commercial lease financing	42	62	266	127	160
Commercial—foreign	13	34	267	578	1,359
Total commercial (2)	757	726	1,475	2,235	4,304
Total nonperforming loans and leases	1,787	1,511	2,213	2,873	5,037
Foreclosed properties	69	92	102	148	225
Nonperforming securities (3)	—	—	140	—	—
Total nonperforming assets (4)	$1,856	$1,603	$2,455	$3,021	$5,262

(1)

In 2006, $69 million in Interest Income was estimated to be contractually due on nonperforming consumer loans and leases classified as nonperforming at December 31, 2006 provided that these loans and leases had been paid according to their terms and conditions. Of this amount, approximately $17 million was received and included in Net Income for 2006.

(2)

In 2006, $85 million in Interest Income was estimated to be contractually due on nonperforming commercial loans and leases classified as nonperforming at December 31, 2006, including troubled debt restructured loans of which $2 million were performing at December 31, 2006 and not included in the table above. Approximately $38 million of the estimated $85 million in contractual interest was received and included in net income for 2006.

(3)	Primarily related to international securities held in the AFS portfolio.
(4)

Balances do not include $30 million, $24 million, $28 million, $16 million, and $41 million of nonperforming consumer loans held-for-sale, included in Other Assets at December 31, 2006, 2005, 2004, 2003, and 2002, respectively, and $50 million, $45 million, $123 million, $186 million, and $73 million of nonperforming commercial loans held-for-sale, included in Other Assets at December 31, 2006, 2005, 2004, 2003, and 2002, respectively.

Table V

Accruing Loans and Leases Past Due 90 Days or More

	December 31
(Dollars in millions)	2006	2005	2004	2003	2002
Consumer
Residential mortgage (1)	$118	$—	$—	$—	$—
Credit card—domestic	1,991	1,197	1,075	616	424
Credit card—foreign	184	—	—	—	—
Direct/Indirect consumer	347	75	58	47	56
Other consumer	38	15	23	35	61
Total consumer	2,678	1,287	1,156	698	541
Commercial
Commercial—domestic	265	117	121	110	132
Commercial real estate	78	4	1	23	91
Commercial lease financing	26	15	14	n/a	n/a
Commercial—foreign	9	32	2	29	—
Total commercial	378	168	138	162	223
Total accruing loans and leases past due 90 days or more	$3,056	$1,455	$1,294	$860	$764

(1)	Balance at December 31, 2006 is related to repurchases pursuant to our servicing agreements with GNMA mortgage pools, which were included in loans held-for-sale in previous years.

n/a	= not available

Table VI

Allowance for Credit Losses

(Dollars in millions)	2006	2005	2004	2003	2002
Allowance for loan and lease losses, January 1	$8,045	$8,626	$6,163	$6,358	$6,278
FleetBoston balance, April 1, 2004	—	—	2,763	—	—
MBNA balance, January 1, 2006	577	—	—	—	—
Loans and leases charged off
Residential mortgage	(74)	(58)	(62)	(64)	(56)
Credit card—domestic	(3,546)	(4,018)	(2,536)	(1,657)	(1,210)
Credit card—foreign	(292)	—	—	—	—
Home equity lines	(67)	(46)	(38)	(38)	(40)
Direct/Indirect consumer	(748)	(380)	(344)	(322)	(355)
Other consumer	(436)	(376)	(295)	(343)	(395)
Total consumer	(5,163)	(4,878)	(3,275)	(2,424)	(2,056)
Commercial—domestic	(597)	(535)	(504)	(857)	(1,625)
Commercial real estate	(7)	(5)	(12)	(46)	(45)
Commercial lease financing	(28)	(315)	(39)	(132)	(168)
Commercial—foreign	(86)	(61)	(262)	(408)	(566)
Total commercial	(718)	(916)	(817)	(1,443)	(2,404)
Total loans and leases charged off	(5,881)	(5,794)	(4,092)	(3,867)	(4,460)
Recoveries of loans and leases previously charged off
Residential mortgage	35	31	26	24	14
Credit card—domestic	452	366	231	143	116
Credit card—foreign	67	—	—	—	—
Home equity lines	16	15	23	26	14
Direct/Indirect consumer	224	132	136	141	145
Other consumer	133	101	102	88	99
Total consumer	927	645	518	422	388
Commercial—domestic	261	365	327	224	314
Commercial real estate	4	5	15	5	7
Commercial lease financing	56	84	30	8	9
Commercial—foreign	94	133	89	102	45
Total commercial	415	587	461	339	375
Total recoveries of loans and leases previously charged off	1,342	1,232	979	761	763
Net charge-offs	(4,539)	(4,562)	(3,113)	(3,106)	(3,697)
Provision for loan and lease losses	5,001	4,021	2,868	2,916	3,801
Other	(68)	(40)	(55)	(5)	(24)
Allowance for loan and lease losses, December 31	9,016	8,045	8,626	6,163	6,358
Reserve for unfunded lending commitments, January 1	395	402	416	493	597
FleetBoston balance, April 1, 2004	—	—	85	—	—
Provision for unfunded lending commitments	9	(7)	(99)	(77)	(104)
Other	(7)	—	—	—	—
Reserve for unfunded lending commitments, December 31	397	395	402	416	493
Total	$9,413	$8,440	$9,028	$6,579	$6,851
Loans and leases outstanding at December 31	$706,490	$573,791	$521,813	$371,433	$342,890
Allowance for loan and lease losses as a percentage of loans and leases outstanding at December 31	1.28%	1.40%	1.65%	1.66%	1.85%
Consumer allowance for loan and lease losses as a percentage of consumer loans and leases outstanding at December 31	1.19	1.27	1.34	1.25	0.95
Commercial allowance for loan and lease losses as a percentage of commercial loans and leases outstanding at December 31	1.44	1.62	2.19	2.40	2.43
Average loans and leases outstanding during the year	$652,417	$537,218	$472,617	$356,220	$336,820
Net charge-offs as a percentage of average loans and leases outstanding during the year (1)	0.70%	0.85%	0.66%	0.87%	1.10%
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases at December 31	505	532	390	215	126
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs (1)	1.99	1.76	2.77	1.98	1.72

(1)

For 2006, the impact of SOP 03-3 decreased net charge-offs by $288 million. Excluding the impact of SOP 03-3, net charge-offs as a percentage of average loans and leases outstanding for 2006 was 0.74 percent, and the ratio of the Allowance for Loan and Lease Losses to net charge-offs was 1.87 at December 31, 2006.

Table VII

Allocation of the Allowance for Credit Losses by Product Type

	December 31
	2006		2005		2004		2003		2002
(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Allowance for loan and lease losses
Residential mortgage	$248	2.8%	$277	3.4%	$240	2.8%	$185	3.0%	$108	1.7%
Credit card—domestic	3,176	35.2	3,301	41.0	3,148	36.5	1,947	31.6	1,031	16.2
Credit card—foreign	336	3.7	—	—	—	—	—	—	—	—
Home equity lines	133	1.5	136	1.7	115	1.3	72	1.2	49	0.8
Direct/Indirect consumer	1,200	13.3	421	5.2	375	4.3	347	5.6	361	5.7
Other consumer	467	5.2	380	4.8	500	5.9	456	7.4	332	5.2
Total consumer	5,560	61.7	4,515	56.1	4,378	50.8	3,007	48.8	1,881	29.6
Commercial—domestic	2,162	24.0	2,100	26.1	2,101	24.3	1,756	28.5	2,231	35.1
Commercial real estate	588	6.5	609	7.6	644	7.5	484	7.9	439	6.9
Commercial lease financing	217	2.4	232	2.9	442	5.1	235	3.8	n/a	n/a
Commercial—foreign	489	5.4	589	7.3	1,061	12.3	681	11.0	855	13.4
Total commercial (1)	3,456	38.3	3,530	43.9	4,248	49.2	3,156	51.2	3,525	55.4
General (2)	—	—	—	—	—	—	—	—	952	15.0
Allowance for loan and lease losses	9,016	100.0%	8,045	100.0%	8,626	100.0%	6,163	100.0%	6,358	100.0%
Reserve for unfunded lending commitments	397		395		402		416		493
Total	$9,413		$8,440		$9,028		$6,579		$6,851

(1)

Includes allowance for loan and lease losses of commercial impaired loans of $43 million, $55 million, $202 million, $391 million, and $919 million at December 31, 2006, 2005, 2004, 2003, and 2002, respectively.

(2)

At December 31, 2005, general reserves were assigned to individual product types to better reflect our view of risk in these portfolios. Information was not available to assign general reserves by product types prior to 2003.

n/a= Not available; included in commercial – domestic at December 31, 2002.

Table VIII

Selected Loan Maturity Data (1)

	December 31, 2006
(Dollars in millions)	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years	Total
Commercial—domestic	$57,067	$66,351	$38,564	$161,982
Commercial real estate—domestic	14,562	17,774	3,344	35,680
Foreign and other (2)	22,509	4,432	496	27,437
Total selected loans	$94,138	$88,557	$42,404	$225,099
Percent of total	41.8%	39.3%	18.9%	100.0%
Sensitivity of selected loans to changes in interest rates for loans due after one year:
Fixed interest rates		$8,588	$19,793
Floating or adjustable interest rates		79,969	22,611
Total		$88,557	$42,404

(1)	Loan maturities are based on the remaining maturities under contractual terms.
(2)	Loan maturities include other consumer, commercial – foreign and commercial real estate loans.

Table IX

Short-term Borrowings

	2006		2005		2004
(Dollars in millions)	Amount	Rate	Amount	Rate	Amount	Rate
Federal funds purchased
At December 31	$12,232	5.35%	$2,715	4.06%	$3,108	2.23%
Average during year	5,292	5.11	3,670	3.09	3,724	1.31
Maximum month-end balance during year	12,232	—	5,964	—	7,852	—

Securities sold under agreements to repurchase
At December 31	205,295	4.94	237,940	4.26	116,633	2.23
Average during year	281,611	4.66	227,081	3.62	161,494	1.86
Maximum month-end balance during year	312,955	—	273,544	—	191,899	—

Commercial paper
At December 31	41,223	5.34	24,968	4.21	25,379	2.09
Average during year	33,942	5.15	26,335	3.22	21,178	1.45
Maximum month-end balance during year	42,511	—	31,380	—	26,486	—

Other short-term borrowings
At December 31	100,077	5.43	91,301	4.58	53,219	2.48
Average during year	90,287	5.21	69,322	3.51	41,169	1.73
Maximum month-end balance during year	104,555	—	91,301	—	53,756	—

Table X

Non-exchange Traded Commodity Contracts

(Dollars in millions)	Asset Positions	Liability Positions
Net fair value of contracts outstanding, January 1, 2006	$3,021	$2,279
Effects of legally enforceable master netting agreements	5,636	5,636
Gross fair value of contracts outstanding, January 1, 2006	8,657	7,915
Contracts realized or otherwise settled	(2,797)	(2,792)
Fair value of new contracts	1,182	1,127
Other changes in fair value	(3,431)	(2,781)
Gross fair value of contracts outstanding, December 31, 2006	3,611	3,469
Effects of legally enforceable master netting agreements	(2,339)	(2,339)
Net fair value of contracts outstanding, December 31, 2006	$1,272	$1,130

Table XI

Non-exchange Traded Commodity Contract Maturities

	December 31, 2006
(Dollars in millions)	Asset Positions	Liability Positions
Maturity of less than 1 year	$1,244	$1,165
Maturity of 1-3 years	1,963	1,878
Maturity of 4-5 years	321	346
Maturity in excess of 5 years	83	80
Gross fair value of contracts	3,611	3,469
Effects of legally enforceable master netting agreements	(2,339)	(2,339)
Net fair value of contracts outstanding	$1,272	$1,130

Table XII

Selected Quarterly Financial Data

	2006 Quarters				2005 Quarters
(Dollars in millions, except per share information)	Fourth	Third	Second	First	Fourth	Third	Second	First
Income statement
Net interest income	$8,599	$8,586	$8,630	$8,776	$7,859	$7,735	$7,637	$7,506
Noninterest income	9,866	10,067	9,598	8,901	5,951	6,416	6,955	6,032
Total revenue	18,465	18,653	18,228	17,677	13,810	14,151	14,592	13,538
Provision for credit losses	1,570	1,165	1,005	1,270	1,400	1,159	875	580
Gains (losses) on sales of debt securities	21	(469)	(9)	14	71	29	325	659
Noninterest expense	9,093	8,863	8,717	8,924	7,320	7,285	7,019	7,057
Income before income taxes	7,823	8,156	8,497	7,497	5,161	5,736	7,023	6,560
Income tax expense	2,567	2,740	3,022	2,511	1,587	1,895	2,366	2,167
Net income	5,256	5,416	5,475	4,986	3,574	3,841	4,657	4,393
Average common shares issued and outstanding (in thousands)	4,464,110	4,499,704	4,534,627	4,609,481	3,996,024	4,000,573	4,005,356	4,032,550
Average diluted common shares issued and outstanding (in thousands)	4,536,696	4,570,558	4,601,169	4,666,405	4,053,859	4,054,659	4,065,355	4,099,062
Performance ratios
Return on average assets	1.39%	1.43%	1.51%	1.43%	1.09%	1.18%	1.46%	1.49%
Return on average common shareholders’ equity	15.76	16.64	17.26	15.44	14.21	15.09	18.93	17.97
Total ending equity to total ending assets	9.27	9.22	8.85	9.41	7.86	8.12	8.13	8.16
Total average equity to total average assets	8.97	8.63	8.75	9.26	7.66	7.82	7.74	8.28
Dividend payout	47.49	46.82	41.76	46.75	56.24	52.60	38.90	41.71
Per common share data
Earnings	$1.17	$1.20	$1.21	$1.08	$0.89	$0.96	$1.16	$1.09
Diluted earnings	1.16	1.18	1.19	1.07	0.88	0.95	1.14	1.07
Dividends paid	0.56	0.56	0.50	0.50	0.50	0.50	0.45	0.45
Book value	29.70	29.52	28.17	28.19	25.32	25.28	25.16	24.45
Average balance sheet
Total loans and leases	$683,598	$673,477	$635,649	$615,968	$563,589	$539,497	$520,415	$524,921
Total assets	1,495,150	1,497,987	1,456,004	1,416,373	1,305,057	1,294,754	1,277,478	1,200,859
Total deposits	680,245	676,851	674,796	659,821	628,922	632,771	640,593	627,420
Long-term debt	140,756	136,769	125,620	117,018	99,601	98,326	96,697	96,167
Common shareholders’ equity	132,004	129,098	127,102	130,881	99,677	100,974	98,558	99,130
Total shareholders’ equity	134,047	129,262	127,373	131,153	99,948	101,246	98,829	99,401
Asset Quality
Allowance for credit losses	$9,413	$9,260	$9,475	$9,462	$8,440	$8,716	$8,702	$8,707
Nonperforming assets	1,856	1,656	1,641	1,680	1,603	1,597	1,895	2,338
Allowance for loan and lease losses as a percentage of total loans and leases outstanding	1.28%	1.33%	1.36%	1.46%	1.40%	1.50%	1.57%	1.57%
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases	505	562	579	572	532	556	470	401
Net charge-offs	$1,417	$1,277	$1,023	$822	$1,648	$1,145	$880	$889
Annualized Net charge-offs as a percentage of average loans and leases	0.82%	0.75%	0.65%	0.54%	1.16%	0.84%	0.68%	0.69%
Nonperforming loans and leases as a percentage of total loans and leases outstanding	0.25	0.24	0.23	0.26	0.26	0.27	0.33	0.39
Nonperforming assets as a percentage of total loans, leases, and foreclosed properties	0.26	0.25	0.25	0.27	0.28	0.29	0.36	0.44
Ratio of the allowance for loan and lease losses at period end to annualized net charge-offs	1.60	1.75	2.21	2.72	1.23	1.83	2.36	2.30
Capital ratios (period end)
Risk-based capital:
Tier 1	8.64%	8.48%	8.33%	8.45%	8.25%	8.27%	8.16%	8.26%
Total	11.88	11.46	11.25	11.32	11.08	11.19	11.23	11.52
Tier 1 Leverage	6.36	6.16	6.13	6.18	5.91	5.90	5.66	5.86
Market capitalization	$238,021	$240,966	$217,794	$208,633	$184,586	$168,950	$183,202	$177,958
Market price per share of common stock
Closing	$53.39	$53.57	$48.10	$45.54	$46.15	$42.10	$45.61	$44.10
High closing	54.90	53.57	50.47	47.08	46.99	45.98	47.08	47.08
Low closing	51.66	47.98	45.48	43.09	41.57	41.60	44.01	43.66

Table XIII

Quarterly Average Balances and Interest Rates - FTE Basis

	Fourth Quarter 2006			Third Quarter 2006
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Time deposits placed and other short-term investments	$15,760	$166	4.19%	$15,629	$173	4.39%
Federal funds sold and securities purchased under agreements to resell	174,167	2,068	4.73	173,381	2,146	4.94
Trading account assets	167,163	2,289	5.46	146,817	1,928	5.24
Debt securities (1)	193,601	2,504	5.17	236,033	3,136	5.31
Loans and leases (2):
Residential mortgage	225,985	3,202	5.66	222,889	3,151	5.65
Credit card—domestic	59,802	2,101	13.94	62,508	2,189	13.90
Credit card—foreign	10,375	305	11.66	9,455	286	12.02
Home equity lines	73,218	1,411	7.65	70,075	1,351	7.65
Direct/Indirect consumer (3)	65,158	1,316	8.00	61,361	1,193	7.74
Other consumer (4)	10,606	225	8.47	11,075	298	10.66
Total consumer	445,144	8,560	7.65	437,363	8,468	7.71
Commercial—domestic	158,604	2,907	7.27	153,007	2,805	7.28
Commercial real estate (5)	36,851	704	7.58	37,471	724	7.67
Commercial lease financing	21,159	254	4.80	20,875	232	4.46
Commercial—foreign	21,840	337	6.12	24,761	454	7.27
Total commercial	238,454	4,202	7.00	236,114	4,215	7.09
Total loans and leases	683,598	12,762	7.42	673,477	12,683	7.49
Other earning assets	65,172	1,058	6.46	57,029	914	6.38
Total earning assets (6)	1,299,461	20,847	6.39	1,302,366	20,980	6.41
Cash and cash equivalents	32,816			33,495
Other assets, less allowance for loan and lease losses	162,873			162,126
Total assets	$1,495,150			$1,497,987
Interest-bearing liabilities
Domestic interest-bearing deposits:
Savings	$32,965	$48	0.58%	$34,268	$69	0.81%
NOW and money market deposit accounts	211,055	966	1.81	212,690	1,053	1.96
Consumer CDs and IRAs	154,621	1,794	4.60	147,607	1,658	4.46
Negotiable CDs, public funds and other time deposits	13,052	140	4.30	14,105	150	4.19
Total domestic interest-bearing deposits	411,693	2,948	2.84	408,670	2,930	2.84
Foreign interest-bearing deposits:
Banks located in foreign countries	38,648	507	5.21	38,588	562	5.78
Governments and official institutions	14,220	168	4.70	12,801	156	4.83
Time, savings and other	41,328	366	3.50	40,444	328	3.22
Total foreign interest-bearing deposits	94,196	1,041	4.38	91,833	1,046	4.52
Total interest-bearing deposits	505,889	3,989	3.13	500,503	3,976	3.15
Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	405,748	5,222	5.11	429,882	5,467	5.05
Trading account liabilities	75,261	800	4.21	69,462	727	4.15
Long-term debt	140,756	1,881	5.34	136,769	1,916	5.60
Total interest-bearing liabilities (6)	1,127,654	11,892	4.19	1,136,616	12,086	4.23
Noninterest-bearing sources:
Noninterest-bearing deposits	174,356			176,348
Other liabilities	59,093			55,761
Shareholders’ equity	134,047			129,262
Total liabilities and shareholders’ equity	$1,495,150			$1,497,987
Net interest spread			2.20%			2.18%
Impact of noninterest-bearing sources			0.55			0.55
Net interest income/yield on earning assets (7)		$8,955	2.75%		$8,894	2.73%

(1)	Yields on AFS debt securities are calculated based on fair value rather than historical cost balances. The use of fair value does not have a material impact on net interest yield.
(2)	Nonperforming loans are included in the respective average loan balances. Income on these nonperforming loans is recognized on a cash basis.
(3)

Includes home equity loans of $11.7 billion, $9.9 billion, $8.7 billion and $8.2 billion in the fourth, third, second and first quarters of 2006, respectively, and $8.0 billion in the fourth quarter of 2005.

(4)

Includes consumer finance loans of $2.8 billion, $2.9 billion, $3.0 billion and $3.0 billion in the fourth, third, second and first quarters of 2006, respectively, and $2.9 billion in the fourth quarter of 2005; and foreign consumer loans of $7.8 billion, $8.1 billion, $7.8 billion and $7.3 billion in the fourth, third, second and first quarters of 2006, respectively, and $3.7 billion in the fourth quarter of 2005.

(5)

Includes domestic commercial real estate loans of $36.1 billion, $36.7 billion, $36.0 billion and $36.0 billion in the fourth, third, second and first quarters of 2006, respectively, and $35.4 billion in the fourth quarter of 2005.

(6)

Interest income includes the impact of interest rate risk management contracts, which increased (decreased) interest income on the underlying assets $(198) million, $(128) million, $(54) million and $8 million in the fourth, third, second and first quarters of 2006, respectively, and $29 million in the fourth quarter of 2005. Interest expense includes the impact of interest rate risk management contracts, which increased (decreased) interest expense on the underlying liabilities $(69) million, $(48) million, $87 million and $136 million in the fourth, third, second and first quarters of 2006, respectively, and $254 million in the fourth quarter of 2005. For further information on interest rate contracts, see “Interest Rate Risk Management for Nontrading Activities” beginning on page 64.

(7)

Interest income (FTE basis) for the three months ended June 30, 2006, does not include the cumulative tax charge resulting from a change in tax legislation relating to extraterritorial tax income and foreign sales corporation regimes. The FTE impact to Net Interest Income and net interest yield on earning assets of this retroactive tax adjustment was a reduction of $270 million and 9 bps, respectively, for the three months ended June 30, 2006. Management has excluded this one-time impact to provide a more comparative basis of presentation for Net Interest Income and net interest yield on earning assets on a FTE basis. The impact on any given future period is not expected to be material.

	Second Quarter 2006			First Quarter 2006			Fourth Quarter 2005
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Time deposits placed and other short-term investments	$16,691	$168	4.05%	$14,347	$139	3.92%	$14,619	$133	3.59%
Federal funds sold and securities purchased under agreements to resell	179,104	1,900	4.25	174,711	1,709	3.94	165,908	1,477	3.55
Trading account assets	133,556	1,712	5.13	133,361	1,623	4.89	139,441	1,648	4.72
Debt securities (1)	236,967	3,162	5.34	234,606	3,043	5.19	221,411	2,842	5.13
Loans and leases (2):
Residential mortgage	197,228	2,731	5.54	184,796	2,524	5.48	178,764	2,427	5.42
Credit card—domestic	64,980	2,168	13.38	68,169	2,180	12.97	56,858	1,748	12.19
Credit card—foreign	8,305	269	12.97	8,403	287	13.86	—	—	—
Home equity lines	67,182	1,231	7.35	64,198	1,112	7.02	60,571	1,011	6.63
Direct/Indirect consumer (3)	56,715	1,057	7.46	55,025	986	7.24	47,181	703	5.91
Other consumer (4)	10,804	294	10.95	10,357	272	10.59	6,653	182	11.01
Total consumer	405,214	7,750	7.66	390,948	7,361	7.60	350,027	6,071	6.90
Commercial—domestic	148,445	2,695	7.28	144,693	2,490	6.97	137,224	2,279	6.59
Commercial real estate (5)	36,749	680	7.41	36,676	632	6.99	36,017	597	6.58
Commercial lease financing	20,896	262	5.01	20,512	247	4.82	20,178	241	4.79
Commercial—foreign	24,345	456	7.52	23,139	427	7.48	20,143	379	7.45
Total commercial	230,435	4,093	7.12	225,020	3,796	6.83	213,562	3,496	6.50
Total loans and leases	635,649	11,843	7.47	615,968	11,157	7.32	563,589	9,567	6.75
Other earning assets	51,928	808	6.24	46,618	718	6.22	40,582	594	5.83
Total earning assets (6)	1,253,895	19,593	6.26	1,219,611	18,389	6.08	1,145,550	16,261	5.65
Cash and cash equivalents	35,070			34,857			33,693
Other assets, less allowance for loan and lease losses	167,039			161,905			125,814
Total assets	$1,456,004			$1,416,373			$1,305,057
Interest-bearing liabilities
Domestic interest-bearing deposits:
Savings	$35,681	$76	0.84%	$35,550	$76	0.87%	$35,535	$68	0.76%
NOW and money market deposit accounts	221,198	996	1.81	227,606	908	1.62	224,122	721	1.28
Consumer CDs and IRAs	141,408	1,393	3.95	135,068	1,177	3.53	120,321	1,028	3.39
Negotiable CDs, public funds and other time deposits	13,005	123	3.80	8,551	70	3.30	5,085	27	2.13
Total domestic interest-bearing deposits	411,292	2,588	2.52	406,775	2,231	2.22	385,063	1,844	1.90
Foreign interest-bearing deposits:
Banks located in foreign countries	32,456	489	6.05	30,116	424	5.71	24,451	356	5.77
Governments and official institutions	13,428	155	4.63	10,200	107	4.25	7,579	74	3.84
Time, savings and other	37,178	276	2.98	35,136	245	2.83	32,624	202	2.46
Total foreign interest-bearing deposits	83,062	920	4.44	75,452	776	4.17	64,654	632	3.87
Total interest-bearing deposits	494,354	3,508	2.85	482,227	3,007	2.53	449,717	2,476	2.18
Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	408,734	4,842	4.75	399,896	4,309	4.37	364,140	3,855	4.20
Trading account liabilities	61,263	596	3.90	52,466	517	3.99	56,880	619	4.32
Long-term debt	125,620	1,721	5.48	117,018	1,516	5.18	99,601	1,209	4.85
Total interest-bearing liabilities (6)	1,089,971	10,667	3.92	1,051,607	9,349	3.60	970,338	8,159	3.34
Noninterest-bearing sources:
Noninterest-bearing deposits	180,442			177,594			179,205
Other liabilities	58,218			56,019			55,566
Shareholders’ equity	127,373			131,153			99,948
Total liabilities and shareholders’ equity	$1,456,004			$1,416,373			$1,305,057
Net interest spread			2.34%			2.48%			2.31%
Impact of noninterest-bearing sources			0.51			0.50			0.51
Net interest income/yield on earning assets (7)		$8,926	2.85%		$9,040	2.98%		$8,102	2.82%

Glossary

Assets in Custody — Consist largely of custodial and non-discretionary trust assets administered for customers excluding brokerage assets. Trust assets encompass a broad range of asset types including real estate, private company ownership interest, personal property and investments.

Assets Under Management (AUM) — The total market value of assets under the investment advisory and discretion of Global Wealth and Investment Management which generate asset management fees based on a percentage of the assets’ market value. AUM reflects assets that are generally managed for institutional, high net-worth and retail clients and are distributed through various investment products including mutual funds, other commingled vehicles and separate accounts.

Bridge Loan — A short-term loan or security which is expected to be replaced by permanent financing (debt or equity securities, loan syndication or asset sales) prior to the maturity date of the loan. Bridge loans may include an unfunded commitment, as well as funded amounts, and are generally expected to be retired in one year or less.

Client Brokerage Assets — Include client assets which are held in brokerage accounts. This includes non-discretionary brokerage and fee-based assets which generate brokerage income and asset management fee revenue.

Co-branding Affinity Agreements — Contracts with our endorsing partners outlining specific marketing rights, compensation and other terms and conditions mutually agreed to by the Corporation and its partners.

Committed Credit Exposure — Committed credit exposure includes any funded portion of a facility plus the unfunded portion of a facility on which the Corporation is legally bound to advance funds during a specified period under prescribed conditions.

Core Net Interest Income - Managed Basis — Net Interest Income on a fully taxable-equivalent basis excluding the impact of market-based activities and certain securitizations.

Credit Derivatives / Credit Default Swaps (CDS) — A derivative contract that provides protection against the deterioration of credit quality and would allow one party to receive payment in the event of default by a third party under a borrowing arrangement.

Derivative — A contract or agreement whose value is derived from changes in an underlying index such as interest rates, foreign exchange rates or prices of securities. Derivatives utilized by the Corporation include swaps, financial futures and forward settlement contracts, and option contracts.

Excess Servicing Income — For certain assets that have been securitized, interest income, fee revenue and recoveries in excess of interest paid to the investors, gross credit losses and other trust expenses related to the securitized receivables are all reclassified into excess servicing income, which is a component of Card Income. Excess servicing income also includes the fair market value adjustments related to the Corporation’s interest-only strips as a result of changes in the estimated future net cash flows expected to be earned in future periods and changes in projected loan payment rates.

Interest-only (IO) Strip — A residual interest in a securitization trust representing the right to receive future net cash flows from securitized assets after payments to third party investors and net credit losses. These arise when assets are transferred to a special purpose entity as part of an asset securitization transaction qualifying for sale treatment under GAAP.

Letter of Credit — A document issued by the Corporation on behalf of a customer to a third party promising to pay that third party upon presentation of specified documents. A letter of credit effectively substitutes the Corporation’s credit for that of the Corporation’s customer.

Managed Basis — Managed basis presentation includes results from both on-balance sheet loans and off-balance sheet loans, and excludes the impact of securitization activity, with the exception of the mark-to-market adjustment on residual interests from securitization and the impact of the gains recognized on securitized loan principal receivables. Managed basis disclosures assume that securitized loans have not been sold and present the results of the securitized loans in the same manner as the Corporation’s held loans.

Managed Credit Impact — Represents the Provision for Credit Losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Managed Net Losses — Represents net charge-offs on held loans combined with realized credit losses associated with the securitized loan portfolio.

Mortgage Servicing Right (MSR) — The right to service a mortgage loan retained when the underlying loan is sold or securitized. Servicing includes collections for principal, interest and escrow payments from borrowers and accounting for and remitting principal and interest payments to investors.

Net Interest Yield — Net Interest Income divided by average total interest-earning assets.

Operating Basis — A basis of presentation not defined by GAAP that excludes Merger and Restructuring Charges.

Return on Common Equity (ROE) — Measures the earnings contribution of a unit as a percentage of the Shareholders’ Equity allocated to that unit.

Securitize / Securitization — A process by which financial assets are sold to a special purpose entity, which then issues securities collateralized by those underlying assets, and the return on the securities issued is based on the principal and interest cash flow of the underlying assets.

Shareholder Value Added (SVA) — Cash basis earnings on an operating basis less a charge for the use of capital.

Value-at-Risk (VAR) — A VAR model estimates a range of hypothetical scenarios to calculate a potential loss which is not expected to be exceeded with a specified confidence level. VAR is a key statistic used to measure and manage market risk.

Variable Interest Entities (VIE) — An entity whose equity investors do not have a controlling financial interest. The entity may not have sufficient equity at risk to finance its activities without additional subordinated financial support from third parties. The equity investors may lack the ability to make significant decisions about the entity’s activities, or they may not absorb the losses or receive the residual returns generated by the assets and other contractual arrangements of the VIE. A VIE must be consolidated by its primary beneficiary, if any, which is the party that will absorb the majority of the expected losses or expected residual returns of the VIE or both.

Acronyms

AFS	Available-for-sale
AICPA	American Institute of Certified Public Accountants
ALCO	Asset and Liability Committee
ALM	Asset and liability management
EPS	Earnings per share
FASB	Financial Accounting Standards Board
FDIC	Federal Deposit and Insurance Corporation
FFIEC	Federal Financial Institutions Examination Council
FRB	Board of Governors of the Federal Reserve System
FSP	Financial Accounting Standards Board Staff Position
FTE	Fully taxable-equivalent
GAAP	Generally accepted accounting principles in the United States
OCC	Office of the Comptroller of the Currency
OCI	Other Comprehensive Income
QSPE	Qualified Special Purpose Entity
RCC	Risk and Capital Committee
SBLCs	Standby letters of credit
SEC	Securities and Exchange Commission
SPE	Special Purpose Entity